UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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WGL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

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WGL Holdings, Inc.

101 Constitution Avenue NW, 3rd Floor

Washington, DC 20080

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

March 31, 2017

Dear Shareholder:

WGL Holdings, Inc. has entered into an Agreement and Plan of Merger whereby it has agreed to be acquired by AltaGas Ltd. for $88.25 per share in cash.

A special meeting of shareholders of WGL Holdings, Inc., a Virginia corporation (“WGL” or the “Company”), will be held on May 10, 2017, at 10:00 am local time, at the Company’s corporate headquarters, 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080 for the purpose of approving the merger agreement (as defined below) and the plan of merger set forth therein and related actions as described in this proxy statement. You are cordially invited to attend.

On January 25, 2017, WGL entered into an Agreement and Plan of Merger (the “merger agreement”) with AltaGas Ltd. (“AltaGas”), and Wrangler Inc., an indirect, wholly-owned subsidiary of AltaGas (“Merger Sub”), providing for the acquisition of WGL by AltaGas at a price of $88.25 per share in cash, subject to the satisfaction or waiver in accordance with the merger agreement of specified conditions. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into WGL (the “merger”), with WGL surviving the merger as an indirect, wholly-owned subsidiary of AltaGas. At the special meeting, WGL will ask you to approve the merger agreement and the plan of merger set forth therein.

Upon the consummation of the merger, each share of WGL’s common stock, no par value per share (“Company common stock”), issued and outstanding immediately prior to the effective time, other than shares owned by AltaGas, Merger Sub, the Company or any of their respective subsidiaries (or held in the Company’s treasury), will be converted into the right to receive $88.25 in cash, without interest and less any applicable withholding taxes. This represents a 27.9% premium over the closing price per share of Company common stock on November 28, 2016, the last trading day prior to news reports of a potential acquisition of WGL by a third party, and a 38.8% premium over the volume weighted average price per share of Company common stock for the thirty trading days ended November 28, 2016.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of WGL (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, (ii) determined that the entry into the merger agreement is in the best interests of the Company and its shareholders, (iii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iv) directed that the merger agreement be submitted to a vote at a meeting of the shareholders of the Company to consider the approval of the merger agreement and the plan of merger set forth therein.

Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment of the special meeting proposal, if necessary or appropriate, as described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the proposal to approve the merger agreement and the plan of merger set forth therein is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement and plan of merger set forth therein is approved by shareholders holding more than two-thirds of the outstanding shares of Company common stock entitled to vote at the special meeting. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

After reading the accompanying proxy statement, please promptly vote by submitting your proxy by telephone, by internet or by mail. The “Questions and Answers About the Special Meeting and the Merger” section of the proxy statement contains instructions for submitting your proxy.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co. Inc., WGL’s proxy solicitor for the special meeting, toll-free at (888) 887-1266 (banks and brokers may call (212) 269-5550).

We encourage you to join us in voting to approve the merger agreement and the plan of merger set forth therein, which our management team and the Board view as highly beneficial to our shareholders.

Very truly yours,

Terry D. McCallister

Chairman and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 31, 2017 and is first being mailed to our shareholders on or about April 3, 2017.

WGL Holdings, Inc.

101 Constitution Avenue NW, 3rd Floor

Washington, DC 20080

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 am local time, on May 10, 2017

Place:	WGL Holdings, Inc., 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080

Purpose:

1.      To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated January 25, 2017 (the “merger agreement”), by and among AltaGas Ltd., a Canadian corporation (“AltaGas”), Wrangler Inc., a Virginia corporation and indirect, wholly-owned subsidiary of AltaGas (“Merger Sub”), and WGL Holdings, Inc., a Virginia corporation (“WGL” or the “Company”), and the plan of merger set forth therein.

2.      To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal.”

3.      To consider and vote on the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Your vote is very important. The merger cannot be completed unless the proposal to approve the merger agreement and the plan of merger set forth therein receives the affirmative vote of holders of more than two-thirds of the outstanding shares of Company common stock entitled to vote at the special meeting.

Record Date:	Only shareholders of record as of the close of business on March 29, 2017 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, (ii) determined that the entry into the merger agreement is in the best interests of the Company and its shareholders, (iii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iv) directed that the merger agreement be submitted to a vote at a meeting of the shareholders of the Company to consider the approval of the merger agreement and the plan of merger set forth therein.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying prepaid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board of Directors,

Leslie T. Thornton Senior Vice President, General Counsel and Corporate Secretary

i

Annexes
Annex A	Agreement and Plan of Merger, by and among AltaGas Ltd., Wrangler Inc. and WGL Holdings, Inc., dated January 25, 2017
Annex B	Opinion Letter of Goldman, Sachs & Co., dated January 25, 2017
Annex C	Opinion Letter of Lazard Frères & Co. LLC, dated January 25, 2017
Annex D	Subscription Agreement for Series A Non-Voting Non-Convertible Perpetual Preferred Stock, by and between WGL Holdings, Inc. and AltaGas Ltd., dated January 25, 2017

ii

WGL Holdings, Inc.

101 Constitution Avenue NW, 3rd Floor

Washington, DC 20080

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2017

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of WGL Holdings, Inc., which we refer to as “WGL,” the “Company,” “we,” “us” or “our.” The special meeting will be held on May 10, 2017, at 10:00 am local time, at the Company’s corporate headquarters, 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board,” for use at the special meeting and at any adjournments or postponements thereof. References to the special meeting in this proxy statement are to such special meeting, as adjourned or postponed. This proxy statement is dated March 31, 2017 and is first being mailed to our shareholders on or about April 3, 2017.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 112.

The Parties (page 21)

WGL Holdings, Inc.

WGL was established on November 1, 2000 as a Virginia corporation. Through its wholly-owned subsidiaries, WGL sells and delivers natural gas and provides energy-related products and services to customers primarily in the District of Columbia and the surrounding metropolitan areas in Maryland and Virginia, although WGL’s non-utility segments provide various energy services across the United States. WGL promotes the efficient use of clean natural gas and renewable energy to improve the environment for the benefit of customers, investors, employees, and the communities it serves. WGL owns all of the shares of common stock of Washington Gas Light Company, which we refer to as “Washington Gas.”

WGL’s regulated utility segment consists of Washington Gas and Hampshire and represents approximately 77% of WGL’s total assets. Washington Gas is a regulated public utility that sells and delivers natural gas to retail customers in accordance with tariffs approved by regulatory commissions in the District of Columbia and adjoining areas in Maryland, Virginia and several cities and towns in the northern Shenandoah Valley of Virginia. Washington Gas has been engaged in the natural gas distribution business since its incorporation by an Act of Congress in 1848. Washington Gas has been a Virginia corporation since 1953 and a corporation of the District of Columbia since 1957. Hampshire owns full and partial interests in underground natural gas storage facilities, including pipeline delivery facilities located in and around Hampshire County, West Virginia, and operates those facilities to serve Washington Gas, which purchases all of the storage services of Hampshire. Washington Gas includes the cost of these services in the bills sent to its customers. Hampshire operates under a “pass-through” cost of service-based tariff approved by the FERC, and adjusts its billing rates to Washington Gas on a periodic basis to account for changes in its investment in utility plant and associated expenses. Washington Gas is regulated by the District of Columbia PSC, the PSC of MD and the SCC of VA which approve its terms of service and the billing rates that it charges to its customers. Hampshire is regulated by the FERC. The rates charged to utility customers are designed to recover Washington Gas’ operating expenses and natural gas commodity costs and to provide a return on its investment in the net assets used in its firm gas sales and delivery service.

AltaGas Ltd.

AltaGas, which refers to AltaGas Ltd., a Canadian corporation, is a North American diversified energy infrastructure business with a focus on owning and operating assets to provide clean and affordable energy to its customers. AltaGas’ business strategy is underpinned by strong growth in natural gas supply and the growing demand for clean energy. AltaGas has three business segments operated through a number of subsidiaries:

•	Gas, which transacts more than 2 billion cubic feet per day (Bcf/d) of natural gas and includes natural gas gathering and processing, natural gas liquid (“NGL”) extraction and separation, transmission, storage, and natural gas and NGL marketing, as well as AltaGas’ indirectly held one-third interest in Petrogas Energy Corp., through which it holds its interest in the Ferndale Terminal, a storage, distribution and export facility for bulk shipments of propane, butane and iso-butane located on the west coast near Ferndale, Washington;

•	Power, which includes generation assets located across North America with 1,688 megawatts (MW) of gross capacity, all from natural gas and renewable sources, and 20 MW of energy storage; and

•	Utilities, serving over 570,000 customers through ownership of regulated natural gas distribution utilities across North America and a regulated natural gas storage utility in the United States, delivering clean and affordable natural gas to homes and businesses.

As of December 31, 2016, AltaGas’ enterprise value exceeded Cdn$10.0 billion. With the physical and economic links along the energy value chain, together with its experienced and talented workforce of more than 1,600 people and its efficient, reliable and profitable assets, market knowledge and financial discipline, AltaGas has provided strong, stable and predictable returns to its investors. AltaGas not only focuses on providing safe, reliable and affordable service to its customers, but on maximizing the profitability of its assets, adding services that are complementary to its existing business segments, and growing through the acquisition and development of energy infrastructure.

Merger Sub

Wrangler, Inc., which we refer to as “Merger Sub,” is a Virginia corporation and an indirect wholly-owned subsidiary of AltaGas. It was formed for the purpose of completing the merger through a merger of Merger Sub with and into WGL pursuant to the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (page 29)

The Company, AltaGas and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” on January 25, 2017. A copy of the merger agreement is attached as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver in accordance with the merger agreement of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger.” The Company will survive the merger as an indirect, wholly-owned subsidiary of AltaGas.

Upon the consummation of the merger, each share of the Company’s common stock, no par value per share, which we refer to as “Company common stock,” that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time,” other than shares owned by AltaGas, Merger Sub, the Company or any of their respective subsidiaries (or held in the Company’s treasury), will be converted into the right to receive $88.25 in cash, without interest, which we refer to as the “merger consideration,” and less any applicable withholding taxes.

Because the merger consideration will be paid in cash, you will receive no equity interest in AltaGas, and after the effective time, you will have no equity interest in the Company and you will no longer have any interest in the Company’s future earnings or growth.

The Special Meeting (page 23)

The special meeting will be held on May 10, 2017, at 10:00 am local time, at the Company’s corporate headquarters, 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment of the special meeting. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 24)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on March 29, 2017, the record date for the special meeting. As of the close of business on the record date, there were 51,219,000 shares of Company common stock outstanding and entitled to vote, held by 8,981 shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date on each of the proposals presented in this proxy statement. The approval of the merger agreement and the plan of merger set forth therein by the Company’s shareholders requires the affirmative vote of the holders of more than two-thirds of all outstanding shares of Company common stock entitled to vote at the special meeting.

Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement (page 41)

After careful consideration, the Board unanimously adopted the plan of merger set forth in the merger agreement, approved the Company’s execution, delivery and performance of the merger agreement and resolved to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

The Board has determined that the entry into the merger agreement is in the best interests of the Company’s shareholders. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 41.

Opinion of Goldman, Sachs & Co. (page 46 and Annex B)

Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its opinion to the Board that, as of January 25, 2017 and based upon and subject to the various assumptions and qualifications set forth therein, the $88.25 in cash per share of Company common stock to be paid to the holders (other than AltaGas and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 25, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Pursuant to the terms of the engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $18,000,000, $4,500,000 of which became payable to Goldman Sachs upon announcement of the merger and the remainder of which is contingent upon consummation of the merger.

For a description of the opinion that the Board received from Goldman Sachs, see “The Merger—Opinion of Goldman, Sachs & Co.” beginning on page 46.

Opinion of Lazard Frères & Co. LLC (page 53 and Annex C)

On January 25, 2017, Lazard Frères & Co. LLC, which we refer to as “Lazard,” rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger was fair, from a financial point of view, to such holders of Company common stock. In this proxy statement “excluded holders” means the Company, AltaGas and their respective subsidiaries (as defined in the merger agreement).

The full text of Lazard’s written opinion, dated January 25, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion, this section and the summary of Lazard’s opinion below carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such), and Lazard’s opinion was rendered to the Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of Company common stock (other than excluded holders) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

Pursuant to the terms of the engagement letter between the Company and Lazard, the Company has agreed to pay Lazard a fee of $18 million, of which $4.5 million became payable to Lazard upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the consummation of the merger.

For a description of the opinion that the Board received from Lazard, see “The Merger—Opinion of Lazard Frères & Co. LLC” beginning on page 53.

Certain Effects of the Merger (page 66)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect, wholly-owned subsidiary of AltaGas.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the New York Stock Exchange, which we refer to as the “NYSE,” or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated.

Effects on the Company if Merger is Not Completed (page 66)

In the event that the proposal to approve the merger agreement and the plan of merger set forth therein does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay AltaGas a termination fee. If the merger agreement is terminated under certain other circumstances, AltaGas may be obligated to pay the Company a termination fee. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 104.

Treatment of Incentive Equity Awards (page 86)

Pre-Signing Performance Share Awards

Each performance share award granted under the Company’s equity incentive plans prior to execution of the merger agreement and outstanding immediately prior to the effective time, whether or not then vested and exercisable, will, as of the effective time, become fully vested and be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to the product of (i) the merger consideration and (ii) the number of shares of Company common stock subject to such award. With respect to each award that is subject to a relative total shareholder return (“Relative TSR”) performance condition, the number of shares will be equal to the greater of the number of shares subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of shares will be equal to the number of shares subject to such award based on deemed performance at the target level.

Pre-Signing Performance Unit Awards

Each performance unit award granted under the Company’s equity incentive plans prior to execution of the merger agreement and outstanding immediately prior to the effective time, whether or not then vested and exercisable, will, as of the effective time, become fully vested and be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to the product of (i) $1.00 and (ii) the number of performance units represented by such award. With respect to each award that is subject to a Relative TSR performance condition, the number of units will be equal to the greater of the number of units subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of units will be equal to the number of units subject to such award based on deemed performance at the target level.

Post-Signing Performance Share Awards

Each performance share award granted under the Company’s equity incentive plans after execution of the merger agreement and outstanding immediately prior to the effective time will, as of the effective time, be converted into an award equal to a fixed cash amount (an “Adjusted Cash Award”), with such amount equal to the product of (i) the merger consideration and (ii) the number of shares of Company common stock subject to such performance share award. With respect to each award that is subject to a Relative TSR performance condition, the number of shares will be equal to the greater of the number of shares subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of shares will be equal to the number of shares subject to such award based on deemed performance at the target level.

Post-Signing Performance Unit Awards

Each performance unit award granted under the Company’s equity incentive plans after execution of the merger agreement and outstanding immediately prior to the effective time will, as of the effective time, be converted into an Adjusted Cash Award, with such amount equal to the product of (i) $1.00 and (ii) the number of performance units represented by such performance unit award. With respect to each award that is subject to a Relative TSR performance condition, the number of units will be equal to the greater of the number of units subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of units will be equal to the number of units subject to such award based on deemed performance at the target level.

Accumulated Dividends

As of the effective time, all dividends, if any, accrued but unpaid with respect to the pre-signing performance share awards and performance unit awards shall, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder.

See “The Merger Agreement—Treatment of Incentive Equity Awards” beginning on page 86 for additional information.

Interests of Directors and Executive Officers in the Merger (page 67)

As of March 3, 2017, our directors and executive officers held and are entitled to vote, in the aggregate, 483,920 shares of Company common stock, representing approximately 0.9% of the voting power of the outstanding shares entitled to vote at the special meeting. The merger agreement provides that each holder of shares of Company common stock, including the Company’s directors and executive officers, will be entitled to receive the merger consideration for each share of Company common stock held immediately prior to the effective time.

Additional details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 108. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their decision to adopt the plan of merger set forth in the merger agreement and determining that entry into the merger agreement was in the best interests of the Company and its shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 108.

Financing of the Merger (page 67)

AltaGas expects that cash to close the merger with the Company of approximately $4.5 billion (including pursuant to any outstanding incentive equity awards under the Company’s benefit plans) will be provided from a combination of: (a) the net proceeds from the Offering and the Concurrent Private Placement (as both terms are defined below); (b) the Bridge Facility (as defined below); (c) the net proceeds from certain planned divestitures of assets of AltaGas; and (d) future senior debt, hybrid security, equity or equity-linked security (including any preferred shares or convertible debentures) financings. AltaGas currently expects to fund approximately Cdn$0.8 billion through hybrid security or preferred share issuances and a further approximately Cdn$2.7 billion through asset divestitures and, if required, the Bridge Facility.

AltaGas entered into a Commitment Letter dated January 25, 2017, by and among AltaGas, JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Royal Bank of Canada in respect of the $4.95 billion bridge facility (the “Bridge Facility”). The Bridge Facility was reduced to a $3.1 billion bridge facility on February 3, 2017 as a result of a mandatory commitment reduction made by AltaGas on the deposit into escrow of the proceeds received from the Offering and the Concurrent Private Placement.

On February 3, 2017, AltaGas closed both: (a) a public offering of subscription receipts for total gross proceeds of approximately Cdn$2.1 billion, which we refer to as the “Offering”; and (b) a private placement of subscription receipts for total gross proceeds of Cdn$392.2 million, which we refer to as the “Concurrent Private Placement.” The subscription receipts entitle the holders thereof to receive, without payment of additional consideration or further action, one common share of AltaGas upon the closing of the merger.

Pursuant to the merger agreement, AltaGas has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the debt financing on or prior to the closing date of the merger on the terms and conditions described in the Bridge Facility, AltaGas has also agreed to use its reasonable best efforts to cause the debt financing sources to fund the debt financing on the closing date of the merger, to the extent the proceeds thereof are required to consummate the transactions contemplated by the merger agreement, and to enforce its rights under the Bridge Facility.

The outstanding debt of the Company and its subsidiaries and the preferred shares of Washington Gas are expected to remain outstanding after the consummation of the merger.

Unless otherwise specified, all dollar amounts are expressed in U.S. dollars.

For more information, please see the section of this proxy entitled “The Merger—Financing of the Merger” beginning on page 67.

Conditions to the Merger (page 102)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the closing of the merger of the following conditions:

•	the approval of the merger agreement and the plan of merger set forth therein by the affirmative vote of the holders of more than two-thirds of the outstanding shares of Company common stock entitled to vote at the special meeting;

•

(i) the waiting period (and any extensions thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” will have expired or been terminated, (ii) the approval of the Public Service Commission of the District of Columbia, which we refer to as the “District of Columbia PSC,” the Public Service Commission of Maryland, which we refer to as the “Maryland PSC,” and the State Corporation Commission of Virginia, which we refer to as the “Virginia SCC,” will have been obtained and become final orders (as defined in the merger agreement), (iii) the Committee on Foreign Investment in the United States, which we refer to as “CFIUS,” will have notified the Company and AltaGas that the merger is not a “covered transaction” under Section 721 of the Defense Production Act of 1950 or that there are no unresolved national security concerns with respect to the merger (or CFIUS will have sent a report to the President of the United States, and the President will have announced a decision not to take any action to suspend or prohibit the transaction), which we refer to as the “CFIUS approval”, and such CFIUS approval will have become a final order and (iv) the approval of the Federal Energy Regulatory Commission, which we refer to as “FERC,” will have been obtained and become a final order (we collectively refer to the approvals in (ii), (iii) and (iv) as the “regulatory approvals”); and

•	the absence of any order of any governmental authority and the absence of the enactment or adoption of any law, in each case that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement, including the merger.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including, among other things:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties made by the other party in the merger agreement; and

•	performance or compliance with in all material respects by the other party of its obligations under the merger agreement.

In addition, AltaGas’ and Merger Sub’s obligation to consummate the merger is also subject to the following conditions:

•	since the date of the merger agreement, the absence of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined under “The Merger Agreement—Representations and Warranties”); and

•	the absence of any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, imposed or required in connection with the regulatory approvals or by any laws, rules, regulations, ordinances, codes, statutes, governmental determinations, treaties, conventions or orders of governmental authorities that constitute a “burdensome condition” as defined in the merger agreement.

Before the closing and subject to certain exceptions, each of AltaGas and the Company may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Dividends (page 79)

The Company has historically paid quarterly cash dividends on Company common stock and the most recent quarterly dividend in the amount of $0.4875 per share was paid on February 1, 2017. On February 1, 2017, the Board declared a cash dividend of $0.51 per share of Company common stock payable on May 1, 2017. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and not to exceed $0.511875 per share of Company common stock for calendar year 2017 and $0.51699375 per share of Company common stock for calendar year 2018), without the prior written consent of AltaGas, including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals (page 80)

To complete the merger, the Company and AltaGas must obtain the regulatory approvals and the waiting period under the HSR Act must have expired or been terminated.

The merger agreement generally requires each party to use its reasonable best efforts to cause the transactions contemplated by the merger agreement to be consummated as promptly as reasonably practicable. In addition, the merger agreement requires AltaGas (i) to take any and all steps that may be required by any governmental authority in connection with obtaining any clearances, consents, approvals and waivers under any antitrust laws or other applicable laws (including the regulatory approvals), so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable, including committing to and effecting any remedial actions (as defined in the merger agreement), and (ii) to use its reasonable best efforts to take any and all action to avoid or resolve any proceeding by a governmental authority that seeks or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, subject to certain limitations (as described in “The Merger Agreement—Efforts to Obtain Regulatory Approvals”). Notwithstanding the general obligations described in this section, the Company has agreed that AltaGas and its affiliates will not be required to, in connection with obtaining any consent or approval of any governmental authority(including the regulatory approvals) in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action), that constitutes a burdensome condition (as defined in “The Merger Agreement—Efforts to Obtain Regulatory Approvals”). In addition, the Company has agreed that the Company and its subsidiaries will not, in connection with obtaining any consent or approval of any governmental authority (including the regulatory approvals) in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer to agree to any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action) that would reasonably be expected to be material and adverse to AltaGas’ ability to obtain the regulatory approvals on substantially the terms that AltaGas reasonably expects or accept or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action); provided, however, the Company and its subsidiaries must take any remedial action requested by AltaGas if such remedial action is conditioned upon the consummation of the transactions contemplated by the merger agreement, including the merger.

Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by January 25, 2018, which we refer to as the “outside date,” which date is subject to an extension of up to 180 days by either the Company or AltaGas if, on January 24, 2018, all conditions to closing have been satisfied other than those that by their nature can be satisfied only at the closing of the merger, which we refer to as the “closing” and those relating to (i) the expiration or termination of the HSR waiting period applicable to the transactions contemplated by the merger agreement, including the merger, and the receipt of the regulatory approvals, (ii) the absence of a burdensome condition, and (iii) the absence of legal restraints preventing consummation of the merger.

No Competing Solicitation by the Company (page 93)

The merger agreement generally restricts the Company’s ability to solicit competing proposals (as defined in “The Merger Agreement—No Competing Solicitation by the Company”) from (including by furnishing any non-public information about the Company or its subsidiaries to) third parties, or participate in discussions or negotiations with third parties regarding a competing proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide such non-public information to, third parties making an unsolicited competing proposal that the Board determines in good faith, after consultation with its outside legal advisors and independent financial advisors, is or could reasonably be expected to lead to a “superior proposal” (as defined in

“The Merger Agreement—No Competing Solicitation by the Company”) and that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Under certain circumstances prior to the approval of the merger agreement by the Company’s shareholders and in compliance with certain obligations contained in the merger agreement, the Board may effect a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”) and the Company may terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, upon payment by the Company of a $136,000,000 termination fee to AltaGas.

Termination of the Merger Agreement (page 103)

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by mutual written consent of the Company and AltaGas;

•	by either the Company or AltaGas, if:

•	the merger is not consummated by the outside date (as such date may be extended as described below under “The Merger Agreement—Termination of the Merger Agreement”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if it is in breach of the merger agreement and such breach has primarily caused or resulted in the failure of the consummation of the merger to have occurred prior to the outside date;

•	(i) any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been issued by any governmental authority and is in full force and effect and has become final and non-appealable or (ii) any law, rule, regulation, directive, ordinance, code, statute, governmental determination, order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, treaty, convention, governmental certification requirement or other legally enforceable requirement of any governmental authority has been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the merger and is in full force and effect (each of (i) and (ii), a “Restraint”), provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if the issuance, enactment or adoption, as applicable, of such Restraint was primarily due to a breach by such party of any of its covenants or agreements set forth in the merger agreement; or

•	shareholder approval of the merger agreement is not obtained at the special meeting;

•	by AltaGas:

•	if the Company breaches any of its representations, warranties, covenants or agreements, which breach (a) would give rise to the failure of the applicable condition to AltaGas’ and Merger Sub’s respective obligations to consummate the merger and (b) is incapable of being cured by the Company or, if capable of being cured, has not been cured by the Company by the earlier of (x) three business days prior to the outside date and (y) 30 days after receiving written notice from AltaGas of its intention to terminate the merger agreement and the basis therefor, provided that AltaGas will not have the right to terminate the merger agreement in this circumstance if AltaGas or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement that would give rise to the failure of the applicable condition to the Company’s obligation to consummate the merger; or

•	prior to shareholder approval of the merger agreement, if the Board (or any committee thereof) has made a change of recommendation (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”);

•	by the Company:

•	if either AltaGas or Merger Sub breaches any of its representations, warranties covenants or agreements, which breach (a) would give rise to the failure of the applicable condition to the

Company’s obligation to consummate the merger and (b) is incapable of being cured by AltaGas or Merger Sub, or if capable of being cured, has not been cured by AltaGas or Merger Sub by the earlier of (x) three business days prior to the outside date and (y) 30 days after receiving written notice from the Company of its intention to terminate the merger agreement and the basis therefor, provided that the Company will not have the right to terminate the merger agreement in this circumstance if the Company is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement that would give rise to the failure of the applicable condition to AltaGas’ and Merger Sub’s respective obligations to consummate the merger;

•	prior to shareholder approval of the merger agreement, if the Board makes a change of recommendation with respect to a superior proposal, in accordance with the terms of the merger agreement, and substantially concurrently with such termination the Company enters into a binding definitive agreement with respect to such superior proposal (subject to the payment of a termination fee to AltaGas as described below under “The Merger Agreement—Termination Fees” beginning on page 104); or

•	if (i) all of the conditions to AltaGas’ and Merger Sub’s obligations to consummate the merger have been satisfied or waived in accordance with the merger agreement as of the date that the closing should have been consummated pursuant to merger agreement (other than those conditions that by their nature can be satisfied only at the closing, but subject to such conditions being capable of being satisfied as of the date the closing should have been consummated pursuant to the merger agreement and as of the time of such termination), (ii) AltaGas and Merger Sub fail to consummate the closing on the day that the closing should have been consummated pursuant to the merger agreement, (iii) a Financing Failure (as defined in the merger agreement) has occurred as of the date that the closing should have been consummated pursuant to the merger agreement, (iv) the Company shall have delivered to AltaGas an irrevocable notice that it stands ready, willing and able to consummate the closing, and (v) AltaGas and Merger Sub fail to consummate the closing within three business days following the receipt of such notice.

Termination Fees (page 104)

If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay AltaGas a termination fee of $136,000,000. If the merger agreement is terminated under certain other specified circumstances, AltaGas will be required to pay the Company a termination fee of (i) $68,000,000 or $182,000,000, depending on the specific circumstances, in the event the merger agreement is terminated due to the failure to obtain a regulatory approval, the imposition of a Restraint relating to a regulatory approval or the imposition of a burdensome condition, subject to certain conditions, or (ii) $205,000,000, in the event the merger agreement is terminated in circumstances in which a Financing Failure has occurred, subject to certain conditions. For more information, see the section of this proxy entitled “The Merger Agreement—Termination Fees” beginning on page 104.

No Appraisal Rights (page 27)

Company shareholders will not have appraisal rights under the Virginia Stock Corporation Act, which we refer to as the “VSCA,” with respect to the merger.

Market Price of Our Common Stock (page 110)

Shares of Company common stock are quoted on the NYSE under the trading symbol “WGL.” The closing sale price of our common stock on January 24, 2017, which was the last trading day before the announcement of the merger agreement, was $78.96 per share.

Litigation Relating to the Merger (page 83)

Since the announcement of the Merger, two putative class action complaints have been filed by and purportedly on behalf of alleged Company stockholders in the United States District Court for the District of Columbia, captioned Jackson v. WGL Holdings, Inc., et al., Case No. 1:17-cv-00530, filed March 23, 2017 (the “Jackson Action”) and Parshall v. WGL Holdings, Inc., et al., Case No. 1:17-cv-00560, filed March 28, 2017 (the “Parshall Action” and, collectively, the “Actions”). The Jackson Action names as defendants the Company and the Board. The Parshall Action names as defendants the Company, the Board, AltaGas and Merger Sub. The Actions allege certain violations of the Exchange Act in relation to the Merger and seek, among other things, damages, attorneys’ fees and injunctive relief to prevent the Merger from closing.

Material U.S. Federal Income Tax Consequences (page 77)

The receipt of cash pursuant to the merger will be a taxable transaction to U.S. holders of Company common stock (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as the tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Information (page 112)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page 112.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 112.

Q:	Why am I receiving this proxy statement?

A:	On January 25, 2017, the Company entered into the merger agreement with AltaGas and Merger Sub. You are receiving this proxy statement as a shareholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the plan of merger set forth therein and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” The merger cannot be completed unless the merger agreement is approved by shareholders holding more than two-thirds of the outstanding shares of Company common stock entitled to vote at the special meeting.

This proxy statement contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. A proxy is a legal designation of another person to vote your shares on your behalf. The enclosed voting materials allow you to vote your shares without attending the special meeting in person. For more information on how to vote your shares, please see the section entitled “The Special Meeting” beginning on page 23.

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $88.25 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time.

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders of Company common stock (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. Generally, if you are a U.S. holder, you will recognize a taxable gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. If you are a non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless certain exceptions apply. A non-U.S. holder may be subject to backup withholding with respect to cash payments made pursuant to the merger unless such holder certifies that it is not a U.S. person or otherwise establishes an exemption. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of the federal, state, local and non-U.S. tax consequences of the merger to you.

Q:	What will happen to outstanding Company incentive equity awards in the merger?

A:	For information regarding the treatment of the Company’s incentive equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Incentive Equity Awards” beginning on page 86.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on May 10, 2017, at 10:00 am local time, at the Company’s corporate headquarters, 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080.

Admission to the special meeting will be limited to persons who are listed on the Company’s records as shareholders as of the record date, or who bring documentation to the meeting that demonstrates their beneficial ownership of the Company common stock through a broker. Therefore, if you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a “legal proxy” from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Q:	Who is entitled to vote at the special meeting?

A:	The Board set March 29, 2017 as the record date for the special meeting. All shareholders who owned Company common stock at the close of business on the record date (each, a “shareholder of record” and collectively, “shareholders of record”) may attend and vote at the special meeting. Each shareholder of record will have one vote for each share of Company common stock owned by such shareholder on the close of business on the record date.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to submit a proxy card directly to the Company, to submit proxies electronically or by telephone or to vote in person at the special meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the special meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. Unless you submit voting instructions by one of these means, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

For purposes of this proxy statement, we refer to the broker, bank, trust, custodian, fiduciary or other nominee of a shareholder as a “broker.”

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement and the plan of merger set forth therein;

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?

A:	Under Section 14A of the Exchange Act, the SEC requires the Company to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

Q:	How many votes must be present to hold the special meeting?

A:	Holders of record of a majority of the shares of Company common stock entitled to vote at the special meeting as of the record date must be present at the special meeting to hold the special meeting and conduct business. This is called a “quorum.” Shares are counted as present at the special meeting if you are present and vote in person at the special meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Abstentions are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:	The approval of the merger agreement and the plan of merger set forth therein requires an affirmative “FOR” vote of the holders of more than two-thirds of the outstanding shares of Company common stock entitled to vote on the proposal. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, withheld votes and broker non-votes (if any) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

The approval of the nonbinding compensation proposal requires an affirmative “FOR” vote of a majority of the votes cast. Abstentions and, if applicable, broker non-votes (if any) are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal. The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the plan of merger set forth therein. Accordingly, you may vote to approve the merger agreement and the plan of merger set forth therein and vote not to approve the compensation proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein, requires an affirmative “FOR” vote of a majority of the votes cast. Abstentions and, if applicable, broker non-votes (if any) are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

For a discussion of the factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 41. In addition, in considering the recommendation of the Board with respect to the merger agreement and the plan of merger set forth therein, you should be aware that some of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching their unanimous decision to adopt the plan of merger set forth in the merger agreement and approve the Company’s execution, delivery and performance of the merger agreement and the transactions contemplated thereby, in determining that the entry into the merger agreement is in the best interests of the Company and its shareholders, and in resolving to recommend the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein. . For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but sell or transfer your shares after the record date but before the effective time, you will retain your right to vote such shares at the special meeting, but you will no longer have the right to receive the merger consideration with respect to such shares.

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. As of March 3, 2017, our directors and executive officers held and are entitled to vote, in the aggregate, 483,920 shares of Company common stock, representing approximately 0.9% of the voting power of the outstanding shares entitled to vote at the special meeting. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 108.

Q:	How do I cast my vote if I am a shareholder of record?

A:	Your vote is important. You may vote on the internet, by telephone, by mail or by attending the special meeting and voting by ballot, all as described below. The internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the internet, you do not need to return your notice, proxy card or voting instruction card. Telephone and internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 9, 2017.

Vote on the Internet: If you have internet access, you may submit your proxy following the instructions provided in the notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the internet voting site, you can confirm that your instructions have been properly recorded.

Vote by Telephone: You can also vote by telephone by following the instructions provided on the internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail: If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to WGL Holdings, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Special Meeting: The method or timing of your vote will not limit your right to vote at the special meeting if you attend the special meeting and vote in person. However, if your shares are held in the name of a broker, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.

If you are a shareholder with shares of Company common stock registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 25.

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a beneficial owner whose shares of Company common stock are held in “street name,” you have the right to direct your broker on how to vote your shares by completing the voting instruction form provided to you by your broker. However, you may not vote your shares in person at the special meeting unless you request, complete and deliver a “legal proxy” from your broker. Unless you submit voting instructions by one of these means, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

Q:	How do I vote if my shares are held in the Company’s 401(k) Plan?

A:	If you participate in either the Washington Gas Light Company Savings Plan or the Washington Gas Light Company Capital Appreciation Plan/Union Employees’ Savings Plan (the “401(k) Plans”) and you own Company common stock in one of those 401(k) Plans, your proxy card will serve as a voting instruction to the 401(k) Plan trustee. If you are also a shareholder of record outside of the 401(k) Plans, your proxy card (or internet or telephone vote) will vote both your record shares and your 401(k) Plan shares, as long as your registration information is identical in both accounts. For example, if your registered stock account is in your single name and also lists the same address as your 401(k) account, you should receive one proxy card, or notice for both the 401(k) Plan shares and for the shares held by our transfer agent. However, if your shares held by the transfer agent are in joint names, or at a different address, you will receive separate proxy materials for each account. To allow sufficient time for voting by the administrator of the 401(k) Plans, your voting instructions must be received by 11:59 p.m. Eastern Time on May 7, 2017.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement and the plan of merger set forth therein?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

Q:	What will happen if I abstain from voting or fail to vote on the nonbinding compensation proposal or the proposal to approve the adjournment of the special meeting?

A:	Assuming a quorum is present at the special meeting, abstentions, withheld votes and broker non-votes (if any) will have no effect on the outcome of the nonbinding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 101 Constitution Avenue NW, 3rd Floor, Washington DC 20080, so that it is received prior to 5:00 p.m. Eastern Time on May 9, 2017 (May 7, 2017 for 401(k) Plan participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Company’s Corporate Secretary at 101 Constitution Avenue NW, 3rd Floor, Washington DC 20080, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m. Eastern Time on May 9, 2017 (May 7, 2017 for 401(k) Plan participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “The Special Meeting—Voting Procedure” prior to 11:59 p.m. Eastern Time, May 9, 2017 (May 7, 2017 for 401(k) Plan participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, you must contact your broker to determine how to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Promptly after the effective time, each holder of record (other than the Depository Trust Company) of (1) a certificate representing any Company common stock or (2) shares of Company common stock in non-certificated book-entry form, in each case that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates, together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	No, shareholders will not have appraisal rights under the Virginia Stock Corporation Act with respect to the merger. For more information regarding appraisal rights, see the section entitled “No Appraisal Rights” on page 27.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed by the end of the second quarter of 2018. However, because the merger cannot be completed until the conditions to closing (as described under “The Merger Agreement—Conditions to the Merger”) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect, wholly-owned subsidiary of AltaGas. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?

A:	In the event that the proposal to approve the merger agreement and the plan of merger set forth therein does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company will be obligated to pay to AltaGas a termination fee. If the merger is terminated in certain other circumstances, AltaGas will be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 104.

Q:	What is householding and how does it affect me?

A:	In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge at (800) 542-1061 or by writing to Broadridge at 51 Mercedes Way, Edgewood, New York 11717.

Q:	Who can help answer my questions?

A:	We have hired D.F. King & Co., Inc., which we refer to as “D.F. King,” to assist us with the distribution of our proxy materials and to solicit proxies. If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (888) 887-1266 (banks and brokers may call (212) 769-5550).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

To the extent any statements made in this proxy statement contain information that is not historical, these statements are forward-looking statements and are subject to uncertainties and risks. These forward-looking statements relate to, among other things, the expected timing of the completion of the transaction. Forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would” or similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this document that contain forward-looking statements are qualified by these cautionary statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the requisite approval of the Company’s shareholders; the risk that AltaGas or the Company may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of changes in governmental regulations; and other risk factors relating to the Company’s business, as detailed from time to time in the Company’s reports filed with the SEC. There can be no assurance that the merger will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this proxy statement, as well as under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Company, investors and shareholders should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

There also may be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from expectations. Forward-looking statements speak only as of the date they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

THE PARTIES

WGL Holdings, Inc.

WGL was established on November 1, 2000 as a Virginia corporation. Through its wholly-owned subsidiaries, WGL sells and delivers natural gas and provides energy-related products and services to customers primarily in the District of Columbia and the surrounding metropolitan areas in Maryland and Virginia, although WGL’s non-utility segments provide various energy services across the United States. WGL promotes the efficient use of clean natural gas and renewable energy to improve the environment for the benefit of customers, investors, employees, and the communities it serves. WGL owns all of the shares of common stock of Washington Gas Light Company, which we refer to as “Washington Gas,” Washington Gas Resources Corporation, Hampshire Gas Company, which we refer to as “Hampshire,” and Crab Run Gas Company. Washington Gas Resources Corporation owns four unregulated subsidiaries that include WGL Energy Services, Inc., WGL Energy Systems, Inc., WGL Midstream, Inc. and WGSW, Inc.

WGL’s regulated utility segment consists of Washington Gas and Hampshire and represents approximately 77% of WGL’s total assets. Washington Gas is a regulated public utility that sells and delivers natural gas to retail customers in accordance with tariffs approved by regulatory commissions in the District of Columbia and adjoining areas in Maryland, Virginia and several cities and towns in the northern Shenandoah Valley of Virginia. Washington Gas has been engaged in the natural gas distribution business since its incorporation by an Act of Congress in 1848. Washington Gas has been a Virginia corporation since 1953 and a corporation of the District of Columbia since 1957. Hampshire owns full and partial interests in underground natural gas storage facilities, including pipeline delivery facilities located in and around Hampshire County, West Virginia, and operates those facilities to serve Washington Gas, which purchases all of the storage services of Hampshire. Washington Gas includes the cost of these services in the bills sent to its customers. Hampshire operates under a “pass-through” cost of service-based tariff approved by the FERC, and adjusts its billing rates to Washington Gas on a periodic basis to account for changes in its investment in utility plant and associated expenses. Washington Gas is regulated by the District of Columbia PSC, the PSC of MD and the SCC of VA which approve its terms of service and the billing rates that it charges to its customers. Hampshire is regulated by the FERC. The rates charged to utility customers are designed to recover Washington Gas’ operating expenses and natural gas commodity costs and to provide a return on its investment in the net assets used in its firm gas sales and delivery service.

WGL’s corporate headquarters is located at 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080, its telephone number is (703) 750-2000 and its internet address is www.wglholdings.com.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Certain documents that have been or will be filed by the Company with the SEC are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 112.

AltaGas Ltd.

AltaGas is a North American diversified energy infrastructure business with a focus on owning and operating assets to provide clean and affordable energy to its customers. AltaGas’ business strategy is underpinned by strong growth in natural gas supply and the growing demand for clean energy. AltaGas has three business segments operated through a number of subsidiaries:

•	Gas, which transacts more than 2 Bcf/d of natural gas and includes natural gas gathering and processing, NGL extraction and separation, transmission, storage, and natural gas and NGL marketing, as well as AltaGas’ indirectly held one-third interest in Petrogas Energy Corp., through which it holds its interest in the Ferndale Terminal, a storage, distribution and export facility for bulk shipments of propane, butane and iso-butane located on the west coast near Ferndale, Washington;

•	Power, which includes generation assets located across North America with 1,688 MW of gross capacity, all from natural gas and renewable sources, and 20 MW of energy storage; and

•	Utilities, serving over 570,000 customers through ownership of regulated natural gas distribution utilities across North America and a regulated natural gas storage utility in the United States, delivering clean and affordable natural gas to homes and businesses.

As of December 31, 2016, AltaGas’ enterprise value exceeded Cdn$10.0 billion. With the physical and economic links along the energy value chain, together with its experienced and talented workforce of more than 1,600 people and its efficient, reliable and profitable assets, market knowledge and financial discipline, AltaGas has provided strong, stable and predictable returns to its investors. AltaGas not only focuses on providing safe, reliable and affordable service to its customers, but on maximizing the profitability of its assets, adding services that are complementary to its existing business segments, and growing through the acquisition and development of energy infrastructure.

The address of AltaGas’ headquarters is 1700, 355–4 Avenue SW, Calgary, Alberta T2P 0J1, its telephone number is (403) 691-7575 and its internet address is www.altagas.ca.

The information provided on AltaGas’ website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Merger Sub

Merger Sub is a Virginia corporation and an indirect wholly-owned subsidiary of AltaGas. It was formed for the purpose of completing the merger through a merger of Merger Sub with and into WGL pursuant to the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

The special meeting will be held on May 10, 2017, at 10:00 a.m. local time, at the Company’s corporate headquarters, 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080.

Admission to the special meeting will be limited to persons who are listed on the Company’s records as shareholders as of the record date, or who bring documentation to the meeting that demonstrates their beneficial ownership of the Company common stock through a broker. Therefore, if you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a “legal proxy” from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement and the plan of merger set forth therein (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 84);

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67); and

•	to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, (ii) determined that the entry into the merger agreement is in the best interests of the Company and its shareholders, (iii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iv) directed that the merger agreement be submitted to a vote at a meeting of the shareholders of the Company to consider the approval of the merger agreement and the plan of merger set forth therein. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and the plan of merger set forth therein. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement and the plan of merger set forth therein, please see the section of this proxy statement entitled “The Merger—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 41.

The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

Record Date and Shareholders Entitled to Vote

Only holders of record of shares of Company common stock as of the close of business on March 29, 2017, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were 51,219,000 shares of Company common stock outstanding and entitled to vote, held by 8,981 shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

The Company’s Bylaws provide that the presence, in person or by proxy, of holders of record of a majority of shares of Company common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business. Abstentions and withheld votes will be counted for purposes of determining the presence of a quorum. If you vote online or by telephone or submit a properly executed proxy card or voting instruction form as described in the section entitled “The Special Meeting—Voting Procedures” below, then your shares will be considered part of the quorum.

A “broker non-vote” occurs on a matter when a broker is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement and the plan of merger set forth therein at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement and the plan of merger set forth therein requires an affirmative “FOR” vote of the holders of more than two-thirds of the outstanding shares of Company common stock entitled to vote on the proposal. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, withheld votes and broker non-votes (if any) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the plan of merger set forth therein.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires an affirmative “FOR” vote of a majority of the votes cast. Abstentions and broker non-votes (if any) are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal. The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the plan of merger set forth therein. Accordingly, you may vote to approve the merger agreement and the plan of merger set forth therein and vote not to approve the compensation proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein, requires an affirmative “FOR” vote of a majority of the votes cast. Abstentions and, if applicable, broker non-votes (if any) are not counted as votes “FOR” or “AGAINST” this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement and the plan of merger set forth therein is important and we encourage you to vote promptly.

If you are a shareholder of record or own your shares through one of the Company’s 401(k) Plans, you can vote using any one of the following methods:

•	Vote on the Internet: If you have internet access, you may submit your proxy following the instructions provided in the notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the internet voting site, you can confirm that your instructions have been properly recorded.

•	Vote by Telephone: You can also vote by telephone by following the instructions provided on the internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	Vote by Mail: If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to WGL Holdings, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

•	Voting at the Special Meeting: The method or timing of your vote will not limit your right to vote at the special meeting if you attend the special meeting and vote in person. However, if your shares are held in the name of a broker, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.

If you own your shares through a broker, you will vote in accordance with the instructions provided by such broker, which may include the following:

•	Vote on the Internet: Log on to the URL provided on your voting instruction form and follow the instructions, using the Control Number shown on the voting instruction form if you received or requested one, or in the email notification for those opting to receive proxy materials electronically. The deadline for voting online is 11:59 p.m. Eastern Time, May 9, 2017.

•	Vote by Mail: If you received or request a voting instruction form, mark, sign and date the voting instruction form and promptly return it in the prepaid envelope so that it is received by May 9, 2017.

•	Vote by Telephone: If you received or request a voting instruction form, call the telephone number and follow the instructions shown on the voting instruction form, using the Control Number shown on the voting instruction form. The deadline for voting by telephone is 11:59 p.m. Eastern Time, May 9, 2017.

•	Voting at the Special Meeting: Obtain a legal proxy from your broker indicating that you were the owner of the shares on the record date and present it to the inspectors of election with your ballot.

Telephone and online voting are available 24 hours a day. If you are the record holder of your shares or your shares are held in “street name,” then telephone and online voting will be accessible until 11:59 p.m. Eastern Time on May 9, 2017.

Shareholders of the Company who hold their shares in “street name” by a broker should refer to the proxy card or other information forwarded by their broker for instructions on how to vote their shares. Under the Company’s 401(k) Plans, the plan trustee will vote your plan shares in accordance with the directions you indicate by voting online or by telephone or on the proxy card.

If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (888) 887-1266 (banks and brokers may call (212) 269-5550).

How Proxies Are Voted; Proxies Without Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions.

Shareholders of Record—If you are a shareholder of record and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not give voting instructions for a proposal, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

401(k) Plan Shares—If you hold your shares through one of the Company’s 401(k) Plans and your proxy is properly submitted (whether online, by telephone or by mail) and not properly revoked, but you do not provide voting instructions to the plan trustee, then your shares will be voted in accordance with directions given to the plan trustee by the Company, or if no such directions are given, your shares will be voted by the plan trustee in the same proportion as the 401(k) Plan shares that were properly voted.

Beneficial Owners—If you hold your shares in street name and properly submit a proxy (whether online, by telephone or by mail) with no voting instructions, your broker may not vote your shares on the proposals to approve the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting, because under NYSE rules, such persons who hold shares for customers in “street name” have the authority to vote in their discretion only on “routine” matters. On non-routine matters, your broker holding your shares in “street name” may only vote in accordance with your instructions. The approval of the merger agreement and the plan of merger set forth therein, the nonbinding compensation proposal and the proposal to adjourn the special meeting if necessary or appropriate, are considered non-routine matters. As a result, if you are a beneficial owner and you do not provide your broker with voting instructions, your shares of common stock will not be voted, which is referred to as a “broker non-vote.”

Revocation of Proxies

If you are a shareholder of record, your proxy can be revoked in several ways:

•	by delivering a written revocation to the Company’s Corporate Secretary at 101 Constitution Avenue NW, 3rd Floor, Washington DC 20080, so that it is received prior to 5:00 p.m. Eastern Time on May 9, 2017 (May 7, 2017 for 401(k) Plan participants);

•	by marking, signing, dating and returning a new proxy card with a later date to the Company’s Corporate Secretary at 101 Constitution Avenue NW, 3rd Floor, Washington DC 20080, or a new voting instruction form with a later date to the address noted on that form, so that it is received prior to 5:00 p.m. Eastern Time on May 9, 2017 (May 7, 2017 for 401(k) Plan participants);

•	by submitting a later dated vote by using the online or telephone voting procedure described under “The Special Meeting—Voting Procedure” prior to 11:59 p.m. Eastern Time, May 9, 2017 (May 7, 2017 for 401(k) Plan participants); or

•	by attending the special meeting and voting in person.

However, if your shares are held in “street name” through a broker, you must contact your broker to determine how to revoke your proxy.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders or their representatives.

Admission to the special meeting will be limited to persons who are listed on the Company’s records as shareholders as of the record date, or who bring documentation to the meeting that demonstrates their beneficial ownership of the Company common stock through a broker. For holders of record of Company common stock, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list. We reserve the right to limit the number of representatives who may attend the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

For shareholders holding shares in “street name,” in addition to providing identification as outlined for record holders above, you will need a “legal proxy” from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to attend the special meeting. If your shares are held in the name of a broker, you must obtain and bring to the special meeting a “legal proxy” issued in your name from the broker to be able to vote at the special meeting.

No Appraisal Rights

In accordance with Section  13.1-730 of the VSCA, no appraisal rights shall be available to Company shareholders with respect to the merger.

Solicitation of Proxies

The Company will pay the costs of soliciting proxies from its shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of the Company in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Company has retained D.F. King to assist in the distribution and solicitation of proxies. The Company will pay D.F. King a fee of approximately $25,000 for these services.

The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail, by telephone or online. The Company also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. If a quorum is present in person or represented by proxy, an adjournment of the special meeting may be made from time to time by the affirmative vote of the holders of a majority of the voting shares represented at the special meeting without further notice other than by announcement at the meeting.

Voting by Company Directors and Executive Officers

The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 108. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Assistance

If you have any questions or need assistance voting your shares, please contact D.F. King toll-free at (888) 887-1266 (banks and brokers may call (212) 269-5550).

THE MERGER

Overview

The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on January 25, 2017 with AltaGas and Merger Sub and the plan of merger set forth therein. Under the terms of the merger agreement, subject to the satisfaction or waiver in accordance with the merger agreement of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect, wholly-owned subsidiary of AltaGas. The Board unanimously (i) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, (ii) determined that the entry into the merger agreement is in the best interests of the Company and its shareholders, (iii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iv) directed that the merger agreement be submitted to a vote at a meeting of the shareholders of the Company to consider the approval of the merger agreement and the plan of merger set forth therein.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by the Company, AltaGas, Merger Sub or any of their respective subsidiaries (or held in the Company’s treasury), will be converted into the right to receive $88.25 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board and the Company’s executive management team (“Executive Management”) regularly review and evaluate the Company’s strategic plan as part of their ongoing efforts to provide long-term value to the Company’s shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of this review, the Board and Executive Management also consider and evaluate options and alternatives designed to enhance shareholder value, including, from time to time, potential strategic transactions. In connection with these reviews, the Board also engages in discussions from time to time with various investment banks with knowledge and expertise of the Company’s industry (including Goldman Sachs and Lazard) about industry developments, including the considerable merger and acquisition (“M&A”) activity that had occurred in the Company’s industry over the past several years. On December 17, 2014, the Company executed an engagement letter with Lazard to assist the Company with ongoing corporate preparedness planning, valuation and various strategic matters, and thereafter Lazard periodically advised the Board on such matters. In addition, on April 6, 2016, the Company executed an engagement letter with Goldman Sachs to assist the Company in connection with potential acquisition proposals it may receive and other potential activism preparedness matters.

As a result of these activities by the Board, the Board believed it was generally aware of the opportunities for strategic transactions involving natural gas local distribution companies generally and the Company in particular.

On July 13, 2016, a representative of another company in the energy sector contacted Lazard and expressed interest in exploring a potential transaction with the Company. Following discussions with Mr. Terry D. McCallister, Chairman and Chief Executive Officer of the Company (“Mr. McCallister”), Lazard contacted the representative of such energy sector company to convey that the Company was not engaged in a sale process and expressed the Company’s intention to execute on its strategic plan.

On September 8, 2016, a representative of J.P. Morgan Securities LLC, financial advisor to AltaGas (“J.P. Morgan”), contacted Mr. McCallister and informed him that AltaGas was interested in exploring a potential strategic transaction with the Company. Mr. McCallister informed the representative of J.P. Morgan that the Company was not engaged in a sale process and expressed the Company’s intention to execute on its strategic plan.

On September 21, 2016, a representative of an investment banking firm contacted Mr. McCallister and Mr. Gautam Chandra, Senior Vice President of the Company (“Mr. Chandra”), and informed them that one of its clients, another company in the energy sector, which we refer to as “Party A”, had interest in a potential strategic transaction with the Company and would likely contact Mr. McCallister in the coming weeks. Mr. McCallister informed the representative of the investment banking firm that the Company was not engaged in a sale process and expressed the Company’s intention to execute on its strategic plan.

On September 26, 2016, Mr. David Harris, Chief Executive Officer of AltaGas (“Mr. Harris”), contacted Mr. McCallister and conveyed AltaGas’ interest in pursuing a potential strategic acquisition of the Company, in either an all-cash transaction or a transaction with a mix of cash and stock consideration, but no indicative price terms were communicated. Mr. McCallister informed Mr. Harris that the Company was not engaged in a sale process, but noted that he would convey AltaGas’ interest to the Board at its next meeting.

On September 27, 2016, the Board held a regularly scheduled meeting. During the meeting, Mr. McCallister updated the Board on recent M&A activity in the industry, as well as the recent expressions of interest received by the Company regarding a potential strategic transaction, including from AltaGas. After discussion of the relative risks and benefits of doing so, the Board authorized Mr. McCallister to engage in preliminary discussions with AltaGas and other companies that may subsequently express interest regarding a potential strategic transaction with the Company, and report back to the Board as developments warranted.

On October 2, 2016, the chief executive officer of Party A contacted Mr. McCallister and expressed Party A’s interest in a potential merger-of-equals stock transaction between Party A and the Company, and indicated that Party A expected to subsequently send a written proposal to Mr. McCallister for the Board’s consideration. Mr. McCallister indicated that the Company was not engaged in a sale process and was instead focused on executing the Company’s strategic plan, but that the Company was always willing to listen to potential opportunities to enhance shareholder value.

On October 5, 2016, a representative of Goldman Sachs notified Mr. McCallister that Goldman Sachs had been contacted by a senior executive of another company in the energy sector, which we refer to as “Party B”, who had expressed interest in setting up a meeting with Mr. McCallister to discuss a potential strategic transaction with the Company. Mr. McCallister agreed to have a preliminary meeting with the senior executive of Party B and subsequently, as directed by Mr. McCallister, a representative of Goldman Sachs set up the meeting.

On October 11, 2016, Mr. McCallister had a meeting with a senior executive of Party B. At the meeting, the representative of Party B expressed interest in a potential strategic transaction with the Company. Mr. McCallister informed the representative of Party B that the Company was not engaged in a sale process and was instead focused on executing the Company’s strategic plan, but that the Company was always willing to listen to potential opportunities to enhance shareholder value.

On October 13, 2016, in response to an information request made by the senior executive of Party B, Mr. McCallister sent certain publicly available information about the Company to the senior executive of Party B.

On October 14, 2016, Mr. McCallister and Mr. Chandra had dinner with Mr. Harris, along with the chief financial officer of AltaGas and the chairman of the board of directors of AltaGas, to informally discuss their respective companies. During the dinner, Mr. McCallister indicated that the Company was not “for sale” nor was the Company running a sale process and was instead focused on executing the Company’s strategic plan, but that the Company was always willing to listen to potential opportunities to enhance shareholder value. Mr. McCallister also noted that, if the Company were to consider any potential strategic transaction, maximizing value for shareholders and ensuring a high-level of transaction closing certainty, including certainty related to obtaining any necessary regulatory approvals, would be of paramount importance to the Board. At the conclusion of the dinner, Mr. Harris indicated that the AltaGas board of directors was scheduled to meet over the succeeding few days and planned to further discuss its interest in a potential strategic transaction with the Company, and that he expected to follow up with Mr. McCallister shortly thereafter.

On November 1, 2016, Mr. Harris contacted Mr. McCallister and informed him that AltaGas expected to deliver an indication of interest for a strategic transaction by November 21, 2016.

During the period from November 1, 2016 through November 8, 2016, Messrs. McCallister and Chandra sent certain publicly available information to senior executives of AltaGas in response to information requests they had made.

On November 2, 2016, the Company received a written indication of interest from Party A, which proposed a merger-of-equals between the two companies. The indication of interest proposed a transaction pursuant to which shareholders of the Company would receive consideration consisting entirely of shares of Party A stock, or, as an alternative, a transaction pursuant to which shareholders of the Company would receive consideration consisting primarily of shares of Party A stock, with some cash consideration. The proposed merger consideration described in the proposals implied little to no premium to the then current trading price of the Company common stock.

On November 4, 2016, Mr. McCallister contacted the chief executive officer of Party A and communicated that the proposal sent by Party A on November 2, 2016 did not offer sufficient shareholder value to warrant discussing with the Board. Mr. McCallister again informed the chief executive officer of Party A that the Company was not engaged in a sale process, and was instead focused on executing the Company’s strategic plan, but noted that if the Board were to consider a potential strategic transaction, the proposal would need to offer compelling shareholder value.

On November 9, 2016, the Company received a written indication of interest from Party B. The indication of interest proposed several potential strategic combination alternatives, including an all-cash transaction and a transaction with a mix of stock and cash consideration, and contemplated a 20% to 30% premium to the then current trading price of the Company common stock.

On November 14, 2016, Messrs. McCallister and Chandra had a discussion with the chief executive officer and several other senior executives of Party A, during which the representatives of Party A conveyed a change to the proposed merger consideration that was more favorable to the Company’s shareholders than the merger consideration described in Party A’s November 2, 2016 indication of interest. The modified merger consideration implied an approximately 10% premium to the then current trading price of the Company common stock.

On November 15, 2016, following several discussions with Kirkland & Ellis LLP (“K&E”) regarding its M&A experience and practice, the Company engaged K&E as legal counsel to advise the Company in connection with a potential strategic transaction.

Also on November 15, 2016, the Board held a special meeting that was attended by certain members of Executive Management and representatives of Lazard and K&E. At this meeting, representatives of Lazard presented to the Board an overview of the Company’s strategic and market position, a preliminary financial analysis of the Company on a standalone basis (which preliminary financial analysis was based on the Company’s November 2016 management plan as provided to Lazard by Executive Management), and provided a utility sector update (including an overview and update on recent M&A activity, as well as the current M&A environment in the sector). Lazard also provided an overview of the potential strategic alternatives that might reasonably be available to the Company, and a review of potential counterparties to a potential strategic transaction. The Board discussed with representatives of Lazard and members of Executive Management various strategic alternatives available to the Company (and the benefits and risks of each such alternative), including remaining as a standalone public company and continuing to execute on its strategic plan, growth through one or more acquisitions and a sale to a third party. K&E discussed with the Board its fiduciary duties and certain legal considerations in connection with its consideration of strategic alternatives, including a possible sale of the

Company, and discussed with the Board that it was not obligated to pursue a sale of the Company. K&E also discussed with the Board various other transaction process considerations if the Board were to consider a possible sale of the Company, including the importance of maintaining confidentiality, and provided an overview of the typical features of a public company merger agreement.

In the context of such advice, the Board proceeded to discuss the unsolicited indications of interest that had been received to date, which consisted of the written indications of interest from Party A and Party B and the oral expression of interest from AltaGas, and discussed whether pursuing a potential strategic transaction with one of these parties or another party was in the best interests of the Company’s shareholders. The Board also discussed the relative advantages and disadvantages of the various strategic alternatives then available to the Company, including declining to pursue any transaction, engaging in discussions with one or more of the parties that had submitted an indication of interest and proactively seeking out additional potential interested parties in a transaction. Following such discussion, the Board determined that pursuing the merger-of-equals transaction proposed by Party A was not in the best interests of the Company’s shareholders. Among the factors considered by the Board in making such determination were the low premium to the then current trading price of the Company common stock implied by Party A’s proposal and the fact that the consideration to be received by the Company’s shareholders in such a transaction, which would consist wholly or primarily of shares of Party A’s stock, would expose the Company’s shareholders to the risks and uncertainties of Party A’s business and the combination of the two businesses, compared to an all-cash transaction that would provide certainty of value and liquidity to the Company’s shareholders. The Board further determined that the Company should engage in further discussions with Party B and AltaGas about a potential merger transaction involving all-cash consideration. In addition, the Board authorized Mr. McCallister to instruct Goldman Sachs to contact no more than four additional companies, which companies were identified in consultation with Goldman Sachs, Lazard and members of Executive Management, based on their respective industry knowledge, as being those companies most likely to be interested in and capable (from a financial and regulatory perspective) of executing a potential all-cash strategic transaction with the Company, to gauge each such company’s interest in a potential strategic transaction with the Company and to obtain indications of the Company’s potential valuation. However, the Board emphasized that it was not prepared to pursue an auction strategy at such time and, in determining to limit the number of potential additional parties contacted, the Board considered, among other factors, that contacting a greater number of parties could exacerbate the potential risk of leaks, which could be damaging to the Company, and the risk that Party B and AltaGas could be unwilling to continue discussions with the Company if it were to engage in a broader sales process.

On November 18, 2016, Mr. McCallister contacted the chief executive officer of Party A and, as previously directed by the Board, indicated that the Board did not wish to pursue the merger-of-equals transaction that had been proposed by Party A.

Also on November 18, 2016, Mr. McCallister and Mr. Harris met in person in Washington, D.C. At the meeting, Mr. Harris delivered a written indication of interest from AltaGas, which proposed an all-cash transaction with a per share offer price of between $88-$92.50, and requested a period of exclusivity during which AltaGas would finalize its due diligence and the Company would exclusively negotiate the terms of a definitive merger agreement with AltaGas. The written indication of interest also noted AltaGas’ history of positive and constructive relationships in each of its regulatory jurisdictions, and highlighted the strong social fit between the two companies, noting that both companies shared a culture of excellence with respect to service, reliability and safety for their respective customers.

Following the Board meeting on November 15, 2016, per the directions of the Board at such meeting, a representative of Goldman Sachs contacted the chief executive officer or other senior officer of three of the companies that previously had been identified in consultation with Goldman Sachs, Lazard and members of Executive Management, based on their respective industry knowledge, as being those most likely to be interested in and capable (from a financial and regulatory perspective) of executing a potential all-cash strategic transaction with the Company. These potential counterparties, which we refer to as “Party C”, “Party D” and “Party E,” were contacted between November 19, 2016 and November 21, 2016 and were asked to provide a verbal indication of their interest in the Company and, if interested, an indicative per share value of the Company on the basis of publicly available information by December 5, 2016. In addition, on November 19, 2016, a representative of Goldman Sachs contacted a senior officer of Party B and asked that Party B provide any updates to its previous proposal by December 5, 2016.

On November 21, 2016, the chief executive officer of Party D’s natural gas distribution business contacted Mr. McCallister with some additional questions regarding the Company’s business, which Mr. McCallister addressed based solely on publicly available information.

On November 25, 2016, the Company entered into a one-way non-disclosure agreement with AltaGas containing a standstill provision. Following execution of the non-disclosure agreement, Goldman Sachs sent representatives of J.P. Morgan the Company’s strategic plan that had been prepared by Executive Management.

On November 28, 2016, J.P. Morgan sent Goldman Sachs and Lazard a list of due diligence requests, to which the Company commenced efforts to respond.

On November 29, 2016, Bloomberg published an article entitled “WGL Said to Weigh Sale After Interest From Spain’s Iberdrola”, which reported that the Company had held preliminary talks with Iberdrola S.A. about a potential strategic transaction, and was weighing options, including a sale transaction. The article also reported that the Company was working with financial advisers on such matters. Immediately subsequent to the publication of such article, the Company common stock experienced heavy trading volume and an approximately nine percent increase in its share price, compared to the closing share price of the Company common stock on November 28, 2016.

Also on November 29, 2016, Party C informed a representative of Goldman Sachs that they would not be submitting an indication of interest due to regulatory approval considerations.

Over the course of the week following the publication of the Bloomberg article, representatives of two companies contacted Mr. McCallister and a representative of one additional company contacted Mr. Chandra to convey their general interest in a possible transaction with the Company.

On December 1, 2016 and December 2, 2016, a senior officer of Party B separately contacted Mr. McCallister and representatives of both Goldman Sachs and Lazard, respectively, affirming Party B’s continued interest in a potential strategic transaction with the Company and communicating its intent to provide an updated proposal by December 5, 2016.

On December 2, 2016, Goldman Sachs provided J.P. Morgan with an updated version of the Company’s strategic plan, which included the prospective financial information that is summarized below in “—Prospective Financial Information”. The updated version of the strategic plan reflected updates made to the November 2016 version of the plan to reflect the most current information available to the Company and management’s most current estimate of the anticipated future standalone financial projections of the Company based on such information.

On December 5, 2016, Party D contacted Mr. McCallister and indicated that they would not be submitting an indication of interest, citing that they did not believe they could offer a meaningful premium to the then current trading price of the Company common stock, and indicating their belief that such a proposal would not be attractive to the Board. Also on December 5, 2016, Party E contacted Goldman Sachs and indicated they would not be submitting an indication of interest, citing concerns about the potential business compatibility between the two companies, as well as regulatory approval considerations.

Also on December 5, 2016, Vinson & Elkins LLP (“V&E”), legal counsel to AltaGas, provided to K&E a summary of proposed terms of a merger agreement between their respective clients.

On December 6, 2016, a senior officer of Party B verbally communicated to representatives of Goldman Sachs and Lazard an indicative offer of approximately $80 per share. However, no updated written proposal was presented by Party B.

On December 7, 2016, the Board held a special meeting that was attended by certain members of Executive Management and representatives of K&E, Goldman Sachs and Lazard. Mr. McCallister, Goldman Sachs and Lazard updated the Board on the developments since the November 15, 2016 Board meeting, including the receipt of the written indication of interest from AltaGas; the further communications with Party B; and that Goldman Sachs had contacted three additional companies (Party C, Party D and Party E) and all three had declined to submit an indication of interest, explaining the reasons cited by each. In addition, Mr. McCallister noted that following the publication of the Bloomberg article on November 29, 2016, representatives of two additional companies had contacted him and a representative of one additional company contacted Mr. Chandra to express general interest in a possible transaction with the Company. The Board and Executive Management also discussed the recent updates made to the Company’s strategic plan, which were intended to reflect the most current information available to the Company and management’s most current estimate of the anticipated future standalone financial projections of the Company based on such information.

Following such overview of recent developments, a representative from Lazard presented an industry update. In addition, representatives of Goldman Sachs and Lazard presented their respective preliminary financial analyses of the Company using the Company’s strategic plan (in the case of Lazard, updated to reflect changes to its analyses since the November 15, 2016 Board meeting). Representatives from Goldman Sachs and Lazard then summarized the key terms of the proposals received from each of Party B and AltaGas, including the proposed summary of terms provided by V&E on December 5, 2016, and provided an overview of the proposed financing that AltaGas was planning to arrange for a potential transaction.

A representative from K&E then summarized and discussed with the Board certain key potential merger agreement terms that would need to be negotiated in connection with a potential transaction, including provisions relating to transaction closing certainty and the allocation of regulatory and financing risk.

The representatives from Goldman Sachs and Lazard then discussed with the Board the principal process alternatives currently available to the Company if it determined to proceed with a potential transaction and the relative benefits and risks thereof, including a “one-step” process which would involve negotiating with AltaGas on an exclusive or non-exclusive basis and a “two-step” process with AltaGas and either a limited group or a broader set of other potential parties, including Party B.

Following such discussion, the representative from K&E again summarized the Board’s fiduciary duties and related legal considerations. The Board, Executive Management and the Company’s advisors then discussed various open issues and considerations and the Board determined that, if the Company were able to get comfortable through negotiations and reverse due diligence that AltaGas was highly likely to close a potential transaction, that the price and other terms of the AltaGas proposal appeared to be favorable both in absolute terms and as compared to the existing and potential proposals of other potential transaction partners. Following further discussion of the relative advantages and disadvantages related to the various process alternatives, the Board decided to proceed further with AltaGas, but not to grant them exclusivity at such time. The Board also authorized Mr. McCallister to inform Party B that its current proposal did not offer compelling shareholder value and that the Company was not prepared to enter into discussions with Party B about a potential strategic transaction at such time. In reaching its determination, the Board considered a number of factors, including the significant premium that the AltaGas proposal represented over the Company’s recent and historical share price, including as compared to recent industry transactions, and as compared to Party B’s proposal; the significant incremental value that would be received by the Company’s shareholders in a transaction with AltaGas based on the indicative price range relative to the preliminary financial analyses of the Company on a standalone basis using the Company’s strategic plan that had been performed by Goldman Sachs and Lazard; the fact that the proposed all-cash consideration would provide certainty of value and liquidity to the Company’s shareholders;

the likelihood that broadening the process to contact other potential counterparties would not result in timely offers from other bidders at indicative prices above those being proposed by AltaGas, in light of the feedback received from Party C, Party D and Party E (who were viewed as the parties most likely to be interested in and capable (from a financial and regulatory perspective) of executing a potential strategic transaction with the Company) and the fact that, following the Bloomberg article, there was considerable market awareness that the Company was potentially considering a strategic transaction which had not led to further substantive indications of interest; and the potential adverse consequences that pursuing a broader sales process could have on the willingness of AltaGas to continue discussions with the Company in light of the fact that AltaGas had requested exclusivity in its indication of interest.

Also on December 7, 2016, following the Board meeting, Messrs. McCallister and Harris had a telephone conversation regarding AltaGas’ proposal during which Mr. McCallister emphasized the importance of AltaGas refining their price range. Mr. Harris conveyed that AltaGas was not prepared to give a precise number on price at such time, and that arriving at any final price would ultimately be possible only after performing detailed due diligence on the Company and its strategic plan.

Also on December 7, 2016, following the Board meeting, Mr. McCallister contacted a senior officer of Party B to inform him that the Board did not view Party B’s current proposal as offering compelling shareholder value and therefore the Company was not prepared to enter into discussions with Party B about a potential strategic transaction at such time.

On December 9, 2016, V&E sent K&E an initial draft of a merger agreement.

On December 11, 2016, representatives of Goldman Sachs, Lazard and the Company communicated certain key merger agreement issues to AltaGas and J.P. Morgan in response to the summary of proposed terms of the merger agreement that V&E had provided on December 5, 2016, including issues related to the allocation of regulatory and financing risk. Also on December 11, 2016, Mr. McCallister received a call from Mr. Harris in which he informed Mr. McCallister that AltaGas would be giving a more specific price proposal and had met with the rating agencies regarding their proposed financing for a potential transaction.

On December 12, 2016, the Company entered into a new engagement letter with Goldman Sachs for purposes of advice on a potential sale transaction involving the Company.

Also on December 12, 2016, in an email to the entire Board, Mr. McCallister notified the Board that Mr. McCallister and Mr. Michael D. Barnes, the Company’s Lead Director (“Mr. Barnes”), with the input of Ms. Linda Gooden, a member of the Board, had determined that the Executive Committee of the Board, which was comprised of Mr. McCallister, Mr. Barnes, Mr. George P. Clancy, Jr. and Mr. James F. Lafond, joined by Ms. Nancy C. Floyd, a member of the Board (“Ms. Floyd”), due to her expertise in relevant matters, would meet from time to time between meetings of the full Board to facilitate the negotiation and consideration of a potential strategic transaction, reporting back to the full Board regarding key developments.

On December 14, 2016, V&E sent K&E a revised draft merger agreement.

On December 15, 2016, the Company entered into an amendment and supplement to the Lazard engagement letter that was originally executed on December 17, 2014 to specifically engage Lazard for services related to a potential sale transaction involving the Company.

Also on December 15, 2016, Messrs. McCallister and Harris had a telephone conversation during which Mr. Harris discussed AltaGas’ desire to proceed with the form of merger agreement prepared by V&E and related logistical and timing matters.

On December 19, 2016, Mr. McCallister and Mr. Harris had a telephone conversation during which Mr. Harris provided further information about AltaGas’ financing plans and the rating agency feedback received with respect thereto, and communicated that AltaGas was narrowing its indicative price range to $90-$91.50 per share. Mr. McCallister and Mr. Harris also discussed the allocation of regulatory risk, which Mr. McCallister again conveyed was a key focus of the Board, specifically noting the Company’s expectation that AltaGas would be required to pay a regulatory termination fee in the event the transaction were not consummated due to a failure to obtain a required regulatory approval. Later that same day, AltaGas provided a letter to the Company that memorialized the revised price range of $90-$91.50 per share.

On December 20, 2016, the Executive Committee of the Board, joined by Ms. Floyd, held a special meeting at which certain members of Executive Management and representatives of K&E, Goldman Sachs and Lazard were in attendance. Mr. McCallister informed the other committee members that since the Board meeting on December 7, 2016, members of Executive Management and representatives of K&E, Goldman Sachs and Lazard had engaged with AltaGas regarding certain key open items in connection with a potential transaction. Mr. McCallister also updated the committee members about his call with Mr. Harris the day before, and the receipt of the letter from AltaGas narrowing its indicative price range to $90-$91.50 per share.

Following such overview, representatives of Goldman Sachs and Lazard provided the Executive Committee with a stock trading update and an anticipated timeline of remaining process steps to reach agreement on a potential transaction, as well as an update on AltaGas’ financing plan and credit rating process. A representative of K&E then provided an update on the merger agreement negotiations, highlighting certain key open issues and the market context of common ranges of outcomes for such issues. Members of Executive Management and the Company’s advisors proceeded to discuss these matters with and respond to the questions of the Executive Committee. Following such discussion, the Executive Committee determined that the Company should continue to proceed with negotiations with AltaGas to resolve the open issues as efficiently as possible.

On December 21, 2016, in order to further facilitate information sharing by AltaGas to the Company, the Company and AltaGas entered into an amended and restated non-disclosure agreement that converted the one-way confidentiality agreement entered into on November 25, 2016 into a mutual confidentiality agreement.

Also on December 21, 2016, an in-person meeting was held at K&E’s Washington, D.C. office, at which members of Executive Management and members of the AltaGas management team and representatives of their respective financial advisors were present. At such meeting, members of the Company’s Executive Management gave a comprehensive management presentation to AltaGas. Following such presentation, members of Executive Management and members of the AltaGas management team and certain of their respective advisors had a discussion about regulatory filings matters relating to the transaction.

Beginning on December 22, 2016, the Company made available to AltaGas and its advisors certain non-public information about the Company via an electronic data room. In addition, beginning on December 29, 2016, and continuing over the course of the next few weeks, various conference calls were held between the Company and AltaGas to facilitate AltaGas’ due diligence efforts.

On December 26, 2016, K&E sent a revised draft of the merger agreement to V&E. That same day, Messrs. McCallister and Harris had a telephone conversation during which Mr. Harris requested consent to bring two potential equity financing sources for AltaGas into the discussions. Additionally, during the call, Mr. Harris conveyed a modified price range of $90.50-$92 per share, and Mr. McCallister and Mr. Harris discussed the proposed transaction timeline.

On December 28, 2016, Ms. Leslie Thornton, Senior Vice President, General Counsel and Corporate Secretary of the Company, sent an email to Mr. Brad Grant, Vice President and General Counsel of AltaGas, providing the Company’s consent to allow AltaGas to contact the two potential equity financing sources (as had been requested by Mr. Harris to Mr. McCallister on December 26, 2016).

On December 29, 2016, Messrs. McCallister and Harris had a telephone conversation during which Mr. McCallister reconfirmed the Company’s consent to allow AltaGas to contact the two potential equity financing sources, and Mr. McCallister and Mr. Harris again discussed the proposed transaction timeline.

On January 2, 2017, the Executive Committee of the Board, joined by Ms. Floyd, held a special telephonic meeting at which certain members of Executive Management and a representative of K&E were in attendance. Mr. McCallister provided an update on developments since the last meeting of the Executive Committee on December 20, 2016. Following the overview of developments, Mr. McCallister and members of Executive Management discussed the Company’s anticipated capital requirements during the period between the signing of the merger agreement and the closing of the proposed transaction, and possible financing options (and the risks and benefits associated with each), including the possibility of a preferred equity issuance to AltaGas in connection with the proposed transaction. In addition, the Executive Committee, members of Executive Management, and K&E discussed various open points in the merger agreement, including related to the allocation of financing and regulatory risk, and negotiating strategies and potential resolutions for those open points.

On January 3, 2017, representatives of Goldman Sachs and Lazard submitted to AltaGas (through J.P. Morgan) a list of reverse due diligence questions primarily related to AltaGas’ regulatory history, as well as its plans related to transaction financing, employee retention and overall transition planning matters.

On January 4, 2017, V&E sent a revised draft of the merger agreement to K&E, and following K&E’s review of the revised draft and conversations with members of Executive Management and the Company’s financial advisors, K&E engaged in negotiations regarding the merger agreement with V&E on January 5, 2017.

On January 5, 2017, Mr. McCallister and Mr. Harris had a telephone conversation to discuss the status of the transaction and the proposed timeline to sign and publicly announce a transaction.

On January 6, 2017, the Board held a special meeting that was attended by members of Executive Management and representatives of K&E, Goldman Sachs and Lazard. Mr. McCallister provided the Board with a summary of key developments since the Board meeting on December 20, 2016 and provided an outline of the ongoing and upcoming workstreams. A representative of K&E updated the Board on the progress of the merger agreement negotiations including the key remaining open items, the parties’ respective positions with respect to those items and some market context for typical ranges of outcomes for those items, and also reviewed with the Board the key provisions in the merger agreement related to AltaGas’ regulatory approval and financing obligations and the related remedies available to the Company in various termination scenarios. Representatives of Goldman Sachs and Lazard thereafter provided an updated trading review and financial analysis for the Company and an update on AltaGas’ financing plans, including their proposed bridge financing and the implications of their proposed inclusion of two potential equity financing sources. Members of Executive Management updated the Board on both AltaGas’ due diligence process and provided an update on the regulatory approval strategy. Following such updates, Mr. McCallister expressed the importance of compelling AltaGas to complete its remaining due diligence quickly, and for the parties to determine whether they could successfully complete any remaining merger agreement negotiations to get to a transaction signing in short order, noting that the considerable time and resources the Company was devoting to the pursuit of a potential transaction could begin to have an adverse effect on the Company’s business if it were to continue for an extended period of time. Following a discussion of various strategic considerations and potential negotiating approaches, the Board determined that it was appropriate for Mr. McCallister to communicate to AltaGas the necessity of finalizing all remaining due diligence and completing negotiations of all transaction documentation quickly, and that if AltaGas was not able to do so, the Company was prepared to terminate further discussions with AltaGas and instead continue to execute on its strategic plan, which Mr. McCallister communicated to Mr. Harris later that same day, following the Board meeting.

Also on January 6, 2017, members of the AltaGas management team held a conference call with members of Executive Management, during which they provided responses to the reverse due diligence questions that had been submitted to AltaGas on January 3, 2017.

On January 8, 2017, K&E sent a further revised draft of the merger agreement to V&E, and a series of teleconferences between K&E and V&E to negotiate the merger agreement began on January 10, 2017 and continued over the ensuing several days.

On January 10, 2017, Messrs. McCallister and Harris had a dinner meeting in the Washington, D.C. area, at which they discussed the overall status and timing of the transaction, including the status of the merger agreement and certain terms of the transaction. At the dinner, Mr. McCallister again reiterated the importance of AltaGas completing its remaining due diligence and the parties completing negotiations of the transaction documentation quickly.

On January 12, 2017, the Company’s financial advisors sent to J.P. Morgan a term sheet prepared by K&E in consultation with Executive Management, Goldman Sachs and Lazard, relating to a subscription agreement, pursuant to which AltaGas would be obligated in certain circumstances to purchase preferred stock of the Company as a means of providing financing to the Company between the signing of the merger agreement and the closing of the transaction.

On January 12, 2017, in response to certain published reports that AltaGas was considering a significant potential strategic acquisition, which led to a significant increase in the trading volume and a decline in the trading price of AltaGas’ publicly-listed common shares, the Toronto Stock Exchange halted trading on AltaGas’ common shares. In response, AltaGas issued a public statement that it was in discussions with an unnamed third-party about a potential acquisition. Certain press outlets, including the Wall Street Journal and Bloomberg, specifically identified the Company as the target of AltaGas’ interest.

On January 13, 2017, Messrs. McCallister and Harris had a telephone call during which Mr. Harris reported the results of the AltaGas board of directors meeting earlier that day, specifically noting that the press leak had led to some negative investor and analyst reactions and the resulting drop in the AltaGas share price had created considerable concern for the AltaGas board of directors. Mr. Harris communicated that AltaGas had scheduled another meeting of its board of directors for January 16, 2017, at which it would further discuss the transaction in light of such reactions and determine its willingness to continue to proceed towards a potential transaction with the Company.

On January 17, 2017, Mr. Harris communicated to Mr. McCallister that, following the AltaGas board meeting the day before, AltaGas was still prepared to move forward with a potential transaction at a price of $88 per share (citing certain concerns regarding credit rating agency adjustments to the Company’s funds from operations forecasts identified during due diligence), and with no obligation for AltaGas to pay a regulatory termination fee in the event the transaction were not consummated due to a failure to obtain a required regulatory approval, provided AltaGas had complied with its contractual obligations to try to obtain such approval. Mr. Harris also proposed January 24, 2017 as the date for signing the merger agreement. Mr. McCallister communicated to Mr. Harris that such terms were unacceptable to the Company.

Also on January 17, 2017, the Board held a telephonic special meeting that was attended by certain members of Executive Management and representatives of K&E, Goldman Sachs and Lazard. Members of Executive Management updated the Board on AltaGas’ completion of due diligence, the status of regulatory matters and the development of a communications plan surrounding the potential transaction. Mr. McCallister updated the Board on the January 12, 2017 leak of the potential transaction, the progress of the merger agreement negotiations, the satisfactory results of the reverse due diligence that had been conducted on AltaGas (including its history of positive relationships with its regulators, a shared cultural commitment to customer service, reliability and safety issues and its commitment to preserving a strong employee base in order to maintain such culture, all of which the Board anticipated would be favorably received by the applicable regulatory authorities), and his recent conversations with Mr. Harris, including the fact that AltaGas had reduced its price to $88 per share and had expressed its unwillingness to pay a regulatory termination fee if it had complied with its obligations under the merger agreement to obtain the required regulatory approvals. The representative of K&E also provided a summary of the status of merger agreement negotiations and the remaining open items. The Board and the members of Executive Management and advisor representatives in attendance discussed these developments and various strategic considerations, including AltaGas’ change in price and the reasons cited therefor, the likelihood of reaching agreement on the remaining open merger agreement terms, the potential range of outcomes on those points, and the relative advantages and disadvantages of various negotiating strategies with respect to the unresolved price and merger agreement points. Following such discussion, the Board authorized Mr. McCallister and the advisors to continue to negotiate the open terms with AltaGas and its advisors.

Also, later on January 17, 2017, V&E sent a revised draft of the merger agreement to K&E. The revised draft included an agreement by AltaGas to pay a regulatory termination fee to the Company in the event the transaction were not consummated due to a failure to obtain a required regulatory approval, even if AltaGas had complied with its contractual obligations to try to obtain such approval, but the fee in such instance would be lower than if AltaGas had breached its contractual obligations to try to obtain such approval.

On January 18, 2017, V&E sent to K&E a revised term sheet relating to the subscription agreement. Also on January 18th, and over the next several days, K&E and V&E continued to engage in negotiations regarding the merger agreement and related transaction documentation. In addition, on that same day, the Company provided additional materials to AltaGas regarding the Company’s funds from operations projections, which had previously been cited by AltaGas as the basis for its reduction in the proposed offer price.

On January 19, 2017, Messrs. McCallister and Harris had a telephone conversation, during which they discussed the status of the draft merger agreement and key remaining open points, including regulatory and financing risk allocation matters. Mr. Harris again reiterated the price of $88 per share, which he described as AltaGas’ best and final offer, and indicated that a summary of AltaGas’ final proposal would follow. Following such discussion, and at the direction of Mr. McCallister, the Company’s financial advisors sent an email to J.P. Morgan identifying certain key points that the Company expected to be addressed in AltaGas’ final proposal.

On January 20, 2017, Mr. McCallister received an email from Mr. Harris with an updated proposal from AltaGas, which re-affirmed the $88 price per share (identifying several key drivers for the price reduction from the previously communicated price range of $90.50-$92 per share, including the funds from operations issue previously identified, higher retention and change of control costs than it had anticipated, rabbi trust funding needs, risk adjustments to the Company’s growth estimates, and potential financial impacts related to certain environmental risks), and included a summary of AltaGas’ position on certain key open merger agreement items, including the size of the termination fees, remedies for financing failures, certain employee benefit matters and certain interim operating covenant matters.

Later on January 20, 2017, Mr. McCallister and Mr. Harris had a conversation regarding the updated proposal delivered by AltaGas earlier that day, during which they reached agreement in principle on all of the remaining open transaction terms, other than price and the size of AltaGas’ termination fee payment to the Company in certain circumstances.

On the morning of January 21, 2017, Mr. McCallister and Mr. Harris had a further conversation about the proposal submitted by AltaGas on January 20, 2017. During the call, Mr. Harris communicated that AltaGas would agree to increase the price to $88.25 per share, which he characterized as AltaGas’ best and final offer, and also agreed to increase the size of AltaGas’ termination fee payment to the Company in certain circumstances.

Later on January 21, 2017, the Board held a telephonic special meeting at which members of Executive Management and representatives of K&E, Goldman Sachs and Lazard were in attendance. Mr. McCallister provided an update on the developments since the January 17th Board meeting, including the continuation of negotiations with AltaGas, and informed the Board that the parties had reached agreement on the major open transaction terms subject to final Board approval. Mr. McCallister specifically noted that after having conveyed a best and final offer price of $88 per share, AltaGas had agreed to increase its proposed price to $88.25 per share. In addition, Mr. McCallister noted that, after initially communicating an unwillingness to do so, AltaGas had agreed to pay a regulatory termination fee in the event the transaction were not consummated due to a failure to obtain a required regulatory approval, even if AltaGas had complied with its contractual obligations to try to obtain such approval, but the fee in such instance would be lower than if AltaGas had breached its contractual obligations to try to obtain such approval. Mr. McCallister also highlighted several other changes in the contractual terms that AltaGas had agreed to during the course of negotiations over the prior several days. A representative from K&E again reviewed with the Board their fiduciary duties and certain legal considerations in connection with evaluating a potential sale transaction and highlighted certain key terms of the merger agreement (including provisions related to financing and regulatory risk, the Company’s remedies in various circumstances, and the “fiduciary out” provision to permit the Board to consider unsolicited proposals received following the execution of the merger agreement). Representatives of Goldman Sachs and Lazard then provided an overview of the final proposed price and the premium and implied transaction multiples compared to other recent utility sector sale transactions. Following further discussions among the Board, Executive Management and the advisors about next steps, the Board directed Executive Management and the Company’s advisors to proceed with finalizing all transaction documentation prior to the Board’s next meeting scheduled for January 25, 2017, at which the Board would formally consider approval of the transaction, the merger agreement and related matters.

On January 22, 2017, K&E sent a revised draft merger agreement to V&E. From January 22, 2017 to January 25, 2017, representatives of K&E and V&E engaged in a series of negotiations on the remaining open issues in the transaction documents, throughout which K&E and V&E continued to exchange further drafts of such documents. Following such negotiations and exchange of revised drafts, on the morning of January 25, 2017, K&E and V&E confirmed their clients’ mutual understanding that the transaction documents were each in substantially final form, subject to the final approval of each of their respective client’s board of directors.

On January 25, 2017, the Board held a special meeting that was attended by members of Executive Management as well as representatives of K&E, Goldman Sachs and Lazard. All directors were present at the meeting in person or by telephone. At such meeting, Mr. McCallister updated the Board on the developments since the Board meeting on January 21, 2017, and reported that all of the transaction documentation had been fully negotiated and put into execution form, pending the Board’s approval. Representatives of Lazard reviewed Lazard’s financial analysis of AltaGas’ offer, as summarized below under “—Opinion of Lazard Frères & Co. LLC” At the request of the Board, a representative of Lazard then rendered Lazard’s oral fairness opinion to the Board, which opinion was subsequently confirmed in writing, that, as of January 25, 2017, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid to holders of Company common stock, other than the Company, AltaGas and their respective subsidiaries, in the merger was fair, from a financial point of view, to such holders of Company common stock. The full text of Lazard’s written opinion, dated January 25, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex C. Following the delivery of Lazard’s opinion, representatives of Goldman Sachs reviewed Goldman Sachs’ financial analysis of AltaGas’ offer, as summarized below under “—Opinion of Goldman, Sachs & Co.” At the request of the Board, a representative of Goldman Sachs then rendered Goldman Sachs’ oral fairness opinion to the Board, which opinion was subsequently confirmed in writing, that, as of January 25, 2017, and based upon and subject to the various assumptions and qualifications set forth therein, the $88.25 in cash per share of Company common stock to be paid to the holders (other than AltaGas and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the opinion of Goldman Sachs, dated January 25, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B.

A representative of K&E again reviewed with the Board their fiduciary duties and certain legal considerations in connection with evaluating a potential sale transaction. In addition, K&E reviewed with the Board the principal terms of the merger agreement, including the interim operating covenants (which members of the Executive Management also addressed), the “fiduciary out” provision to permit the Board to consider unsolicited proposals received following the execution of the merger agreement, the provisions related to the parties’ respective regulatory and financing obligations, and related remedies provisions, and the closing conditions. Representatives of K&E also summarized various employee compensation and benefits matters addressed in the merger agreement, as well as the key terms of the subscription agreement.

Representatives of Goldman Sachs and Lazard also summarized AltaGas’ financing plans, including the bridge financing it had arranged in connection with the transaction, and Executive Management also provided an update on the regulatory approval strategy, including the anticipated timeline to procure the necessary regulatory approvals in connection with the transaction.

Following this discussion, the Board unanimously (i) determined that entry into the merger agreement is in the best interests of the Company and its shareholders, (ii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (iii) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, (iv) directed that the merger agreement be submitted to a vote at a meeting of the Company’s shareholders to consider the approval of the merger agreement and the plan of merger set forth therein, and (v) approved the subscription agreement and the Company’s execution, delivery and performance of the subscription agreement and the consummation of the transactions therein.

On the afternoon of January 25, 2017, following the Board meeting, the Company and AltaGas executed the merger agreement and the subscription agreement. Following the execution of such documentation, the Company and AltaGas each issued press releases announcing the parties’ entry into the transaction.

Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement

On January 25, 2017, the Board convened a meeting at which it unanimously (i) resolved to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein, (ii) determined that the entry into the merger agreement is in the best interests of the Company and its shareholders, (iii) adopted the plan of merger set forth in the merger agreement and approved the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iv) directed that the merger agreement be submitted to a vote at a meeting of the shareholders of the Company to consider the approval of the merger agreement and the plan of merger set forth therein. In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s senior management and legal and financial advisors, and considered and evaluated a range of factors that it believed supported its decision to enter into the merger agreement and its recommendation that the shareholders of the Company approve the merger agreement and the plan of merger set forth therein, including, but not limited to, the following factors:

•	the Board’s knowledge and familiarity with the business, financial condition and results of operations of the Company, as well as the Company’s financial plan and prospects if it were to remain an independent company, including the risks and uncertainties related thereto;

•	the $88.25 per share price, which represents a 27.9% premium over the closing price per share of Company common stock on November 28, 2016, the last trading day prior to news reports of a potential acquisition of WGL by a third party, and a 38.8% premium over the volume weighted average price per share of Company common stock for the thirty trading days ended November 28, 2016;

•	the fact that the per share merger consideration is to be paid entirely in cash, which provides certainty of value and liquidity to the Company’s shareholders, including because such shareholders will not be exposed to any risks and uncertainties relating to the Company’s and AltaGas’ future value if the merger is consummated;

•	the possible alternatives to the merger, including a strategic transaction with another party or continuing as a standalone company, and the timing and likelihood of effecting such alternatives, which alternatives the Board evaluated and determined were less favorable to the Company’s shareholders than the merger at a price of $88.25 per share, given the potential benefits, risks and uncertainties associated with those alternatives;

•	the opinion of Goldman Sachs, dated January 25, 2017, to the Board that, as of the date of the opinion and based upon and subject to the various assumptions and qualifications set forth therein, the $88.25 in cash per share of Company common stock to be received by the holders (other than AltaGas and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the opinion of Lazard, dated January 25, 2017, to the Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger was fair, from a financial point of view, to such holders of Company common stock;

•	the Board’s belief, based on the progress and outcome of the transaction negotiations with AltaGas, that the $88.25 per share price represented the highest price per share that AltaGas was willing to pay, as well as the highest value reasonably obtainable by the Company, and that the merger agreement contained the most favorable terms for the Company to which AltaGas was willing to agree;

•	the likelihood and anticipated timing of completing the proposed merger in light of the nature and scope of the conditions to completion;

•	the absence of a financing condition in the merger agreement, and the Board’s review and evaluation, in consultation with its financial advisors, of AltaGas’ financing plans in connection with the merger;

•	the obligations imposed on AltaGas under the merger agreement to use its reasonable best efforts to obtain the regulatory approvals and to procure its financing;

•	AltaGas’ history of positive relationships with its regulators, its shared cultural commitment to customer service, reliability and safety issues, its commitment to preserving a strong employee base in order to maintain such culture, and the post-closing commitments made by AltaGas in the merger agreement, including those described in “The Merger Agreement—Post-Merger Operations” beginning on page 98, all of which the Board anticipated would be favorably received by the applicable regulatory authorities and therefore increase the likelihood of completing the proposed merger;

•	the Company’s ability, pursuant to the merger agreement, subject to certain exceptions, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, AltaGas will pay the Company a termination fee (which, depending on the particular circumstances, could be $68,000,000, $182,000,000 or $205,000,000), without the Company having to establish any damages;

•	the fact that the merger agreement permits the Company to declare and pay its regular quarterly cash dividends, increase its regular quarterly dividend rate up to specified amounts in each of 2017 and 2018 and pay a “stub” dividend in respect of the quarter in which the merger is consummated, without the prior consent of AltaGas;

•	the fact that the Company will still be able to consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations regarding such proposals under certain circumstances;

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders vote to approve the merger agreement; and

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a “superior proposal” (as defined in the merger agreement), and the fact that the termination fee of $136,000,000 million payable to AltaGas in such case was determined by the Board to be reasonable in the context of similar fees payable in comparable transactions and in light of the overall terms of the merger agreement (including the merger consideration), and would not reasonably be expected to deter unsolicited competing proposals.

In the course of its deliberations, the Board also considered a variety of risks, uncertainties and other countervailing factors related to entering into the merger agreement and the transactions contemplated thereby, including the merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if any of the regulatory approvals are not obtained;

•	that the shareholders of the Company will have no ongoing equity interest in the surviving corporation following the proposed merger, meaning that the shareholders will cease to participate in the Company’s future earnings or growth, or to benefit from any future increases in the value of the Company’s common stock;

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger contained in the pre-closing covenants in the merger agreement, which may have a material adverse effect on the Company’s ability to respond to changing market and business conditions or delay or prevent the Company from undertaking business opportunities that may arise or certain other actions it might otherwise take or forego from taking with respect to the operations of the Company pending completion of the proposed merger;

•	the risks and costs to the Company if the proposed merger is not consummated, including the significant diversion of management and employee attention during the pendency of the transaction, the potential adverse effects on the Company’s relationships with its regulators, potential employee attrition and the potential disruptive effect on its business and customer relationships, and the potential that the market’s perception of the Company’s prospects could be adversely affected;

•	the fact that the merger agreement precludes the Company from soliciting competing proposals, imposes restrictions on the Company’s ability to respond to unsolicited competing proposals and requires the Company to pay to AltaGas a termination fee of $136,000,000 to accept a superior proposal, which could discourage other third parties from making an unsolicited competing proposal to acquire the Company;

•	that there can be no assurance that all conditions to the parties’ obligations to effect the merger will be satisfied prior to the outside date set forth in the merger agreement;

•	that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many Company shareholders;

•	that if the proposed merger is not completed, the Company will be required to pay its own expenses associated with the merger agreement, as well as, under certain circumstances, pay AltaGas a termination fee of $136,000,000 million; and

•	that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information on the interests of the Company’s directors and executive officers in the merger, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67;

The Board conducted an overall analysis of the reasons and factors described above and determined in its business judgment that, in the aggregate, the potential benefits of the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company outweighed the risks and potential negative consequences of the transactions.

The foregoing discussion of certain reasons and factors considered by the Board is intended to be illustrative, and is not exhaustive, but includes the material reasons and factors considered by the Board in reaching its conclusions and recommendation in relation to the merger agreement and the transactions contemplated thereby, including the merger. In view of the wide variety of reasons and factors considered by the Board in connection with its evaluation of the proposed merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific reasons or factors it considered in reaching its determination and did not undertake to make any specific determination as to whether any particular reason or factor, or any aspect thereof, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In addition, individual members of the Board may have given different weights to different factors or may have had different reasons or factors for their ultimate determination.

It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement.

The Board unanimously recommends that the shareholders of the Company vote “FOR” approval of the merger agreement and the plan of merger set forth therein.

Prospective Financial Information

The Company does not as a matter of course make public projections as to future performance due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of the merger and other strategic alternatives available to the Company, the Company’s management provided to the Board, Goldman Sachs, Lazard and, in connection with its due diligence investigation, AltaGas, certain non-public, unaudited prospective financial information, which we refer to as “prospective financial information.”

Summaries of the prospective financial information are provided below. The prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, weather, general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information is subjective in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in the Company’s periodic reports filed with the SEC. For additional information regarding these risks, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and other risk factors described in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. The Company’s shareholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information should not be considered a reliable predictor of future results and should not be relied upon as such. The prospective financial information covers multiple years and such information by its nature becomes less predictive with each successive year.

The prospective financial information was based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

Overall

•	Adjusted EBIT and non-GAAP Operating Earnings are primarily driven by the Company’s capital expenditure plans, Utility rate relief, completion of the Company’s midstream pipeline investments, and growth in the energy efficiency sub-segment.

•	The Company’s consolidated target equity ratio of 50%, with the Regulated Utility segment targeted at 53%.

•	The Company issues $655 million of common stock from fiscal year 2017 through fiscal year 2019; no new additional issuances of common stock in fiscal years 2020 or 2021.

Regulated Utility segment

•	Net average Regulated Utility meter growth rate of 1.2%.

•	Capital expenditures are driven by customer growth, accelerated pipeline replacement, and system expansion.

Midstream Energy Services segment

•	Central Penn pipeline enters service in the third quarter of calendar year 2018, Constitution and Mountain Valley in the fourth quarter of calendar year 2018. Stonewall pipeline capacity is expanded in the fourth quarter of calendar year 2019.

•	Owned storage grows by 2 bcf per year.

Commercial Energy Systems segment

•	The Company continues to invest $100M per year, divided between owned distributed generation facilities and tax equity investments.

•	Revenues in the energy efficiency sub-segment grow at a compound annual growth rate of 33% through 2021.

Retail Energy Marketing segment

•	Overall unit margins forecasted at levels consistent with recent historical averages.

•	Volumetric growth achieved in the large commercial sub-segment.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the transaction. The prospective financial information does not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context. The prospective financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective financial information is unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Readers of this document are urged not to place undue reliance on the summary of the prospective financial information set forth below.

The inclusion of the prospective financial information herein is not deemed an admission or representation by the Company that either the projected financial performance or the projected cash flow are viewed by the Company as material information of the Company or the surviving corporation. Neither the projected financial performance nor the projected cash flow is included in this proxy statement in order to induce any holder of the Company common shares to vote for the proposal to approve the merger agreement and the plan of merger set forth therein. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Subject to the foregoing qualifications, the following is a summary of the prospective financial information:

Prospective Financial Information

($ in thousands, except non-GAAP operating earnings per share)

	2017E	2018E	2019E	2020E	2021E
Adjusted EBIT*
Regulated Utility	$243,224	$259,368	$291,422	$318,834	$328,292
WGL Midstream	$20,459	$55,457	$117,430	$126,068	$126,841
Commercial Energy Systems	$48,883	$71,376	$72,828	$79,800	$88,000
Retail Energy Marketing	$50,018	$50,433	$54,032	$57,274	$60,030
Non-GAAP Operating Earnings*	$180,330	$224,974	$267,833	$293,663	$301,660

Capital Expenditures
Regulated Utility	$420,700	$444,900	$442,800	$481,500	$527,600
WGL Midstream	$118,800	$531,200	$90,500	$100	$0
Commercial Energy Systems	$100,100	$100,100	$100,100	$100,100	$100,100
Retail Energy Marketing	$1,500	$150	$150	$75	$75
Non-GAAP Operating Earnings per Share*	$3.38	$3.89	$4.44	$4.78	$4.91

*	These are non-GAAP projections. Management believes that these non-GAAP measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance. In providing future year estimates, we note that there will likely be differences between our reported GAAP earnings and EBIT and our non-GAAP operating earnings and adjusted EBIT due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for WGL Midstream. For fiscal year 2016, non-GAAP operating earnings were lower than GAAP earnings due to $2.5 million of after-tax non-GAAP adjustments. For fiscal year 2015, non-GAAP operating earnings were higher than GAAP earnings due to $27.0 million of after-tax non-GAAP adjustments. As demonstrated by these comparisons, non-GAAP adjustments can change significantly and will vary from period to period. As a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings and EBIT projections therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings and adjusted EBIT projections, or reconcile those items to a corresponding GAAP equivalent.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the Board that, as of January 25, 2017 and based upon and subject to the factors and assumptions set forth therein, the $88.25 in cash per share of Company common stock to be paid to the holders (other than AltaGas and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 25, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2016;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its shareholders;

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are referred to as the “Forecasts;” and are described in the section entitled “The Merger—Prospective Financial Information” beginning on page 44; and

•	certain analyses prepared by the management of the Company related to the expected utilization of certain net operating loss carryforwards and investment tax credit carryforwards, as approved for Goldman Sachs’ use by the Company which are referred to as the “NOL and ITC Forecasts.”

Goldman Sachs also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility and power industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts and the NOL and ITC Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than AltaGas and its affiliates) of shares of Company common stock, as of the date of the opinion, of the $88.25 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the transaction, whether relative to the $88.25 in cash per share to be paid to the holders (other than AltaGas and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or AltaGas or the ability of the Company or AltaGas to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 24, 2017, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for shares of Company common stock.

This analysis indicated that the price per share to be paid to the Company shareholders pursuant to the merger agreement represented:

•	a premium of 37.8% based on the market closing price per share of Company common stock of $64.03 on November 17, 2016 (which represents the last trading day prior to when the Company experienced significantly increased trading activity versus normal trading volumes and stock price outperformance versus the stock of other gas local distribution companies);

•	a premium of 27.9% based on the market closing price per share of Company common stock of $69.02 on November 28, 2016 (which represents the last trading day prior to news reports of a potential acquisition of the Company by a third party);

•	a premium of 38.8% based on the volume weighted average price per share of Company common stock of $63.60 for the 30 trading days ended November 28, 2016;

•	a premium of 20.3% based on the undisturbed all time high market closing price per share of Company common stock of $73.33;

•	a premium of 51.7% based on the 52-week low market closing price per share of Company common stock of $58.18; and

•	a premium of 11.8% based on the market closing price per share of Company common stock of $78.96 on January 24, 2017.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the utility and power industry (collectively referred to as the selected companies):

•	Atmos Energy Corporation;

•	New Jersey Resources Corporation;

•	Northwest Natural Gas Company;

•	ONE Gas Inc.;

•	South Jersey Industries Inc.;

•	Southwest Gas Holdings Inc.; and

•	Spire Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared financial multiples and ratios for the selected companies and for the Company based on information it obtained from SEC filings, estimates from the Institutional Brokers’ Estimate System, which we refer to as “IBES” estimates (as well as estimates from the Forecasts in the case of the Company), and Bloomberg market data as of January 24, 2017. With respect to each of the selected companies and the Company, Goldman Sachs calculated the applicable company’s implied price to estimated earnings ratios, which we refer to as the “P/E Ratio,” of the selected companies by dividing the price per share of the relevant company (calculated using the closing price per share of the applicable company’s common stock as of January 24, 2017 and as of November 17, 2016 in the case of the Company) by the estimated earnings per share of the relevant company for each of calendar years 2017 and 2018 per IBES estimates and, in the case of the Company, per the Forecasts. In addition, Goldman Sachs calculated the applicable company’s enterprise value, which we refer to as “EV” (calculated using the closing price of shares of the applicable company’s stock as of January 24, 2017 and as of November 17, 2016 in the case of the Company), as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for the calendar year 2017 per IBES estimates and, in the case of the Company, per the Forecasts, which we refer to as “EV/2017E EBITDA.”

The results of this analysis are summarized in the following table:

	Selected Companies (Based on IBES estimates)	Company per IBES estimates	Company per Forecasts
Range
2017E CY P/E Ratio	18.0x-25.8x	19.1x	18.3x
2018E CY P/E Ratio	17.4x-24.4x	16.9x	15.9x
2017E CY EV/EBITDA	8.6x-14.4x	10.3x	9.3x

Goldman Sachs also calculated the implied dividend yield of the selected companies and the Company by annualizing the dividends paid by each of the selected companies in the previous quarter. The following table presents the results of this analysis:

	Selected Companies	Company
	Range
Annualized Dividend Yield	2.2%-3.3%	3.0%

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions involving consideration in excess of $1,000,000,000 in the utility and power industry since February 2012:

Selected Transactions
Date Announced	Acquiror	Target
February 20, 2012	FortisUS Inc.	CH Energy Group, Inc.
May 29, 2013	MidAmerican Energy Holdings Company	NV Energy, Inc.
December 11, 2013	FortisUS Inc.	UNS Energy Corporation
April 30, 2014	Exelon Corporation	Pepco Holdings Inc.
June 23, 2014	Wisconsin Energy Corporation	Integrys Energy Group, Inc.
October 20, 2014	Como 1 L.P., a subsidiary of Macquarie Group	Cleco Corporation
December 3, 2014	Nextera Energy, Inc.	Hawaiian Electric Industries, Inc.
February 25, 2015	Iberdrola USA, Inc.	UIL Holdings Corporation
August 24, 2015	The Southern Company	AGL Resources Inc.
September 4, 2015	Emera Inc.	TECO Energy Inc.
October 26, 2015	Duke Energy Corporation	Piedmont Natural Gas Company, Inc.
February 1, 2016	Dominion Resources, Inc.	Questar Corporation
February 9, 2016	Fortis Inc.	ITC Holdings Corp.
February 9, 2016	Algonquin Power & Utilities Corp.	The Empire District Electric Company
May 31, 2016	Great Plains Energy Incorporated	Westar Energy, Inc.
July 29, 2016	NextEra Energy, Inc.	Oncor Electric Delivery Company

While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that were acquired in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

For each of the selected transactions, Goldman Sachs calculated and reviewed the announced purchase price per share of the target company as a multiple of estimated earnings per share for the first full fiscal period beginning in the year of the applicable transaction announcement date or, in certain instances, for the fiscal year period following the announcement date as described in the footnote to the table below, which we refer to as “FY1 EPS” or “FY2 EPS” as the case may be, based on IBES estimates most recently published prior to the date of the announcement of the applicable transaction. For the proposed merger, Goldman Sachs calculated the $88.25 per share purchase price as a multiple of FY1 EPS, using the Forecasts.

In addition, for each of the selected transactions and the proposed merger, Goldman Sachs calculated and reviewed the premiums paid as a comparison of the announced per share price compared to the last undisturbed closing price, if available, of the relevant target company prior to the announcement of the relevant transaction, using publicly available data.

The following table presents the results of this analysis:

Metric	Selected Transactions		Proposed Transaction
	Range	Median
Purchase Price/ FY1 EPS (1)	18.3x - 32.1x	21.5x	26.1x
Premiums Paid: 1-Day Prior to Announcement (2)	10.6% - 50.1%	24.7%	37.8%(3)

(1)	Fortis / UNS and NextEra / HECO based on FY2 EPS (announced in December).
(2)	The Macquarie / Cleco 1-day premium is disturbed. Great Plains / Westar premium represents undisturbed premium as of 09-Mar-2016; Emera / TECO premium represents undisturbed premium as of 15-Jul-2015; Empire and ITC premiums based on undisturbed prices (as of 10-Dec-2015 and 27-Nov-2015, respectively).
(3)	Represents undisturbed premium as of 17-Nov-2016.

Goldman Sachs then multiplied the range of Purchase Price/FY1 EPS multiples by the Company’s FY1 estimated earnings per share, per the Forecasts, to obtain a range of illustrative prices per share of Company common stock of $61.85 to $108.50. In addition, Goldman Sachs applied the range of premia to the closing price per share of Company common stock on November 17, 2016 to obtain a range of illustrative prices per share of Company common stock of $70.82 to $96.11.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2018 and 2019. Goldman Sachs first calculated the implied future equity values per share of Company common stock at fiscal year-end for each of the fiscal years 2017 and 2018 by applying illustrative next twelve month price to earnings multiples ranging from 17.0x to 21.0x to estimated earnings per share of the Company stock for 2018 and 2019, and then discounted back to September 30, 2016 using an illustrative discount rate of 6.1%, reflecting an estimate of the Company’s cost of equity. The calculations were adjusted for the present value of estimated dividends per share of the Company common stock from September 30, 2016 to fiscal year-end 2017 and from September 30, 2016 to fiscal year-end 2018, as applicable, per the Forecasts. This analysis resulted in a range of implied present values of $64.27 to $86.64 per share of Company common stock.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to determine a range of present values per share of Company common stock. Using discount rates ranging from 4.75% to 5.75%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2016 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2017 through 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying a range of LTM (Last Twelve Months) earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, exit multiples of 10.0x to 11.5x to the Company’s estimated terminal year EBITDA, as reflected in the Forecasts. In addition, using an illustrative discount rate of 5.6%, reflecting estimates of the midpoint between the Company’s cost of equity and the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2016, the estimated benefits of the Company’s net operating losses and investment tax carryforwards, or (“NOLs”) and (“ITCs”) for the years 2017 through 2025 as reflected in the NOL and ITC Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above and the present value it derived for the estimated benefits of the Company’s NOLs and ITCs. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of net debt as of September 30, 2016, as provided by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company, to derive a range of illustrative present values per share ranging from $73.41 to $97.52.

Sum-of–the-Parts Analysis

Goldman Sachs performed a sum-of-the-parts financial analysis for the following five business segments of the Company:

•	Regulated Utility

•	Midstream Energy Services

•	Retail Energy-Marketing

•	Commercial Energy Systems

•	Other Corporate & Eliminations

Goldman Sachs calculated implied ranges of values for each the segments by applying illustrative multiple ranges to the Forecasts for:

•	the estimated net income for fiscal year 2018 for the Regulated Utility Segment,

•	the estimated EBITDA for fiscal year 2019 for the Midstream Segment,

•	the estimated EBITDA for fiscal year 2018 for the Retail Energy Segment,

•	the estimated EBITDA for fiscal year 2018 for the Commercial Energy Systems Segment, and

•	the estimated net income for fiscal year 2018 for Other Corporate & Eliminations.

The range of multiples used and the illustrative ranges of implied equity values and enterprise values calculated by Goldman Sachs are summarized in the following table:

Company Business Segment	Multiple	Illustrative Range of Multiples	Implied Value (in millions)
Regulated Utility	2018E Net Income	18.0x - 22.0x	$2,272 - $2,777 (Implied Equity Value)
Midstream	2019E EBITDA	8.5x - 10.5x	$1,194 - $1,475 (Implied EV)
Retail Energy Marketing	2018E EBITDA	4.0x - 6.0x	$208 - $311 (Implied EV)
Commercial Energy Systems	2018E EBITDA	7.0x - 9.0x	$714 - $918 (Implied EV)
Other Corporate & Eliminations	2018E Net Income	18.0x - 22.0x	(96) to (117) (Implied Equity Value—negative)

Goldman Sachs then calculated an illustrative range of implied equity values of the Company by calculating: (i) the range of implied equity values of the Regulated Utility segment, plus (ii) the sum of the ranges of implied EVs of each of the Midstream, Retail Energy-Marketing and Commercial Energy Systems segments minus (iii) the amount of the Company’s non-utility net debt as of September 30, 2016, as provided by the management of the Company minus (iv) the range of implied (negative) equity values of Other Corporate & Eliminations. Goldman Sachs then divided this range of implied equity values for the Company by the number of shares of Company common stock outstanding on a fully diluted basis as of January 24, 2017, as provided by management of the Company, to calculate an illustrative range of per share equity values. This analysis resulted in an illustrative range of values of $67.21 to $87.63 per share of Company common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the $88.25 in cash per share of Company common stock to be paid to the holders (other than AltaGas and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, AltaGas, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and AltaGas and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, AltaGas, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time. During the two year period ended January 25, 2017, other than in connection with the merger, Goldman Sachs has not received any compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company, AltaGas and/or their respective affiliates. Goldman Sachs may also in the future provide investment banking services to the Company, AltaGas and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated December 12, 2016 the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $18,000,000, $4,500,000 of which became payable at announcement of the transaction, and the reminder of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Lazard Frères & Co. LLC

Summary of Opinion

The Company retained Lazard as its financial advisor in connection with the merger. On January 25, 2017, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger was fair, from a financial point of view, to such holders of Company common stock.

The full text of Lazard’s written opinion, dated January 25, 2017, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such), and Lazard’s opinion was rendered to the Board in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of Company common stock (other than excluded holders) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard, as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of Company common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might have engaged or the merits of the underlying decision by the Company to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the merger agreement;

•	Reviewed certain publicly available historical business and financial information relating to the Company;

•	Reviewed various financial forecasts, including the prospective financial information that is described in the section entitled “The Merger—Prospective Financial Information” beginning on page 44 and other data provided to Lazard by the Company relating to the business of the Company;

•	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	Reviewed historical stock prices and trading volumes of Company common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below under “—Summary of Lazard Financial Analyses” and “—Other Analyses.” The summary of the analyses and reviews provided below under “—Summary of Lazard Financial Analyses” and “—Other Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in “—Summary of Lazard Financial Analyses” and “—Other Analyses,” without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to the Company, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 24, 2017, and is not necessarily indicative of current market conditions. Lazard has been instructed by the Board to use the prospective financial information that is described in the section entitled “The Merger—Prospective Financial Information,” beginning on page 44, as a basis for its analyses.

Consolidated Comparable Company Multiples Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly-traded regulated utility companies whose operations Lazard believed, based on its experience with companies in the regulated utility industry and professional judgment, to be generally relevant in analyzing the Company’s operations for purposes of this analysis. Lazard compared such information to the corresponding information for the Company.

The selected group of companies used in this analysis, which we refer to as the “Company comparable companies,” was as follows:

•	Atmos Energy Corporation;

•	New Jersey Resources Corporation;

•	Northwest Natural Gas Company;

•	ONE Gas, Inc.;

•	South Jersey Industries, Inc.;

•	Southwest Gas Corporation; and

•	Spire Inc.

Lazard selected the companies reviewed in this analysis because, among other things, the Company comparable companies operate businesses similar to the business of the Company. However, no selected company is identical to the Company. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the Company comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the Company comparable companies, including, among other things:

•	the ratio of each company’s January 24, 2017 closing share price to its calendar year 2017 and 2018 estimated earnings per share, or “EPS,” which ratio we refer to as the “P/E multiple”; and

•	the ratio of each company’s enterprise value, which Lazard calculated as the market capitalization of each company (based on each company’s closing share price on January 24, 2017 and fully-diluted share count as of September 30, 2016), plus debt, less cash, cash equivalents and marketable securities as of September 30, 2016, to its estimated calendar year 2017 and 2018 EBITDA, which ratio we refer to as the “EBITDA multiple.”

The EPS and EBITDA estimates for each of the Company comparable companies used by Lazard in its analysis were based on Wall Street research, which represents publicly available consensus estimates. The following table summarizes the results of this review:

	2017E P/E Multiple	2018E P/E Multiple	2017E EBITDA Multiple		2018E EBITDA Multiple
Atmos Energy Corporation	20.9x	19.6x	10.5x		9.6x
New Jersey Resources Corporation	21.2x	19.7x	14.6x	*	12.8x	*
Northwest Natural Gas Company	25.9x	24.5x	10.5x		10.0x
ONE Gas, Inc.	22.3x	21.3x	10.4x		9.8x
South Jersey Industries, Inc.	23.7x	20.4x	13.0x	*	11.8x	*
Southwest Gas Corporation	22.8x	21.6x	9.0x		8.7x
Spire Inc.	18.0x	17.4x	11.0x		10.1x

*	2017E and 2018E EBITDA multiples of New Jersey Resources Corporation and South Jersey Industries, Inc. were excluded from summary statistics because Lazard believed, in its professional judgment, that such multiples were disproportionately higher due to the treatment of investment tax credit benefits for the companies’ solar assets

Based on Lazard’s analysis of the P/E multiples and EBITDA multiples for the Company comparable companies, as well as its professional judgment and experience, in order to derive consolidated “near-term” valuation ranges (for fiscal years 2017 and 2018) for the Company, Lazard applied certain ranges of multiples to the estimates of the Company’s EPS and EBITDA for fiscal years 2017 and 2018, in each case based on the prospective financial information.

In calculating the implied price per Company share ranges set forth below, Lazard used the Company’s net debt (approximately $1.8 billion) and fully diluted shares of common stock outstanding (approximately 51.4 million) as of September 30, 2016 from the prospective financial information and the Company’s 2016 Form 10-K.

The results of these analyses are set forth below:

Metric	Multiple Range	Implied Price Per Company Share Range
P/E Multiple to 2017E EPS	20.5x – 22.5x	$69.25 – $76.00
P/E Multiple to 2018E EPS	19.5x – 21.5x	$75.75 – $83.50
EBITDA Multiple to 2017E EBITDA	10.0x – 11.0x	$65.00 – $75.00
EBITDA Multiple to 2018E EBITDA	9.0x – 10.0x	$70.50 – $82.25

In order to derive consolidated “run-rate” valuation ranges (based on the Company’s estimated future equity value per share at the end of fiscal year 2019 based on fiscal year 2020 and 2021 financial forecasts) for the Company, Lazard applied certain ranges of multiples to the estimates of the Company’s EPS and EBITDA for fiscal years 2020 and 2021, in each case based on the prospective financial information.

In calculating the implied price per Company share ranges set forth below, Lazard used estimates of the Company’s net debt (approximately $2.4 billion) and fully diluted shares of common stock outstanding (approximately 61.5 million) as of September 30, 2019 from the prospective financial information. The estimated equity value per share at the end of fiscal year 2019 was discounted to present value at the Company’s estimated cost of equity of approximately 6.50%. To calculate the estimated cost of equity, Lazard utilized the Capital Asset Pricing Model, which uses a “beta” metric based on the Company’s risk profile, a risk-free rate of return and a market risk premium.

The results of these analyses are set forth below:

Metric	Multiple Range	Implied Price Per Company Share Range
P/E Multiple to 2020E EPS	20.5x – 22.5x	$81.00 – $89.00
P/E Multiple to 2021E EPS	19.5x – 21.5x	$79.25 – $87.50
EBITDA Multiple to 2020E EBITDA	10.0x – 11.0x	$71.50 – $81.75
EBITDA Multiple to 2021E EBITDA	9.0x – 10.0x	$65.25 – $76.00

Lazard calculated the average of the low ends and high ends of the implied price per Company share ranges for each of the consolidated near-term and consolidated run-rate analyses set forth above. From these analyses, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range (Near-Term)	Implied Price Per Share Range (Run-Rate)	Merger Consideration
$70.25 – $79.25	$74.25 – $83.50	$88.25

Sum-of-the-Parts Comparable Company Multiples Analysis

Lazard applied comparable company multiples to perform a sum-of-the-parts analysis of the Company. A sum-of-the-parts valuation analysis reviews a company on a segment-by-segment basis to determine an implied market value for the enterprise as a whole. Lazard based its analysis on an estimated standalone valuation of each of the Company’s primary operating segments, referred to as the “Company segments”:

•	Regulated utility;

•	Retail energy-marketing;

•	Commercial energy systems;

•	Midstream energy services; and

•	All other Company activities and transactions aggregated and referred to as “corporate/other.”

Lazard analyzed the respective standalone valuations of each Company segment by reviewing various financial multiples and ratios of selected publicly traded companies, referred to as the “Company segment comparable companies,” that Lazard believed, based on its experience with companies in the regulated utility and energy industries and professional judgment, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, sizes and geographies, and applying such multiples to the applicable estimated operating metric for such Company segment as set forth in the prospective financial information.

With respect to the regulated utility segment, Lazard calculated and compared various financial multiples and ratios for four companies engaged primarily in the natural gas distribution business, Atmos Energy Corporation, Northwest Natural Gas Company, ONE Gas, Inc., and Spire Inc. The following table summarizes the results of this review for such Company segment comparable companies:

	2017 P/E Multiple	2017 EBITDA Multiple
High	25.9x	11.0x
Mean	21.8x	10.6x
Median	21.6x	10.5x
Low	18.0x	10.4x

Lazard applied an EBITDA multiple range of 10.0x to 11.0x to the regulated utility segment’s estimated EBITDA of $375 million for fiscal year 2017 and a P/E multiple range of 20.5x to 22.5x to the regulated utility segment’s estimated net income of $118 million for fiscal year 2017 and calculated the average of the low ends and high ends of the resulting enterprise value ranges for such segment.

With respect to the retail energy-marketing segment, Lazard calculated and compared various financial multiples and ratios for two retail energy companies, Just Energy Group Inc. and Spark Energy, Inc. The following table summarizes the results of this review for such Company segment comparable companies:

	2017 EBITDA Multiple	2018 EBITDA Multiple
High	6.9x	6.6x
Mean	6.0x	5.8x
Median	6.0x	5.8x
Low	5.2x	5.0x

Based on this analysis and Lazard’s professional judgment, Lazard applied a range of EBITDA multiples of 5.0x to 7.0x to the retail energy-marketing segment’s estimated EBITDA of $51 million for fiscal year 2017 to calculate a range of enterprise values for such segment.

With respect to the commercial energy systems segment, Lazard calculated and compared various financial multiples and ratios for two energy services companies, AECOM and Ameresco, Inc., and six renewable generation companies, Brookfield Renewable Energy Partners, LP, NextEra Energy Partners LP, 8point3 Energy Partners LP, NRG Yield, Inc., Pattern Energy Group, Inc. and TransAlta Renewables Inc. The following table summarizes the results of this review for such Company segment comparable companies:

Energy Services
	2017 EBITDA Multiple	2018 EBITDA Multiple
High	9.6x	8.2x
Mean	8.0x	8.2x
Median	8.0x	8.2x
Low	6.4x	8.2x

Renewable Generation	2017 EBITDA Multiple	2018 EBITDA Multiple
High	13.6x	13.4x
Mean	11.1x	10.0x
Median	10.5x	9.2x
Low	9.8x	8.1x

Based on this analysis and Lazard’s professional judgment, Lazard applied a range of EBITDA multiples of 8.0x to 10.0x and 7.0x to 9.0x, respectively, to the commercial energy systems segment’s estimated EBITDA of $73 million for fiscal year 2017 and $102 million for fiscal year 2018 and calculated the average of the low ends and high ends of the resulting enterprise value ranges for such segment.

With respect to the midstream energy services segment, Lazard calculated and compared various multiples and financial ratios for four public companies taxed as corporations, Enbridge Inc., Kinder Morgan, Inc., TransCanada Corporation and The Williams Companies, Inc., and three master limited partnerships, Boardwalk Pipeline Partners, LP, EQT Midstream Partners, LP and Spectra Energy Partners, LP. The following table summarizes the results of this review for such Company segment comparable companies:

Corporations	2017 EBITDA Multiple	2018 EBITDA Multiple	2019 EBITDA Multiple
High	14.0x	12.8x	12.2x
Mean	12.0x	11.0x	10.4x
Median	12.4x	11.7x	11.1x
Low	9.2x	8.1x	7.4x

Master Limited Partnerships	2017 EBITDA Multiple	2018 EBITDA Multiple	2019 EBITDA Multiple
High	14.3x	12.2x	10.7x
Mean	12.2x	10.8x	9.7x
Median	12.5x	11.4x	9.7x
Low	9.7x	8.9x	8.6x

Based on this analysis and Lazard’s professional judgment, Lazard applied a range of EBITDA multiples of 8.5x to 9.5x to the midstream energy services segment’s estimated EBITDA of $140 million for fiscal year 2019, subtracting in each case certain estimated project-level debt of non-consolidated projects, to calculate a range of enterprise values for such segment. Lazard utilized the midstream energy services segment’s 2019 estimated EBITDA due to the significant expected increase in its estimated EBITDA in that year due to the expected timing for the completion of certain major pipeline products as described in the prospective financial information.

With respect to the corporate/other segment, Lazard applied a range of EBITDA multiples of 10.0x to 11.0x to the corporate/other segment’s estimated EBITDA of ($6) million for fiscal year 2017 to calculate a range of enterprise values for such segment. Such multiples were derived from Lazard’s review of the financial multiples and ratios of the Company comparable companies as described under “—Consolidated Comparable Company Multiples Analysis” above.

The following table summarizes the resulting ranges of enterprise values for each of the Company segments:

Enterprise Value (in millions)
Regulated Utility	$3,616 – $3,921
Retail Energy-Marketing	$256 – $359
Commercial Energy Systems	$650 – $825
Midstream Energy Services	$1,116 – $1,256
Corporate/Other	($69) – ($63)

Lazard then added the low ends and high ends of the enterprise value ranges for the Company segments to calculate a consolidated enterprise value range for the Company and subtracted consolidated net debt (approximately $1.8 billion as of September 30, 2016 from the prospective financial information and the Company’s 2016 Form 10-K) to calculate a range of consolidated equity values for the Company. Lazard divided the resulting consolidated equity value range by the fully diluted shares of Company common stock outstanding (approximately $51.4 million as of September 30, 2016 from the prospective financial information and the Company’s 2016 Form 10-K) to calculate an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$73.50 – $87.50	$88.25

Sum-of-the-Parts Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of the Company on a sum-of-the-parts basis, consisting of a discounted cash flow analysis of the estimated values of the Company segments.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows (calculated, beginning with EBITDA, by adding other income, subtracting taxes, capital expenditures and adjusting for changes in working capital, other investments, deferred taxes and other items) of a company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Lazard calculated the discounted cash flow value of each Company segment (other than corporate/other) as the sum of the net present value, as of September 30, 2016, of each of:

•	the estimated future cash flows that such segment will generate for each of fiscal years 2017 through 2021; and

•	the estimated value of such segment at the end of fiscal year 2021, or the “terminal value.”

The estimated future cash flows for the Company segments (other than corporate/other) were calculated by Lazard based on data provided by the Company in the prospective financial information, as the prospective financial information did not include an explicit calculation of unlevered free cash flows for the Company on a consolidated basis or for the Company segments. The following table sets forth, for the Company and each Company segment (other than corporate/other), the estimated unlevered free cash flow for each of fiscal years 2017 through 2021 as calculated by Lazard.

Fiscal Year Ending September 30, (in millions)
Year	2017E	2018E	2019E	2020E	2021E
WGL (Consolidated)	($198)	($577)	($28)	$120	$72
Regulated Utility	($66)	($67)	($28)	($40)	($64)
Retail Energy-Marketing	$51	$37	$35	$44	$29
Commercial Energy Systems	($60)	($21)	($19)	($14)	($21)
Midstream Energy Services	($106)	($506)	$6	$151	$150

For its discounted cash flow calculations, Lazard applied discount rates consisting of Lazard’s estimated ranges of the weighted average cost of capital for each Company segment (other than corporate/other), based on, among other things, the average unlevered risk profiles, weighted after-tax cost of debt and consolidated leverage ratios of the applicable Company segment comparable companies described under “—Sum-of-the-Parts Comparable Companies Analysis” above.

Lazard calculated the terminal values for the Company segments (other than regulated utility and corporate/other) by applying certain ranges of EBITDA multiples to each such segment’s estimated terminal year EBITDA, as set forth in the prospective financial information. Lazard calculated the terminal value for the regulated utility segment by averaging the terminal values obtained by applying a range of EBITDA multiples and P/E multiples to the regulated utility segment’s estimated terminal year EBITDA and net income, respectively. The ranges of the multiples applied to each Company segment were selected by Lazard in its professional judgment by reference to the multiples of the applicable Company segment comparable companies described under “—Sum-of-the-Parts Comparable Companies Analysis” above.

To value the corporate/other segment, Lazard applied a range of EBITDA multiples derived from its review of the financial multiples and ratios of the Company comparable companies as described under “—Consolidated Comparable Company Multiples Analysis” above to such segment’s estimated fiscal year 2017 EBITDA.

The results of these analyses are summarized below:

Company Segment	Discount Rate	EBITDA Multiple	Enterprise Value (in millions)
Regulated Utility	4.75% –5.25%	10.0x – 11.0x(1)	$3,661 – $4,084
Retail Energy-Marketing	6.25% – 7.25%	5.0x – 7.0x	$389 – $496
Commercial Energy Systems	6.25% – 7.25%	8.0x – 10.0x	$651 – $888
Midstream Energy Services	6.50% – 7.50%	9.5x – 10.5x	$657 – $826
Corporate/Other	–	10.0x – 11.0x	($69) – ($63)

(1)	Lazard also applied a P/E multiple range of 20.5x – 22.5x to estimated terminal year net income.

Lazard then added the low ends and high ends of the enterprise value ranges for the Company segments to calculate a consolidated enterprise value range for the Company and subtracted consolidated net debt (approximately $1.8 billion as of September 30, 2016 from the prospective financial information and the Company’s 2016 Form 10-K) to calculate a consolidated equity value range for the Company. Lazard divided the resulting consolidated equity value range by the fully diluted shares of Company common stock outstanding (approximately $51.4 million as of September 30, 2016 from the prospective financial information and the Company’s 2016 Form 10-K) to calculate an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$68.00 – $86.25	$88.25

Precedent Transactions Multiples Analysis

Lazard reviewed and analyzed precedent merger and acquisition transactions involving companies in the utilities industry it viewed as generally relevant in analyzing the Company. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such transactions and compared such information to the corresponding information for the Company. Specifically, Lazard reviewed seven merger and acquisition transactions announced since December 2013 involving companies in the utilities industry for which sufficient public information was available.

The group of transactions reviewed in this analysis was as follows:

($ in billions)

Announcement Date	Acquiror	Target	Equity Purchase Price	Transaction Value
2/9/2016	Algonquin Power & Utilities Corp.	The Empire District Electric Company	$1.5	$2.3
2/1/2016	Dominion Resources, Inc.	Questar Corporation	$4.4	$6.0
10/26/2015	Duke Energy Corporation	Piedmont Natural Gas Company, Inc.	$4.9	$6.7
9/4/2015	Emera Energy Inc.	TECO Energy, Inc.	$6.5	$10.4
8/24/2015	The Southern Company	AGL Resources	$7.9	$12.0
4/30/2014	Exelon Corporation	Pepco Holdings Inc.	$6.8	$12.2
12/11/2013	Fortis Inc.	UNS Energy	$2.5	$4.3

To the extent publicly available, Lazard reviewed, among other things, the P/E multiples of each of the target companies implied by the transactions by comparing the per share acquisition price to the relevant target company’s estimated EPS for the full fiscal year in which the relevant transaction was announced, and the EBITDA multiples of each of the target companies implied by the transactions by comparing the enterprise value implied by the acquisition price to the relevant target company’s estimated EBITDA for the full fiscal year in which the relevant transaction was announced. Estimated EPS and EBITDA amounts for the target companies were based on publicly available Wall Street consensus estimates or other publicly available financial information and equity analyst research reports. The following table summarizes the results of this review:

	Precedent Transactions P/E Multiples	Precedent Transactions EBITDA Multiples
75th Percentile	23.8x	10.9x
Mean	23.1x	10.7x
Median	22.5x	10.0x
25th Percentile	20.6x	9.7x

Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied a P/E multiple range of 22.0x to 24.0x and an EBITDA multiple range of 10.0x to 11.0x to the estimates of the Company’s fiscal year 2021 EPS and 2021 EBITDA, respectively, in each case based on the prospective financial information.

In calculating the implied price per Company share ranges set forth below, Lazard used estimates of the Company’s net debt (approximately $2.5 billion) and fully diluted shares of common stock outstanding (approximately 61.5 million) as of September 30, 2020 from the prospective financial information. The estimated equity value per share at the end of fiscal year 2020 was discounted to present value at the Company’s estimated cost of equity of approximately of 6.50%, as described under “—Consolidated Comparable Company Multiples Analysis.”

The results of these analyses are set forth below:

Metric	Multiple Range	Implied Price Per Company Share Range
P/E Multiple to 2021E EPS	22.0x – 24.0x	$84.00 – $91.50
EBITDA Multiple to 2021E EBITDA	10.0x – 11.0x	$70.50 – $80.50

Lazard calculated the average of the low ends and high ends of the implied price per Company share ranges set forth above. From this analysis, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$77.25 – $86.00	$88.25

Other Analyses

The analyses and data described below were presented to the Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of shares of Company common stock for the 52 weeks ended on November 17, 2016, referred to as the “undisturbed date.” Lazard selected the undisturbed date, using its professional judgment and with the Company’s consent, based upon the daily trading volumes for the Company common stock in the days preceding the first public report that the Company had received a takeover proposal from Iberdrola S.A. Lazard observed that, during such period, the intraday share price of Company common stock ranged from $57.60 per share to $74.10 per share, as compared to the merger consideration of $88.25 per share.

Research Analyst Price Targets

Lazard reviewed selected equity analyst price targets based on published (prior to the undisturbed date), publicly available Wall Street equity research reports, which indicated 12-month target share prices that ranged from $60.00 to $70.00 and next 12 months dividends of $2.03 per share discounted to present value at the Company’s estimated cost of equity of approximately 6.50%, as described under “—Consolidated Comparable Company Multiples Analysis.” Lazard observed that such price targets ranged from $58.25 to $67.75, as compared to the merger consideration of $88.25 per share.

Premium to Market Analysis

Lazard reviewed the premiums paid in the transactions listed under “—Precedent Transactions Multiples Analysis” above. The implied premiums in this analysis were calculated by comparing, to the extent publicly available, the per share acquisition price to the relevant target company’s volume weighted average share price for the 20-day period prior to the date the relevant transaction was announced. The premiums ranged from 26.1% to 51.5%, the median of premium was 36.3% and the mean of premium was 38.6%.

Based on the foregoing analysis, Lazard applied a range of premiums based on these transactions of 30% to 45% to the 20-day volume-weighted average share price of $61.91 of Company common stock as of the undisturbed date. From this analysis, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$80.50 – $89.75	$88.25

Precedent Transactions Multiples Analysis (2017E EPS/EBITDA)

Lazard performed a precedent transactions multiples analysis of the Company using the same methodology as set forth under “—Precedent Transactions Multiples Analysis” above, except Lazard applied the same P/E multiple range of 22.0x to 24.0x and EBITDA multiple range of 10.0x to 11.0x to the Company’s estimated fiscal year 2017 EPS and EBITDA, respectively. The fiscal year 2017 EPS and EBITDA estimates for the Company were as reflected in the prospective financial information.

From this analysis, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$69.75 – $78.00	$88.25

Consolidated Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of the Company on a consolidated basis using the same methodology it applied to valuing the regulated utility segment as described under “—Sum-of-the-Parts Discounted Cash Flow Analysis” above, except Lazard used the consolidated unlevered free cash flows of the Company.

For its discounted cash flow calculations, Lazard applied discount rates ranging from 5.00% to 5.50%. Such discount rates were based on Lazard’s estimated range of the Company’s weighted average cost of capital, derived from a number of factors, including, among others, the applicable risk free rate of return and the Company’s unlevered risk profile, after-tax cost of long-term debt and consolidated leverage ratio.

The terminal value of the Company was calculated by applying EBITDA multiples ranging from 10.0x to 11.0x and P/E multiples ranging from 20.5x to 22.5x to estimated consolidated terminal year EBITDA and net income, respectively. The ranges of EBITDA multiples and P/E multiples were selected by Lazard in its professional judgment by reference to the estimated multiples for the Company comparable companies for fiscal year 2017 as described under “—Consolidated Comparable Company Multiples Analysis” above.

From this analysis, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$84.50 – $99.00	$88.25

Sum-of-the-Parts Discounted Cash Flow Analysis (Weighted Average Cost of Capital Sensitivity)

Lazard performed a sum-of-the-parts discounted cash flow sensitivity analysis of the Company using the same methodology described under “—Sum-of-the-Parts Discounted Cash Flow Analysis” above, except Lazard assumed different discount rates.

Lazard applied discount rates ranges to each Company segment (other than corporate/other) based on weighted average cost of capital ranges of 5.75% to 6.25%, 7.25% to 8.25%, 7.25% to 8.25% and 7.50% to 8.50% for the regulated utility, retail energy-marketing, commercial energy systems and midstream energy services segments, respectively.

From this analysis, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$62.75 – $80.00	$88.25

Sum-of-the-Parts Discounted Cash Flow Analysis (Multiples Sensitivity)

Lazard performed a sum-of-the-parts discounted cash flow sensitivity analysis of the Company using the same methodology described under “—Sum-of-the-Parts Discounted Cash Flow Analysis” above, except Lazard assumed different terminal year EBITDA multiples and P/E multiples.

Based on its analyses of the Company segment comparable companies described under “—Sum-of-the-Parts Discounted Cash Flow Analysis” above as well as its professional judgment and experience, Lazard applied terminal year EBITDA multiples of 9.0x to 10.0x, 4.0x to 6.0x, 7.0x to 9.0x and 8.5x to 9.5x for the regulated utility, retail energy-marketing, commercial energy systems and midstream energy services segments, respectively, and a terminal year P/E multiple of 18.5x to 20.5x for the regulated utility segment.

From this analysis, Lazard estimated an implied price per share range for shares of Company common stock and compared it to the consideration to be paid to holders of Company common stock, other than excluded holders, in the merger:

Implied Price Per Share Range	Merger Consideration
$58.75 – $74.75	$88.25

Miscellaneous

In connection with Lazard’s services as financial advisor to the Company with respect to the merger, the Company agreed to pay Lazard a fee of $18 million, of which $4.5 million became payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the consummation of the merger. The Company also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.

Lazard and certain of its affiliates in the past have provided, currently are providing, and in the future may provide, certain investment banking services to the Company, for which it has received compensation, including, during the past two years, having been engaged by the Board to advise on corporate preparedness matters, including the evaluation of strategic alternatives available to the Company. The aggregate amount of fees paid to Lazard for financial advisory services to the Company in the two-year period prior to the date of Lazard’s opinion was approximately $100,000.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, AltaGas and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, AltaGas and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to the Company because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the utilities industry specifically, as well as its familiarity with the business of the Company.

The Company and AltaGas determined the consideration of $88.25 in cash per share of Company common stock to be paid to the holders of Company common stock (other than excluded holders) in the merger through arm’s-length negotiations, and the Board unanimously approved such consideration. Lazard did not recommend any specific consideration to the Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by the Board, as discussed in “—Recommendation of Our Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 41 of this proxy statement.

Certain Effects of the Merger

If the proposal to approve the merger agreement and the plan of merger set forth therein receives the affirmative vote of the holders of more than two-thirds of outstanding shares of Company common stock entitled to vote at the special meeting, and the other conditions to the closing of the merger are either satisfied or waived in accordance with the merger agreement, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as an indirect, wholly-owned subsidiary of AltaGas.

Following the merger, all of the surviving corporation’s equity interests will be beneficially owned by AltaGas and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or AltaGas after the consummation of the merger. As a result, following the merger, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by the Company, AltaGas, Merger Sub or any of their respective subsidiaries (or held in the Company’s treasury), will be converted into the right to receive the merger consideration, less any applicable withholding taxes, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page 85.

For information regarding the effects of the merger on the Company’s outstanding incentive equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Incentive Equity Awards” beginning on page 86.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “WGL.” Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated once such deregistration is complete.

Effects on the Company if Merger is Not Completed

In the event that the proposal to approve the merger agreement and the plan of merger set forth therein does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline if the current market price of the Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction that constitutes a superior proposal. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 103.

Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to AltaGas a termination fee. Under certain other circumstances, if the merger agreement is terminated, AltaGas may be obligated to pay the Company a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 104.

Financing of the Merger

AltaGas expects that cash to close the merger with the Company of approximately $4.5 billion (including pursuant to any outstanding incentive equity awards under the Company’s benefit plans) will be provided from a combination of: (a) the net proceeds from the Offering and the Concurrent Private Placement; (b) the Bridge Facility (as defined below); (c) the net proceeds from certain planned divestitures of assets of AltaGas; and (d) future senior debt, hybrid security, equity or equity-linked security (including any preferred shares or convertible debentures) financings. AltaGas currently expects to fund approximately Cdn$0.8 billion through hybrid security or preferred share issuances and a further approximately Cdn$2.7 billion through asset divestitures and, if required, the Bridge Facility.

AltaGas entered into a Commitment Letter dated January 25, 2017, by and among AltaGas, JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Royal Bank of Canada in respect of the Bridge Facility. The Bridge Facility was reduced to a $3.1 billion bridge facility on February 3, 2017 as a result of a mandatory commitment reduction made by AltaGas on the deposit into escrow of the proceeds received from the Offering and the Concurrent Private Placement.

On February 3, 2017, AltaGas closed both: (a) the Offering and (b) the Concurrent Private Placement. The subscription receipts entitle the holders thereof to receive, without payment of additional consideration or further action, one common share of AltaGas upon the closing of the merger.

The outstanding debt of the Company and its subsidiaries and the preferred shares of Washington Gas are expected to remain outstanding after the consummation of the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

Overview

In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching the Board’s decision to adopt the plan of merger set forth in the merger agreement and in resolving to recommend the Company’s shareholders vote to approve the merger agreement. As described in more detail below, these interests include:

•	each performance share award granted under the Company’s equity incentive plans prior to execution of the merger agreement and outstanding immediately prior to the effective time, whether or not then vested and exercisable, will, as of the effective time, become fully vested and be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to the product of (i) the merger consideration and (ii) the number of shares of Company common stock subject to such award. With respect to each award that is subject to a Relative TSR performance condition, the number of shares will be equal to the greater of the number of shares subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of shares will be equal to the number of shares subject to such award based on deemed performance at the target level;

•	each performance unit award granted under the Company’s equity incentive plans prior to execution of the merger agreement and outstanding immediately prior to the effective time, whether or not then vested and exercisable, will, as of the effective time, become fully vested and be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to the product of (i) $1.00 and (ii) the number of performance units represented by such award. With respect to each award that is subject to a Relative TSR performance condition, the number of units will be equal to the greater of the number of units subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of units will be equal to the number of units subject to such award based on deemed performance at the target level;

•	each performance share award granted under the Company’s equity incentive plans after execution of the merger agreement and outstanding immediately prior to the effective time will, as of the effective time, be converted into an Adjusted Cash Award, with such amount equal to the product of (i) the merger consideration and (ii) the number of shares of Company common stock subject to such performance share award. With respect to each award that is subject to a Relative TSR performance condition, the number of shares will be equal to the greater of the number of shares subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of shares will be equal to the number of shares subject to such award based on deemed performance at the target level;

•	each performance unit award granted under the Company’s equity incentive plans after execution of the merger agreement and outstanding immediately prior to the effective time will, as of the effective time, be converted into an Adjusted Cash Award, with such amount equal to the product of (i) $1.00 and (ii) the number of performance units represented by such performance unit award. With respect to each award that is subject to a Relative TSR performance condition, the number of units will be equal to the greater of the number of units subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of units will be equal to the number of units subject to such award based on deemed performance at the target level;

•	as of the effective time, all dividends, if any, accrued but unpaid with respect to the pre-signing performance share awards and performance unit awards shall, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder;

•	each executive officer will receive, to the extent the effective time occurs partway during the performance period, his or her pro-rata target cash bonus under the Company’s short-term incentive program (the “STIP”), calculated based on the portion of the performance period that is completed as of the effective time (the “Pro-Rata Bonus”), payable at the effective time, and will remain eligible to receive the balance of his or her bonus payment for the portion of the performance period that occurs after the effective time (with such bonus payment determined after excluding the costs and expenses associated with the merger), payable in the ordinary course in accordance with the terms of the STIP, based on actual performance;

•	executive officers will be eligible to receive certain severance payments and benefits under the Company’s Change in Control Severance Plan for Certain Executives (“CIC Severance Plan”) upon certain types of terminations of employment that occur at any time during the period commencing one year preceding the effective time and ending on the second anniversary of the effective time; and

•	no later than the day preceding the closing, the Company will establish and/or contribute to rabbi trusts formed for (1) the Washington Gas Light Company Defined Contribution Restoration Plan, as amended (the “DC Restoration Plan”), (2) the Washington Gas Light Company Defined Benefit Restoration Plan, as amended (the “DB Restoration Plan”), (3) the Washington Gas Light Company Defined Contribution Supplemental Executive Retirement Plan, as amended (the “DC SERP”), (4) the Washington Gas Light Company Supplemental Executive Retirement Plan, as amended (the “DB SERP”), (5) the WGL Holdings, Inc. and Washington Gas Light Company Deferred Compensation Plan for Outside Directors, as amended (the “Director Deferred Compensation Plan”), and (6) the Washington Gas Light Company Retirement Plan for Outside Directors (the “Director Retirement Plan”) funds sufficient to fully satisfy all then outstanding benefit obligations under such plans.

The directors and executive officers of the Company also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section below entitled “—Director and Officer Indemnification and Insurance” and the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 99.

Payments to Executive Officers in Respect of Incentive Equity Awards

Upon completion of the merger, each pre-signing performance share award and performance unit award will become vested and converted into the right to receive a lump sum cash payment, and each post-signing performance share award and performance unit award will be converted into an Adjusted Cash Award, in each case, as described in the section of this proxy statement entitled “—Overview” above. The Company will distribute all dividends, if any, accrued but unpaid with respect to the pre-signing performance share awards and performance unit awards to the applicable holders of such awards.

The table below sets forth: (i) the number of outstanding unvested performance share awards expected to be held by our executive officers as of June 30, 2018, and (ii) the number of outstanding unvested performance unit awards expected to be held by our executive officers as of June 30, 2018, in each case, determined based on target achievement of the performance goals (even though the vesting or conversion, as applicable, of awards subject to a Relative TSR performance condition may be greater vesting on actual performance, which cannot be determined as of this time). The table (x) assumes that performance share awards and performance unit awards are granted to executive officers on October 1, 2017, in amounts that have aggregate grant date fair values equal to the aggregate grant date fair values of the corresponding awards made on October 1, 2016 (with the number of shares underlying a performance share award determined by dividing the aggregate grant date fair value of such award by the per share merger consideration of $88.25); (y) excludes performance share awards and performance unit awards that were previously granted to executive officers and that are expected to vest in the ordinary course before June 30, 2018, in accordance with the existing terms of the applicable award agreements; and (z) assumes that a dividend of $0.488 per share is issued on a quarterly basis, in the ordinary course of business consistent past practice. The table set forth below does not include nor attempt to forecast any grants or additional issuances of incentive equity awards following March 3, 2017, the latest practicable date before filing of this proxy statement (other than the annual grants expected to be made on October 1, 2017, as set forth above), nor do they forecast any dividends (other than the ordinary course quarterly dividends set forth above) or forfeitures of incentive equity awards following the date of this proxy statement. Depending on when the closing date occurs, certain performance share awards and performance unit awards shown in the table may vest prior to the closing date in accordance with their terms.

The table below also sets forth, for each individual and assuming the closing date occurs on June 30, 2018 for these purposes, the total value, based on the number of incentive equity awards determined as described in the preceding paragraph, of (i) the then-outstanding incentive equity awards granted prior to the execution of the merger agreement, which will be cashed-out upon completion of the merger, plus (ii) the then-outstanding incentive equity awards granted after execution of the merger agreement, which will be converted into Adjusted Cash Awards upon completion of the merger. The amounts are calculated as follows: (x) with respect to performance share awards, by multiplying the number of shares subject to such award by the per share merger consideration of $88.25, (y) with respect to performance unit awards, by multiplying the number of units subject to such award by $1.00, and (z) by determining the number of shares or units, as applicable, subject to such awards based on target achievement of the performance goals as described in the preceding paragraph.

Company Incentive Equity Awards

(As of June 30, 2018)

Name	Performance Share Awards (#)(2)	Performance Unit Awards (#)(3)	Total Value ($)
Named Executive Officers (1)	109,187	7,055,458	$16,691,187
Terry D. McCallister	46,854	3,028,014	$7,162,879
Vincent L. Ammann, Jr.	14,138	913,278	$2,160,948
Adrian P. Chapman	23,379	1,510,172	$3,573,406
Gautam Chandra	13,080	844,984	$1,999,272
Luanne S. Gutermuth	11,736	759,010	$1,794,682
Other Executive Officers	57,339	3,711,084	$8,771,248
William Ford	4,439	286,982	$678,740
Marcellous Frye	7,551	488,248	$1,154,644
Louis Hutchinson	6,933	448,363	$1,060,172
Mark Lowe	4,653	302,742	$713,408
Richard Moore	6,228	403,996	$953,582
Anthony Nee	4,685	302,760	$716,209
Douglas Staebler	8,202	529,986	$1,253,791
Leslie T. Thornton	10,047	649,016	$1,535,679
Tracy Townsend	4,601	298,991	$705,023

(1)	Our “named executive officers” are our chief executive officer, chief financial officer and three other most highly compensated executive officers, as determined for purposes of our most recent proxy statement.
(2)	The numbers set forth above are based on the presumption that our executive officers receive the following number of performance share awards on October 1, 2017: (a) McCallister: 11,504; (b) Ammann: 3,462; (c) Chapman: 5,722; (d) Chandra: 3,204; (e) Gutermuth: 2,899; (f) Ford: 1,091; (g) Frye: 1,862; (h) Hutchinson: 1,710; (i) Lowe: 1,190; (j) Moore: 1,567; (k) Nee: 1,151; (l) Staebler: 2,012; (m) Thornton: 2,462; and (n) Townsend: 1,169.
(3)	The numbers set forth above are based on the presumption that our executive officers receive the following number of performance unit awards on October 1, 2017: (a) McCallister: 1,015,200; (b) Ammann: 305,500; (c) Chapman: 504,900; (d) Chandra: 282,750; (e) Gutermuth: 255,750; (f) Ford: 96,250; (g) Frye: 164,250; (h) Hutchinson: 150,875; (i) Lowe: 105,000; (j) Moore: 138,210; (k) Nee: 101,500; (l) Staebler: 177,500; and (m) Thornton: 217,250; and (n) Townsend: 103,125.

CIC Severance Plan

Each of the Company’s executive officers participates in the CIC Severance Plan. In the event such an executive officer experiences a qualifying termination (as described below) at any time during the period commencing one year preceding the effective time and ending on the second anniversary of the effective time, the executive will be entitled to the following payments and benefits under the CIC Severance Plan:

•	a lump-sum cash payment equal to, three times for each of Messrs. McCallister, Chapman and Ammann and Ms. Thornton, and two times for each other executive officer, including Mr. Chandra and Ms. Gutermuth, the sum of (i) the executive officer’s annual base salary (at the highest rate in effect during the period beginning 12 months immediately prior to the effective time and ending on the termination date) plus (ii) the executive officer’s target annual bonus under the STIP for the year in which the qualifying termination occurs (the “Target Bonus”);

•	a lump-sum cash payment equal to the product of the executive officer’s Target Bonus multiplied by a fraction, the numerator of which is the number of days during which the executive officer was employed during the fiscal year in which the qualifying termination occurs and the denominator of which is 365 (which amount will be inclusive of any Pro-Rata Bonus received by such executive officer at the effective time);

•	if the executive officer is a participant in the DB SERP as of the date of the qualifying termination (with Ms. Gutermuth the only named executive officer not participating), the executive officer will be entitled to credit for an additional number of years of benefit service, which number shall be equal to three for each of Messrs. McCallister, Chapman and Ammann and two for the four other participating executive officers, including Mr. Chandra, but in no event shall such additional years of benefit service, when added to the executive officer’s years of benefit service before the addition, exceed the maximum of 30 years of service under the DB SERP (provided that an executive officer’s benefits under the DB SERP will be 100% vested upon a change in control, regardless of whether a qualifying termination occurs); Ms. Gutermuth and certain other executive officers participate in the DC SERP and the DB Restoration Plan, and an executive officer’s benefits under both the DC SERP and the DB Restoration Plan will be 100% vested upon a change in control;

•	continued medical and dental insurance benefits that are the same as, or generally comparable to, the benefits that would have been provided to the executive officer during the period described in Section 4908B(f) of the Code (the “COBRA Continuation Period”), or for the lesser period designated in the CIC Severance Plan (three years for each of Messrs. McCallister, Chapman and Ammann and Ms. Thornton, and two years for each other executive officer, including Mr. Chandra and Ms. Gutermuth (as applicable, the “Multiplier Period”), had the executive officer’s employment not been terminated, at no cost to the executive officer (with any payment that is includible in the executive officer’s gross income increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date). If the COBRA Continuation Period is shorter than the Multiplier Period, the Company will pay to the executive officer an amount equal to 102% of the Company’s cost of providing the executive officer (and where applicable, such executive officer’s spouse and dependents) with coverage under the Company’s medical and dental plans for the period of time between the end of the COBRA Continuation Period and the end of the Multiplier Period (with any payment increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date); and

•	up to $25,000 in outplacement services, the scope and provider of which shall be selected by the executive officer, provided that such costs must be incurred within 12 months of the executive officer’s termination date.

For executive officers who were first covered by the CIC Severance Plan prior to 2011 (which includes Messrs. McCallister, Chapman, Ammann and Chandra and Ms. Gutermuth), in the event that it is determined that any payment or distribution by the Company to or for the benefit of the executive officer (whether paid or provided pursuant to the terms of the CIC Severance Plan or otherwise) would exceed the limit for deductible payments under Section 280G of the Code by 10% or more, the CIC Severance Plan provides that the executive officer will be entitled to receive an additional payment in an amount such that, after payment by the executive officer of (i) all income taxes, including any interest and penalties imposed with respect thereto, and (ii) the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect thereto (the “Excise Tax”), the executive officer retains an amount of the additional payment equal to the Excise Tax. If any payment or distribution by the Company to or for the benefit of an executive officer (whether paid or provided pursuant to the terms of the CIC Severance Plan or otherwise) would exceed the limit for deductible payments under Section 280G of the Code by less than 10%, then the aggregate present value of the benefits provided to the executive officer under the CIC Severance Plan will be reduced to an amount expressed in present value which maximizes the aggregate present value of the CIC Severance Plan payments without causing any amounts to be nondeductible by the Company as a result of Section 280G of the Code.

The provisions of the CIC Severance Plan that are described in the first sentence of the preceding paragraph relating to the potential receipt of an additional payment relating to the Excise Tax do not apply to executive officers who first became covered by the CIC Severance Plan on or after January 1, 2011. With respect to an executive officer who is not eligible for such a payment under the CIC Severance Plan, the Company may take actions (other than providing gross-ups or any other action that would require additional payments or costs to be incurred by the Company) to reduce the amount of any potential “excess parachute payments” for such individual, if he or she is a “disqualified individual” (each as defined in Section 280G of the Code).

For purposes of the CIC Severance Plan, a “qualifying termination” means a termination initiated (x) by the Company for any reason other than “Cause,” death, or “Permanent Disability,” or (y) by the executive officer with “Good Reason.” “Cause” is generally defined to mean any of the following: the executive officer’s (i) willful and continued failure to perform substantially the executive officer’s duties with the Company (other than any such failure resulting from the executive officer’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board or, with respect to executive officers other than the Chief Executive Officer of the Company, by the Chief Executive Officer of the Company, which specifically identifies the manner in which the executive officer has not substantially performed such duties; (ii) willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company (where an act may be considered to be injurious to the Company even if it causes no monetary injury); (iii) engaging in reckless misconduct resulting in material financial or non-financial harm to the Company; or (iv) conviction of, or guilty or nolo contendere plea to, a crime involving the executive officer’s personal enrichment (including but not limited to securities violations). For purposes of clause (ii) of the foregoing “Cause” definition, no act, or failure to act, on the executive officer’s part shall be considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s action or omission was in the best interests of the Company, and an act may be determined to be injurious to the Company even if it causes no monetary injury; further, an act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

“Permanent Disability” means, to the extent consistent with Code Section 409A, a mental or physical condition that constitutes a “Disability” under the Washington Gas Light Company Employees’ Pension Plan, provided such disability is expected to result in death or can be expected to last for a continuous period of not less than 12 months. “Good Reason” is generally defined to mean any termination of employment by the executive officer that is not initiated by the Company and that is caused by any one or more of the following events (without the executive officer’s written consent) during the two-year period beginning on the date of the change in control: (i) assignment to the executive officer of any duties inconsistent in any material respect with the executive officer’s then current position (including, for each of Messrs. McCallister, Chapman and Ammann and Ms. Thornton only, having that position at the most senior resulting entity following the change in control), authority, duties or responsibilities, or any other action by the Company which, in the executive officer’s reasonable judgment, would cause the executive officer to violate such executive officer’s ethical or professional obligations (after the executive officer has provided written notice of such judgment to the Board’s Human Resources Committee and the Company has been given a 30-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; (ii) an executive officer’s being required to relocate to a principal place of employment that is both more than 35 miles from such executive officer’s existing principal place of employment and farther from the executive officer’s current residence than the executive officer’s existing principal place of employment; (iii) the Company’s material reduction of the executive officer’s base salary rate or target bonus opportunity (although the setting of goals that are perceived to be more difficult will not be considered such a reduction), or the Company’s material reduction of the aggregate value of other incentives and retirement opportunity as determined by a third party consulting firm of international stature based on accepted methodologies for determining such value, or the Company’s failure to allow the executive officer to participate in all welfare benefit plans, incentive, savings and retirement plans, fringe benefit plans and vacation benefits applicable to other senior executives; or (iv) the Company’s failure to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations to the executive officer under the CIC Severance Plan. If the executive officer remains employed with the Company for more than 90 days following the occurrence of (or, if later, the executive officer’s gaining knowledge of) any alleged “Good Reason” event, any subsequent termination of employment by an executive officer which is not initiated by the Company shall not constitute a resignation for “Good Reason.” Also, the executive officer will not be entitled to receive severance benefits under the CIC Severance Plan if the executive officer’s employment with the Company terminates because of a change in control and the executive officer accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would constitute a qualifying termination). Following execution of the merger agreement, the Company may enter into letter agreements with each of Messrs. McCallister, Chapman and Ammann and Ms. Thornton (the Company’s Senior Vice President, General Counsel and Corporate Secretary) that acknowledges that the Company, AltaGas and their respective affiliates and delegates will not challenge an assertion by such individuals of their right to terminate their employment for “Good Reason” (or term or concept of similar import) under the terms of the CIC Severance Plan.

Funding of Executive Nonqualified Deferred Compensation Plans

No later than the day preceding the closing, the Company will establish and/or contribute to rabbi trusts formed for the DC Restoration Plan, the DB Restoration Plan, the DC SERP, and the DB SERP, funds sufficient to fully satisfy all then outstanding benefit obligations under such plans.

Payments to Directors in Respect of Equity and Funding of Director Nonqualified Deferred Compensation Plans

The Company’s non-employee directors receive fully-vested shares of Company common stock pursuant to the Directors’ Stock Compensation Plan. Upon completion of the merger, each share of Company common stock held by our non-employee directors will be canceled in exchange for a cash payment equal to the merger consideration (the distribution of which will be deferred to the extent such shares of Company common stock were deferred under the Director Deferred Compensation Plan), and as of March 3, 2017, the last practicable date to determine such amounts before the filing of this proxy statement, the Company’s eight independent directors hold, in the aggregate, 110,737 shares of Company common stock. In addition, no later than the day preceding the closing, the Company will establish and/or contribute to rabbi trusts formed for the Director Deferred Compensation Plan and the Director Retirement Plan funds sufficient to fully satisfy all then outstanding benefit obligations under such plans.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 99.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a nonbinding advisory vote of the Company’s shareholders.

The tables below in the section “Potential Change of Control Payments to Executive Officers,” along with their footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s named executive officers identified in the most recent proxy statement with respect to the 2017 annual meeting of the Company’s shareholders.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. For purposes of calculating the amounts indicated below, we have assumed:

•	the effective time is June 30, 2018, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Company common stock is equal to the $88.25 merger consideration;

•	each executive officer is terminated by the Company other than for “Cause,” death or “Permanent Disability,” or resigns for “Good Reason” (as such terms are defined in the CIC Severance Plan), in each case, immediately following the effective time (each, a “qualifying termination”);

•	quantification of outstanding incentive equity awards is calculated based on the outstanding incentive equity awards expected to be held by each executive officer as of June 30, 2018, which assumes that (i) performance share awards and performance unit awards are granted to executive officers on October 1, 2017, in amounts that have aggregate grant date fair values equal to the aggregate grant date fair values of the corresponding awards made on October 1, 2016; (ii) no additional incentive equity awards are granted after March 3, 2017 and before the effective time, except as set forth in clause (i); and (iii) vesting of certain outstanding performance share awards and performance unit awards in the ordinary course before June 30, 2018, in accordance with the existing terms of the applicable award agreements;

•	each executive officer’s outstanding performance share awards and performance unit awards, in each case, as of June 30, 2018, will accelerate in full at target levels at the effective time (even though vesting of awards subject to a Relative TSR performance condition may be subject to greater vesting based on actual performance, which cannot be determined as of this time);

•	each executive officer will receive a payout of his or her Pro-Rata Bonus at the effective time; and

•	for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change in control” or “change of control” at the effective time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Payments to Executive Officers in Respect of Incentive Equity Awards” and “—CIC Severance Plan” above.

Potential Change of Control Payments to Executive Officers

The tables below show (i) the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to each of the Company’s named executive officers and (ii) the aggregate compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s nine other executive officers. In accordance with Item 402(t) of Regulation S-K and the instructions thereto, our named executive officers for purposes of the tables below are our principal executive officer, principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year. In addition, although the rules of the SEC do not require tabular disclosure with respect to payments to the Company’s nine other executive officers who are not named executive officers, and such payments are not subject to an advisory vote of the Company’s shareholders, information with respect to these other executive officers has been included on an aggregate basis so that quantification of the potential change of control payments and benefits that could be received by all of the Company’s executive officers is presented in a uniform manner.

Name	Cash Severance (1)	Pro-Rata Bonus (2)	Incentive Equity (3)	Nonqualified Deferred Compensation Enhancement (4)	Medical and Dental Continuation (5)	Outplacement (maximum) (6)	Section 280G Gross- Up/Cutback (estimate) (7)	Total
Terry D. McCallister	$4,924,800	$583,200	$4,301,584	$0	$47,472	$25,000	$0	$9,882,056
Vincent L. Ammann, Jr.	$2,256,000	$211,500	$1,296,801	$303,473	$62,802	$25,000	$0	$4,155,576
Adrian P. Chapman	$2,945,250	$315,563	$2,144,145	$0	$47,472	$25,000	$0	$5,477,430
Gautam Chandra	$1,392,000	$195,750	$1,999,273	$697,820	$48,440	$25,000	($355,000)	$4,003,283
Luanne S. Gutermuth	$1,488,000	$209,250	$1,079,432	$31,132	$48,440	$25,000	($43,000)	$2,838,254
Aggregate for Nine Other Executive Officers	$9,140,830	$1,011,819	$7,713,055	$1,973,294	$340,090	$225,000	($1,301,000)	$21,705,088

(1)	Cash Severance. The estimated amounts listed in this column represent the aggregate value of cash severance each executive officer would be entitled to receive under the CIC Severance Plan in connection with a qualifying termination at any time during the period commencing 12 months immediately prior to the effective time and ending on the second anniversary of the effective time (the “Protected Period”). The Cash Severance equals three (for Messrs. McCallister, Chapman and Ammann and Ms. Thornton) or two (for all other participating executive officers, including Mr. Chandra and Ms. Gutermuth) times the executive officer’s (a) annual base salary (at the highest rate in effect during the period beginning 12 months immediately prior to the effective time and ending on the termination date) plus (b) Target Bonus for the termination year. The Cash Severance does not include the Pro-Rata Bonus amount, which is stated separately in column 2, as the merger agreement specifically provides that an executive officer would be entitled to only one pro-rata target bonus. Severance payments are “double-trigger” in that they would be paid to the executive officer only if such executive officer experiences a qualifying termination at any time during the Protected Period. The estimated amounts shown in this column are based on the compensation levels in effect on March 3, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date (including in connection with annual merit-based salary increases), actual payments to an executive officer may be different from those listed in this column. Specifically, for purposes of this proxy statement, we have assumed that each executive officer’s (i) annual base salary is equal to his or her fiscal 2017 base salary and (i) Target Bonus is equal to his or her fiscal 2017 target bonus. For additional information see “—CIC Severance Plan”.
(2)	Pro-Rata Bonus. The estimated amounts listed in this column represent the payout of each executive officer’s Pro-Rata Bonus at the effective time. The Pro-Rata Bonus payment is “single-trigger” in that, pursuant to the merger agreement, such payment would be made immediately upon the closing date, whether or not the executive officer’s employment is terminated. The estimated amounts shown in this column are based on the compensation levels in effect on March 3, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date (including in connection with annual merit-based salary increases), actual payments to an executive officer may be different from those listed in this column. Specifically, for purposes of this proxy statement, we have assumed that each executive officer’s Pro-Rata Bonus is equal to his or her fiscal 2017 target STIP bonus, pro-rated for a June 30, 2018 closing date. For additional information see “—Overview”.
(3)

Incentive Equity. The estimated amounts listed in this column represent the aggregate value in respect of each executive officer’s unvested performance share awards and performance unit awards expected to be held as of June 30, 2018, as set forth in more detail in the table below, and include accrued dividends on unvested awards assuming continued quarterly dividends of $0.488 until the closing date of the merger. For each executive officer who would be retirement eligible as of June 30, 2018, including Messrs. McCallister, Ammann and Chapman and Ms. Gutermuth and three other executive officers, the stated amounts include only the incremental value above what such executive officer would receive upon retiring on June 30, 2018 (i.e., pro-rata vesting based on the number of months of employment during the performance period). Payments in respect of pre-signing incentive equity awards are “single-trigger” in that such payments are payable immediately upon the closing date of the merger, whether or not the executive officer’s employment is terminated. Payments in respect of post-signing incentive equity awards are “double-trigger” in that such payments are payable prior to the normal vesting date only in connection with the executive officer’s qualifying termination. For additional information, please see the section entitled “The Merger Agreement—Treatment of Incentive Equity Awards”.

Named Executive Officer	Aggregate Value of Performance Share Awards (a)	Aggregate Value of Performance Unit Awards (a)	Total
Terry D. McCallister	$4,134,865	$3,028,014	$7,162,879
Vincent L. Ammann, Jr.	$1,247,670	$913,278	$2,160,948
Adrian P. Chapman	$2,063,234	$1,510,172	$3,573,406
Gautam Chandra	$1,154,288	$844,984	$1,999,272
Luanne S. Gutermuth	$1,035,672	$759,010	$1,794,682

Other Executive Officers	Aggregate Value of Performance Share Awards (a)	Aggregate Value of Performance Unit Awards (a)	Total
Aggregate for Nine Other Executive Officers	$5,060,164	$3,711,084	$8,771,248

(a)	Assumes all applicable performance criteria are satisfied at target level, although actual amounts paid will be at the greater of target level or actual performance for awards subject to a Relative TSR performance condition.

(4)	Nonqualified Deferred Compensation Enhancement. The estimated amounts listed in this column represent the increase in value to the executive officer’s nonqualified deferred compensation benefits (in the form of (a) accelerated vesting and additional years of benefit service under the DB SERP for executive officers participating therein, in the amount of three years for Messrs. McCallister, Chapman and Ammann and two years for all other participating executive officers, including Mr. Chandra (not to exceed the maximum of 30 years for any executive officer), and (b) accelerated vesting of benefits under the DC SERP and the DB Restoration Plan for each executive officer participating in such plan(s), including Ms. Gutermuth). The nonqualified deferred compensation enhancement in the form of additional years of benefit service under the DB SERP is “double-trigger” in that it would be provided to the executive officer only if such executive officer experiences a qualifying termination at any time during the Protected Period. The accelerated vesting of benefits under the DB SERP, the DC SERP and the DB Restoration Plan is “single-trigger” in that such accelerated vesting occurs immediately upon the effective time, whether or not the executive officer’s employment is terminated. The estimated amounts shown in this column are based on the compensation levels in effect on March 3, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date (including in connection with annual merit-based salary increases), actual payments to an executive officer may be different than those listed in this column. Specifically, the estimated amounts attributable to the additional years of benefit service under the DB SERP and the accelerated vesting of benefits under the DB SERP and the DB Restoration Plan are based on the presumption that each participating executive officer receives (i) a fiscal 2017 STIP bonus equal to such executive officer’s target fiscal 2017 STIP bonus and (ii) a Pro-Rata Bonus equal to such executive officer’s target fiscal 2018 STIP bonus; and the estimated amounts attributable to accelerated vesting of benefits under the DC SERP are based on the participating executive officers’ current balances and projected unvested percentages as of June 30, 2018. For additional information on the Nonqualified Deferred Compensation Enhancement, see “—CIC Severance Plan.”
(5)	Medical and Dental Continuation. The estimated amounts listed in this column represent the continued medical and dental insurance benefits each executive officer would be entitled to receive under the CIC Severance Plan in connection with a qualifying termination that occurs at any time during the Protected Period. Continued medical and dental insurance benefits are “double-trigger” in that they would be provided to an executive officer only if such executive officer experiences a qualifying termination at any time during the Protected Period. The estimated amounts shown in this column are based on the benefit levels in effect on March 3, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if benefit levels are changed after such date, actual payments to an executive officer may be different than those listed in this column. For additional information, see “—CIC Severance Plan.”
(6)	Outplacement. The amounts listed in this column represent the maximum amount of outplacement services to which an executive officer would be entitled under the CIC Severance Plan in connection with a qualifying termination that occurs at any time during the Protected Period. Outplacement services are “double-trigger” in that they would be provided to an executive officer only if such executive officer experiences a qualifying termination at any time during the Protected Period. For additional information, see “—CIC Severance Plan.”
(7)	Code Section 280G Gross-Up/Cutback. The amounts listed in this column represent either (a) the additional amount paid to the executive officer to cover such executive officer’s excise tax due under Code Section 4999 with respect to the change in control benefits (which amount is “double-trigger” because it would be provided to an executive officer only if such executive officer experiences a qualifying termination at any time during the Protected Period), or (b) the reduction to the payments and benefits provided under the CIC Severance Plan in order to avoid the excise tax due under Code Section 4999, since such payments and benefits do not exceed the limit for deductible payments under Code Section 280G by at least 10%. Based on the calculations set forth above, only one executive officer would be entitled to a gross-up payment, and three executive officers, including Mr. Chandra and Ms. Gutermuth, would be subject to a cutback. For additional information, see “—CIC Severance Plan.”

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the plan of merger set forth therein. Accordingly, you may vote to approve the merger and the plan of merger set forth therein and vote not to approve the compensation and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and AltaGas or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Assuming a quorum is present at the special meeting, abstentions, withheld votes and broker non-votes (if any) will have no effect on the outcome of the nonbinding compensation proposal.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to certain holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to a holder of Company common stock that holds its shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks or other financial institutions, broker-dealers, mutual funds, real estate investment trusts, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options, through a tax qualified retirement plan or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the U.S. alternative minimum tax, holders who exercise dissenters’ rights, and, except as noted below, holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address the Medicare tax on certain investment income or any tax consequences arising under any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor regarding the tax consequences of the merger.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws and the application and effect of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of Company common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares exchanged therefor pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. The amount, character, and timing of such gain or loss will generally be determined separately with respect to each block of Company common stock owned by a U.S. holder. For purposes of the foregoing, a block of Company common stock generally consists of those shares of Company common stock that were acquired at the same time and at the same price.

A U.S. holder may, under certain circumstances, be subject to information reporting with respect to cash payments received pursuant to the Merger (and the amount of tax, if any, withheld from such payments) and may be subject to backup withholding (currently at a rate of 28%) if such holder (a) fails to furnish such holder’s correct U.S. taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax (generally by completing IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such holder has previously failed to properly report interest or dividends, or (d) otherwise fails to comply with, or establish an exemption from, applicable backup withholding tax requirements. Any amounts withheld under the backup withholding tax rules is not an additional tax and will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, if such holder timely furnishes the required information to the IRS and other applicable requirements are satisfied. Each holder should consult such holder’s own tax advisor regarding the information reporting and backup withholding tax rules.

Non-U.S. Holders

A non-U.S. holder whose shares of Company common stock are exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

A non-U.S. holder may, under certain circumstances, be subject to information reporting with respect to cash payments received pursuant to the Merger (and the amount of tax, if any, withheld from such payments) and may be subject to backup withholding (currently at a rate of 28%), unless such non-U.S. holder provides the payor or applicable withholding agent with an applicable IRS Form W-8BEN, W-8BEN-E, or W-8ECI, as appropriate, certifying under penalties of perjury that it is not a U.S. person (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules generally will be credited against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that such holder timely furnishes the required information to the IRS.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the application of U.S. federal income tax laws to their particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or non-U.S. tax laws.

Dividends

The Company has historically paid quarterly cash dividends on Company common stock and the most recent quarterly dividend in the amount of $0.4875 per share was paid on February 1, 2017. On February 1, 2017, the Board declared a cash dividend of $0.51 per share of Company common stock payable on May 1, 2017. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and not to exceed $0.511875 per share of Company common stock for calendar year 2017 and $0.51699375 per share of Company common stock for calendar year 2018), without the prior written consent of AltaGas, including a “stub” dividend in respect of the quarter in which the merger is consummated.

Regulatory Approvals Required for the Merger

General

To complete the merger, the Company and AltaGas must obtain the regulatory approvals, and the waiting period under the HSR Act must have expired or been terminated.

The Company currently anticipates completing the merger by the end of the second quarter of 2018. Although the Company believes that the required authorizations, approvals and consents described in further detail below to complete the merger will be received within that time frame, there can be no assurance as to the precise timing of or the ultimate ability of the Company and AltaGas to obtain such authorizations, approvals or consents (or any additional authorizations, approvals or consents which may otherwise become necessary).

The following is a brief summary of required federal and state regulatory filings and approvals related to the merger.

Hart-Scott-Rodino Act

Completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Department of Justice, which we refer to as the “DOJ”, and the Federal Trade Commission, which we refer to as the “FTC,” and the applicable waiting period has expired or been terminated. AltaGas and the Company each intend to file the required HSR notification and report forms with the DOJ and FTC.

The waiting period with respect to the notification and report forms filed under the HSR Act expires 30 calendar days after the date both parties have submitted such filings, unless otherwise extended or terminated. The waiting period can be extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material, which we refer to as a Second Request, to the Company and AltaGas. A Second Request is a request that the parties to a merger or acquisition provide the DOJ or FTC with information, documents and data that allows the agency to further consider whether the proposed transaction violates the federal antitrust laws. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, beginning at the time both the Company and AltaGas certify that they have substantially complied with the Second Request, unless that waiting period is earlier terminated by the DOJ and FTC, or unless the parties extend that 30 day period by agreement with the DOJ or FTC as applicable.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ, FTC, or any U.S. state, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company and AltaGas. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result. Under the merger agreement, the Company and AltaGas generally must use reasonable best efforts to take all necessary actions to obtain all regulatory approvals required to complete the merger, subject to certain exceptions. If the merger is not completed within 12 months after the expiration or early termination of the applicable HSR Act waiting period, the Company and AltaGas will be required to submit new notification and report forms to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be terminated before the merger can be completed.

AltaGas and the Company expect to file the required HSR notification and report forms with the DOJ and FTC by the end of the second quarter of 2017.

State Regulatory Approvals

Approval of the merger is required by the District of Columbia PSC, the Maryland PSC, and the Virginia SCC. We have summarized below the required public utility commission approvals necessary for the completion of the merger.

The District of Columbia PSC must find that the merger, taken as a whole, is in the public interest, which requires the merger to benefit the public rather than merely leave it unharmed. The District of Columbia PSC will consider (i) whether the transaction balances the interests of shareholders and investors with ratepayers in the community, (ii) whether the benefits to the shareholders do or do not come at the expense of the ratepayers, and (iii) whether the proposed merger produces a direct and tangible benefit to the ratepayers. The Company, AltaGas and certain of their affiliates expect to file an application with the District of Columbia PSC by the end of the second quarter of 2017 seeking approval of the merger.

Maryland law requires the Maryland PSC to approve a merger subject to its review if the Maryland PSC finds that the merger “is consistent with the public interest, convenience and necessity, including benefits and no harm to consumers.” In making this determination, the Maryland PSC is required to consider the following 12 criteria: (i) the potential impact of the merger on rates and charges paid by customers and on the services and conditions of operation of the utility; (ii) the potential impact of the merger on continuing investment needs for the maintenance of utility services, plant and related infrastructure; (iii) the proposed capital structure that will result from the merger, including allocation of earnings from the utility; (iv) the potential effects on employment by the utility; (v) the projected allocation between the utility’s shareholders and ratepayers of any savings that are expected; (vi) issues of reliability, quality of service and quality of customer service; (vii) the potential impact of the merger on community investment; (viii) affiliate and cross-subsidization issues; (ix) the use or pledge of utility assets for the benefit of an affiliate; (x) jurisdictional and choice-of-law issues; (xi) whether it would be necessary to revise the Maryland PSC’s ring-fencing and code of conduct regulations in light of the merger; and (xii) any other issues the Maryland PSC considers relevant to the assessment of the merger.

The Company, AltaGas and certain of their affiliates expect to file their application to approve the merger with the Maryland PSC by the end of the second quarter of 2017. The Maryland PSC is required to issue an order no later than 180 days after an application is filed. However, the Maryland PSC can grant a 45-day extension for good cause. If no order is issued by the statutory deadline, the merger would be deemed to be approved.

Virginia law provides that, if the Virginia SCC determines, with or without hearing, that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by granting the application for approval, then the Virginia SCC shall approve a merger, with whatever conditions the Virginia SCC deems to be appropriate in order to satisfy this standard. The Company, AltaGas and certain of their affiliates expect to file their application to approve the merger with the Virginia SCC by the end of the second quarter of 2017. The Virginia SCC is required to rule on the application within 60 days, which may be extended by up to 120 days.

CFIUS Approval

AltaGas and the Company expect to file a joint voluntary notice of the merger with CFIUS pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, which we refer to as “Section 721,” and its implementing regulations. Section 721 empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Section 721, CFIUS has been delegated the authority to receive notices of proposed transactions, review transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. As noted, the parties expect to file a joint voluntary notice of the merger with CFIUS under Section 721 and its implementing regulations. The approval by CFIUS is a condition to closing the merger, meaning either (i) receipt of written notice from CFIUS that its review or investigation under Section 721 has been concluded and that either the merger does not constitute a “covered transaction” under Section 721 or there are no unresolved national security concerns; or (ii) CFIUS shall have sent a report to the President requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the closing of the merger, or the time permitted by applicable law for such action (15 days from the date the President received such report) shall have elapsed. There can be no assurance that CFIUS will not recommend the President suspend or prohibit the consummation of the merger, and, if such recommendation is made, there can be no assurance as to the President’s actions in respect of such recommendation.

FERC Approval

WGL Energy Services, Inc. is a public utility subject to the jurisdiction of the FERC under Part II of the FPA. Section 203 of the FPA requires that a public utility obtain prior FERC authorization for, among other things, the sale or disposition of the whole of the public utility’s facilities subject to FERC’s jurisdiction. Consequently, the merger requires prior authorization by the FERC pursuant to Section 203 of the FPA.

The FERC must approve a merger or transaction pursuant to FPA Section 203 if it finds that the merger is consistent with the public interest and will not result in the cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of non-utility affiliates (unless it finds that such cross-subsidization or pledge or encumbrance will be consistent with the public interest). The FERC has further stated that, in analyzing whether a merger or transaction is consistent with the public interest under Section 203 of the FPA, it will evaluate whether the merger or transaction will have an adverse impact on competition in wholesale electric power markets; the rates for wholesale power sales or electric transmission services; or state or federal regulation.

The FERC will review these factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition in wholesale electric power markets, the rates for wholesale power sales or electric transmission services, or regulation, or that the merger would result in cross-subsidization or pledges or encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the merger.

WGL Energy Services, Inc. expects to file an application for approval of the merger under Section 203 of the FPA with the FERC by the end of the second quarter 2017. The FERC is required to rule on a merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved.

For a description of AltaGas’ and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Efforts to Obtain Regulatory Approvals” beginning on page 96.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

Since the announcement of the Merger, two putative class action complaints have been filed by and purportedly on behalf of alleged Company stockholders in the United States District Court for the District of Columbia. The Jackson Action names as defendants the Company and the Board. The Parshall Action names as defendants the Company, the Board, AltaGas and Merger Sub. The Actions allege certain violations of the Exchange Act in relation to the Merger and seek, among other things, damages, attorneys’ fees and injunctive relief to prevent the Merger from closing.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger and its express terms and conditions govern the rights and obligations of the parties.

Additional information about the Company and AltaGas may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information,” beginning on page 112.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary have been included in this proxy statement to provide you with information regarding the terms and conditions of the merger agreement. The merger agreement is not intended to be a source of factual, business or operational information about any of the Company, AltaGas or Merger Sub, and the merger agreement and the following summary of the merger agreement are not intended to modify or supplement any factual disclosure about the Company or AltaGas in any public filing. The representations, warranties and covenants made in the merger agreement by the Company, AltaGas and Merger Sub were qualified and subject to important limitations agreed to by the Company, AltaGas and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the Company on the one hand, and AltaGas and Merger Sub on the other hand, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or the Company’s or AltaGas’ public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or as characterizations of the actual state of facts as of any specified date.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as an indirect, wholly-owned subsidiary of AltaGas.

The merger agreement requires the parties to take all necessary action such that, immediately following the effective time, the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time will become the officers of the surviving corporation, in each case, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Company as the surviving corporation.

The articles of incorporation and bylaws of the Company in effect immediately prior to the effective time will continue to be the articles of incorporation and bylaws of the surviving corporation until thereafter duly amended in accordance with their terms and applicable law.

Closing and Effective Time of the Merger

The closing will take place on the third business day following the date on which the conditions to closing (described in the section below entitled “—Conditions to the Merger”), other than those conditions that by their nature can be satisfied only at the closing (but subject to the satisfaction or waiver of those conditions at such time), have been satisfied or (to the extent permitted by applicable law) waived, or on such other date as agreed upon in writing by the Company, AltaGas and Merger Sub.

The merger will become effective upon the filing of the articles of merger with the State Corporation Commission of the Commonwealth of Virginia, or at such later time as agreed upon by AltaGas, Merger Sub and the Company in writing and specified in the articles of merger.

Merger Consideration and Conversion of Company Common Stock

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by the Company or any of its subsidiaries (or held in the Company’s treasury) or AltaGas, Merger Sub or any of their respective subsidiaries, will automatically be converted into and will thereafter represent solely the right to receive the merger consideration, subject to adjustment as described in the following sentence. If at any time during the period between the date of the merger agreement and the effective time, any change in the number of outstanding shares of Company common stock (or any other securities convertible or exchangeable therefor pursuant to any outstanding awards granted under the Company’s equity incentive plans) occurs as a result of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or other similar transaction or event, the merger consideration to be paid for each share of Company common stock (and the consideration to be paid for or any other securities convertible or exchangeable therefor pursuant to any outstanding awards granted under the Company’s equity incentive plans, as described in the section below entitled “—Treatment of Incentive Equity Awards”) will be equitably adjusted to reflect such change.

At the effective time, each share of Company common stock owned by the Company or any of its subsidiaries (or held in the Company’s treasury) or AltaGas or Merger Sub or any of their respective subsidiaries will automatically be canceled and no merger consideration will be delivered with respect to such shares.

Exchange and Payment Procedures

At or prior to the effective time, AltaGas will irrevocably deposit, or cause to be deposited, with a designated national bank or trust company reasonably satisfactory to the Company (the “paying agent”) cash in an amount sufficient to pay the aggregate merger consideration payable to holders of the Company common stock in accordance with the merger agreement. As promptly as reasonably practicable after the effective time (and in any event within three business days following the effective time), if required by the processes and procedures of the paying agent, the surviving corporation will cause the paying agent to deliver to each holder of record of Company common stock as of immediately prior to the effective time (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such holder’s certificates or book-entry shares in exchange for payment of the merger consideration.

You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

AltaGas, the surviving corporation and the paying agent will be entitled to deduct or withhold any applicable required taxes from the merger consideration payable to any person pursuant to the terms of the merger agreement. To the extent any amount is deducted or withheld from the merger consideration otherwise payable to any person and paid over to the applicable taxing authorities, that amount will be treated as having been paid to such person.

At the effective time, the stock transfer books of the surviving corporation will be closed and there will be no further registration of transfers thereafter on the stock transfer books of the surviving corporation of the shares of Company common stock that were outstanding immediately prior to the effective time. After the effective time, any certificates or book-entry shares presented to the surviving corporation for any reason will be canceled and exchanged for the merger consideration payable in respect of the shares of Company common stock previously represented by such certificates or book-entry shares as described above.

The paying agent will invest the aggregate merger consideration deposited with it in accordance with the merger agreement. Any interest and other income resulting from any such investments will become part of the funds held by the paying agent for purposes of paying the merger consideration. To the extent that there are losses with respect to such investments, AltaGas will promptly replace any funds deposited with the paying agent and lost through such investments. Following the effective time, AltaGas will make available to the paying agent, from time to time as needed, additional cash to pay the merger consideration as described above, without interest, solely in the event that the funds held by the paying agent for purposes of paying the merger consideration are insufficient.

Any portion of the funds held by the paying agent for purposes of paying the merger consideration (including any interest or other income resulting from the investment thereof) that remains undistributed to the former shareholders of Company common stock on the 365th day after the closing will be delivered to the surviving corporation, upon demand. Holders of shares of Company common stock who have not complied with the exchange and payment procedures described above may thereafter look only to the surviving corporation (subject to abandoned property, escheat or similar laws) for payment of the merger consideration. None of AltaGas, Merger Sub, the surviving corporation or the paying agent will be liable to any holder of Company common stock for any merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates or book-entry shares have not been surrendered immediately prior to such time at which any merger consideration in respect of such certificates of book-entry shares would otherwise escheat to or become property of a governmental entity, then any such shares, cash, dividends or distributions in respect of such certificates or book-entry shares will, to the extent permitted by applicable law, become the property of AltaGas, free and clear of all claims or interest of any person previously entitled thereto.

Lost Certificates

If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such certificate and, if required by the surviving corporation, such person must post a bond in a reasonable amount as directed by AltaGas or the surviving corporation as indemnity against any claim that may be made with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Incentive Equity Awards

As of the effective time:

•

each performance share award granted under the Company’s equity incentive plans prior to execution of the merger agreement and outstanding immediately prior to the effective time, whether or not then vested and exercisable, will, as of the effective time, become fully vested and be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to the product of (i) the merger consideration and (ii) the number of shares of Company common stock subject to such award. With respect to each award that is subject to a Relative TSR performance condition, the number of shares will be equal to the greater of the number of shares subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of shares will be equal to the number of shares subject to such award based on deemed performance at the target level;

•	each performance unit award granted under the Company’s equity incentive plans prior to execution of the merger agreement and outstanding immediately prior to the effective time, whether or not then vested and exercisable, will, as of the effective time, become fully vested and be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to the product of (i) $1.00 and (ii) the number of performance units represented by such award. With respect to each award that is subject to a Relative TSR performance condition, the number of units will be equal to the greater of the number of units subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of units will be equal to the number of units subject to such award based on deemed performance at the target level;

•	each performance share award granted under the Company’s equity incentive plans after execution of the merger agreement and outstanding immediately prior to the effective time will, as of the effective time, be converted into an Adjusted Cash Award, with such amount equal to the product of (i) the merger consideration and (ii) the number of shares of Company common stock subject to such performance share award. With respect to each award that is subject to a Relative TSR performance condition, the number of shares will be equal to the greater of the number of shares subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of shares will be equal to the number of shares subject to such award based on deemed performance at the target level;

•	each performance unit award granted under the Company’s equity incentive plans after execution of the merger agreement and outstanding immediately prior to the effective time will, as of the effective time, be converted into an Adjusted Cash Award, with such amount equal to the product of (i) $1.00 and (ii) the number of performance units represented by such performance unit award. With respect to each award that is subject to a Relative TSR performance condition, the number of units will be equal to the greater of the number of units subject to such award based on (x) deemed performance at the target level and (y) actual performance as of the effective time (determined without regard to any four-quarter averaging mechanism), and with respect to each award subject to a performance condition other than Relative TSR, the number of units will be equal to the number of units subject to such award based on deemed performance at the target level; and

•	all dividends, if any, accrued but unpaid with respect to the pre-signing performance share awards and performance unit awards shall, by virtue of the merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, AltaGas and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedules delivered by the parties in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the Company on the one hand, and AltaGas and Merger Sub on the other, rather than establishing matters as facts.

The Company made customary representations and warranties (including, in certain cases, with respect to its subsidiaries) to AltaGas and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the Company’s disclosure schedule delivered in connection with the merger agreement. These representations and warranties relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;

•	capitalization of the Company and the absence of preemptive rights;

•	the due organization, valid existence, good standing and corporate authority to carry on the business of each subsidiary of the Company;

•	ownership of the capital stock of each subsidiary;

•	the authority of the Company or its subsidiaries to own, operate, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted;

•	the absence of outstanding obligations to issue, deliver or sell, or repurchase, redeem or otherwise acquire any equity interests in the Company or its subsidiaries;

•	corporate authority to execute and deliver, to perform the Company’s obligations under and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company;

•	the adoption of the merger agreement by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “—Changes in the Board’s Recommendation,” to recommend that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein;

•	the vote of the Company’s shareholders required to approve the merger agreement and the plan of merger set forth therein;

•	the absence of violations of, or conflicts with, the Company’s or its subsidiaries’ organizational documents, applicable law and certain permits and contracts, including as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals;

•	the SEC filings made by the Company and Washington Gas since October 1, 2014 and the financial statements included therein;

•	the establishment and maintenance of disclosure controls and procedures and internal control over financing reporting;

•	the accuracy and completeness of the information supplied by the Company for inclusion in this proxy statement;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company Material Adverse Effect (as defined below) since September 30, 2016;

•	the conduct of business in the ordinary course consistent with past practice since September 30, 2016;

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority;

•	compliance with applicable laws, governmental orders and permits;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employee compensation, benefits and labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property matters;

•	the inapplicability of anti-takeover laws to the merger;

•	real property owned or leased by the Company or its subsidiaries;

•	the receipt of fairness opinions from Goldman and Lazard;

•	the maintenance by the Company and its subsidiaries of material insurance policies;

•	material contracts and compliance with such material contracts;

•	the absence of broker’s or finder’s fees, except with respect to Goldman and Lazard; and

•	compliance with regulatory laws and applicable filing requirements.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means any circumstances, developments, changes, events, effects or occurrences that (i) have a material and adverse effect on the financial condition, results of operations, properties, assets or liabilities of the Company and its subsidiaries, taken as a whole, or (ii) have a material and adverse effect on the ability of the Company to consummate the merger or that would prevent or materially impede, interfere with or delay the consummation by the Company or any of its subsidiaries of the transactions contemplated by the merger agreement prior to the outside date. None of the following shall be taken into account in determining whether a Company Material Adverse Effect of the type described in clause (i) above has occurred:

•	the announcement or pendency of the transactions contemplated by the merger agreement, including by reason of the identity of AltaGas and including the impact of the foregoing on relationships with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators;

•	any action taken by the Company or its subsidiaries that is expressly required by the terms of merger agreement or the subscription agreement or taken with the consent of AltaGas;

•	any change in the market price or trading volume of the Company capital stock (it being understood that the facts or occurrences giving rise or contributing to such change will be taken into account in determining whether there has been a Company Material Adverse Effect);

•	any failure by the Company or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in analysts’ recommendations or ratings regarding the Company or any of its subsidiaries (it being understood that the underlying facts or occurrences giving rise or contributing to such failure will be taken into account in determining whether there has been a Company Material Adverse Effect, subject to certain exceptions); and

•	any pending, initiated or threatened litigation with respect to the transactions contemplated by the merger agreement.

The following events are also excluded in determining whether a Company Material Adverse Effect of the type described in clause (i) above has occurred, but will be taken into account to the extent such matters disproportionately affects the Company and its subsidiaries, taken as a whole, as compared to other persons or businesses engaging principally in the industries in which the Company or its subsidiaries operate:

•	any circumstance, development, change, event, occurrence or effect in any of the industries or markets in which the Company or its subsidiaries operates, including natural gas distribution or transmission industries (including any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission or distribution systems);

•	any enactment of, or change in, or change in the interpretation of, any law or GAAP;

•	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest rates) in any region in which the Company or any of its subsidiaries conducts business;

•	any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services, or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; and

•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage or war, or any escalation or worsening of acts of terrorism, armed hostilities or war.

The representations and warranties made by AltaGas and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to carry on its business;
•	corporate authority to execute and deliver, to perform AltaGas’ and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against AltaGas and Merger Sub;

•	the absence of violations of, or conflicts with, organizational documents, applicable law and certain permits or contracts as a result of AltaGas and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	regulatory filings and governmental consents and approvals and the absence of additional consents;

•	the accuracy and completeness of the information supplied by AltaGas and Merger Sub for inclusion in this proxy statement;

•	the absence of broker’s or finder’s fees, subject to certain exceptions;

•	the ownership and operations of Merger Sub;

•	the delivery of letters from the lenders committing to provide the debt financing, and Parent and Merger Sub’s payment of all fees thereunder;

•	the absence of any beneficial ownership by AltaGas or Merger Sub, together with certain of their affiliates and associates, of shares of Company common stock equal to or greater than ten percent of the issued and outstanding shares of Company common stock; and

•	the absence of legal proceedings and injunctions, orders, judgments, rulings or decrees imposed by a governmental authority.

Certain of the representations and warranties of AltaGas and Merger Sub are qualified as to, among other things, “materiality” or “Parent Material Adverse Effect,” which means any circumstances, changes, developments, events, effects or occurrences that have a material and adverse effect on the ability of AltaGas or Merger Sub to consummate or that would prevent or materially impede, interfere with or delay the consummation by AltaGas or Merger Sub of the transactions contemplated by the merger agreement prior to the outside date.

The representations and warranties contained in the merger agreement will terminate upon the effective time or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business of the Company and its subsidiaries between the date of the merger agreement and the effective time.

Until the effective time, except as expressly permitted or required by the merger agreement, as required by applicable laws, as set forth in the Company’s disclosure schedule delivered in connection with the merger agreement, or as consented to by AltaGas in writing (which shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, conduct its businesses in the ordinary course of business consistent with past practice in all material respects and use its reasonable best efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its customers and suppliers and other persons with whom the Company or its subsidiaries has significant business dealings.

In addition, until the effective time, except as expressly permitted or required by the merger agreement, as required by applicable laws, as set forth in the Company’s disclosure schedule delivered in connection with the merger agreement, or as consented by AltaGas in writing (which shall not be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from (subject, in certain cases, to ordinary course of business or other exceptions), among other things:

•	issuing, selling, delivering or granting any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity interests (subject to certain exceptions);

•	Repurchasing, redeeming or otherwise acquiring any capital stock of, or other equity interests in or securities convertible into or rights to acquire capital stock of, or other equity interests in, the Company or any of its subsidiaries (subject to certain exceptions);

•	declaring or paying any dividends other than (i) dividends paid by any subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company or by Washington Gas with respect to its outstanding preferred stock as required by its organizational documents; (ii) regular quarterly cash dividends with respect to Company common stock not to exceed $0.511875 per share for calendar year 2017 and not to exceed $0.51699375 per share for calendar year 2018, with declaration, record and payment dates consistent with those in the last fiscal year; or (iii) a “stub period” cash dividend for the last quarter prior to the effective time;

•	splitting, combining, subdividing or reclassifying any capital stock of, or other equity interests in, the Company or any of its subsidiaries;

•	incurring or guaranteeing any indebtedness (or amending any contract relating to indebtedness) or guaranteeing the obligations of any person, except for indebtedness incurred among the Company’s wholly-owned subsidiaries, or redeeming, repurchasing, prepaying, defeasing, cancelling or otherwise acquiring any indebtedness (subject to certain exceptions);

•	selling, disposing of, transferring, leasing or licensing any properties or assets of the Company or any of its subsidiaries (subject to certain exceptions, including (i) dispositions as to which the sales price is not in excess of $50,000,000 in the aggregate, (ii) asset retirements or disposals in the ordinary course of the utility business consistent with past practice, and (iii) transfers between the Company and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries);

•	making (i) utility-related capital expenditures except for those budgeted in the Company’s scheduled long term plan, plus a 10% variance, or (ii) making non utility-related capital expenditures except for those budgeted in the Company’s scheduled long term plan, plus a 20% variance.

•	making any acquisitions (including by merger, consolidation, amalgamation or share exchange) of the capital stock, equity securities membership interests or assets of, any other person, or any loans, advances or capital contributions to, or investments in, any other person or entity, except acquisitions as to which the purchase price is not in excess of $50,000,000 in the aggregate;

•

increasing the compensation (including bonuses) of, or benefits paid, payable or to become payable to, any of its directors, officers or employees in excess of designated thresholds, accelerating or modifying the vesting, performance or exercisability of any award under a Company stock plan, establishing or becoming obligated under any collective bargaining agreement or other contract with a labor union, trade union, works council or other representative of employees or employee benefit plan that was not in existence prior to the date of entry into the merger agreement, forgiving any indebtedness with respect to any director, officer or employee, or funding (or agreeing to fund) through a “rabbi” or similar trust, any compensation or benefits under any Company employee benefit plan (subject to certain exceptions);

•	entering into any new or amending any existing Company employee benefit plan (including any Company stock plan) (subject to certain exceptions);

•	making any material change to its accounting principles, methods or policies for the preparation of financial statements included in SEC filings (subject to certain exceptions);

•	permitting a material insurance policy to lapse or terminate, without replacing such policy with substantially comparable coverage;

•	amending the Company’s or any of its subsidiaries’ organizational documents (subject to certain exceptions);

•	consummating, authorizing or adopting a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merging or consolidating with any other person;

•	entering into, modifying or amending in any material respect, or terminating or waiving any material right under, any material contract (subject to certain exceptions);

•	settling any pending or threatened action, suit or proceeding against the Company or any of its subsidiaries (subject to certain exceptions);

•	entering into any new line of business;

•	entering into any derivative transactions other than in the ordinary course of business consistent with past practice and its existing hedging policies and procedures or materially changing any of the Company’s energy price risk management and marketing of energy parameters, limits and guidelines;

•	making or changing any material tax election, changing any tax accounting period, adopting or changing any material method of tax accounting, amending any material tax return, entering into any material closing agreement, or settling or compromising any material tax liability or obtaining any material tax ruling (subject to certain exceptions);

•	effectuating a “mass layoff” or “plant closing” (as those terms are defined under applicable labor law); and

•	agreeing to take any of the foregoing actions.

Notwithstanding any of the restrictions described above, the Company may, and may cause any of its subsidiaries to:

•	take reasonable actions in compliance with applicable law with respect to any operational emergencies (including restoration measures in response to any act of terrorism, hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or threat to the environment or the health or safety of natural persons;

•	continue to make regulatory filings in the ordinary course of business consistent with past practice;

•	respond (after reasonable consultation with AltaGas) to regulatory filings made by other parties in which the Company or one or more of its subsidiaries is an interested party; and

•	take any other action contemplated by or described in any such regulatory filings in the ordinary course of business consistent with past practice, subject to certain notice, consultation, participation and approval rights of AltaGas with respect to any rate case filings.

The Parties have also agreed, and agreed to cause their subsidiaries, not to take any action, between the date of the merger agreement and the effective time that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by such party of the transactions contemplated by the merger agreement.

The merger agreement is not intended to give AltaGas or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time. Prior to the effective time, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its’ subsidiaries’ respective operations.

No Competing Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company will, and will cause its subsidiaries and its and their directors, officers and employees to, and will use its reasonable best efforts to cause its other representatives to, as of the date of the merger agreement immediately cease and terminate all existing solicitation, discussion or negotiation with any person conducted prior to the date of the merger agreement with respect to any competing proposal (as defined in the merger agreement), or any proposal, offer or indication of interest that could reasonably be expected to lead to a competing proposal. For purposes of the merger agreement, “competing proposal” means, with respect to the Company, any contract, proposal, offer or indication of interest from any person or “group” (as defined under Section 13(d) of the Exchange Act) relating to any transaction or series of related transactions (other than transactions with AltaGas or any of its subsidiaries) (a) involving any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company; (b) to purchase or obtain, directly or indirectly (by merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization, liquidation, dissolution or similar transaction) (i) any business or assets of the Company or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 15% or more of the Company’s consolidated assets or that generated 15% or more of the Company’s consolidated net revenue or earnings before interest and taxes for the preceding twelve months or (ii) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the outstanding voting stock of the Company.

The Company has also agreed under the merger agreement, subject to certain exceptions described below, that the Company will not, and will cause its subsidiaries and its and their directors, officers and employees not to, and will use its reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any proposals, offers or indications of interest regarding, or the making of any proposal, offer or indication of interest that constitutes, or could reasonably be expected to lead to, a competing proposal; and

•	conduct, participate or engage in any discussions or negotiations with any person with respect to a competing proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a competing proposal, or furnish any non-public information in connection with or in response to any competing proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a competing proposal.

The Company has also agreed under the merger agreement, that the Company will not, and will not permit its subsidiaries to, terminate, amend, modify or waive, or fail to enforce against any person to the fullest extent permitted under applicable law, any provision of any confidentiality agreement or standstill agreement to which the Company or any of its subsidiaries is a party (unless the Board determines in good faith, after consultation with its outside legal counsel, that doing so would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law).

Notwithstanding the restrictions described above, in response to a bona fide written competing proposal that was received by the Company or its representatives after the date of the merger agreement and prior to receipt of the

Company shareholder approval, the Company may engage in discussions and negotiations with, and furnish non-public information and other access to, the party that has made such competing proposal, but in each case only if such competing proposal did not result from a material breach of the restrictions described above by the Company, and if :

•	prior to engaging in any such activities, the Board has determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such competing proposal is or could reasonably be expected to lead to a superior proposal (as defined in the merger agreement) and that failure to engage in such activities would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•	prior to furnishing any material non-public information, the person making such competing proposal and the Company enter into a confidentiality and standstill agreement (i) containing terms that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and AltaGas (provided that such agreement may permit the submission of a competing proposal to the Board on a confidential and non-public basis) and (ii) that does not prohibit the Company from complying with certain of its obligations under the merger agreement.

Under the merger agreement, a “superior proposal” is a bona fide written competing proposal (except that any reference in the definition of competing proposal to “15% or more” shall be deemed to be a reference to “more than 50%” for purposes of the definition of superior proposal) on terms which the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s independent financial advisors, to be more favorable to the holders of Company common stock from a financial point of view than the transactions contemplated by the merger agreement, taking into account any relevant financial, legal, regulatory and other aspects of such proposal and the merger agreement.

The Company has agreed under the merger agreement to advise AltaGas in writing as promptly as reasonably practicable (and in any event within twenty-four hours) of the receipt of any competing proposal, or any request for non-public information regarding the Company or any of its subsidiaries by any person or any request for negotiations with the Company, any of its subsidiaries or any of their respective representatives in connection with a competing proposal and, in respect of each such competing proposal or request, the Company will provide to AltaGas as promptly as reasonably practicable (and in any event within twenty-four hours) the identity of the person making such competing proposal or request and the material terms and conditions of such competing proposal or request (and provide copies of any such written correspondence related thereto). The Company has further agreed under the merger agreement to keep AltaGas informed as promptly as reasonably practicable (and in any event within twenty-four hours of such material development or change) (i) of the status, material communications (and provide copies of any such written correspondence related thereto) and material developments regarding any competing proposal or request (including any change in the price or other material terms or conditions thereof) and (ii) to provide AltaGas any non-public information regarding the Company and its subsidiaries that is provided to any other person in connection with a competing proposal which has not been previously provided to AltaGas.

Changes in the Board’s Recommendation

The Company has agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will (i) withdraw, change, qualify, withhold or modify in a manner adverse to AltaGas, or propose publicly to withdraw, change, qualify, withhold or modify in a manner adverse to AltaGas, the Board’s recommendation that the Company’s shareholders approve the merger agreement and the plan of merger set forth therein (such recommendation, the “Board recommendation”); (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve , any competing proposal; or (iii) in the event a tender offer that constitutes a competing proposal subject to applicable Exchange Act requirements is commenced, fail to recommend against such competing proposal in a solicitation or recommendation statement made on Schedule 14D-9 within 10 business days (any such action, a “change of recommendation”).

The Company has also agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, scheme of arrangement agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or that would reasonably be expected to lead to, any competing proposal (other than a confidentiality agreement permitted by the merger agreement as described above under “—No Solicitation by the Company”).

Notwithstanding the general restrictions described above, at any time prior to the approval of the merger agreement by the Company’s shareholders, the Board (or a duly authorized committee thereof) may make a change of recommendation under the following circumstances and subject to the following procedures:

•	if the Company has received a competing proposal (other than as a result of a material breach of the provisions in the merger agreement described above under “—No Solicitation by the Company” and in this section) and the Board (or a duly authorized committee thereof) has determined in good faith (x) after consultation with its outside legal counsel and independent financial advisors, that such competing proposal constitutes a superior proposal and (y) after consultation with its outside legal counsel, that failure to make a change of recommendation in response to the receipt of such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that the Board shall not be entitled to exercise its right to make a change of recommendation in the foregoing circumstances unless (i) the Company has provided to AltaGas at least four business days prior notice of its intent to take such action (which notice shall include, among other things, a copy of the proposed transaction agreements with the person making such superior proposal, and specify the identity of the person making such superior proposal), (ii) if requested to do so by AltaGas, the Company has negotiated and has caused its representatives to negotiate in good faith with AltaGas during the four business day period prior to effecting a change of recommendation, regarding any changes or modification AltaGas proposed to make to the terms of the merger agreement such that it would cause the competing proposal to no longer constitute a superior proposal, and (iii) at the end of such four business day period, the Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any changes or modifications to the terms of the merger agreement proposed by AltaGas to the Company in a written, binding and irrevocable offer, that such competing proposal still constitutes a superior proposal. In the event of any amendment in the price or other material amendment to the terms of a superior proposal, the Company must deliver an additional written notice summarizing the change, revision or amendment and comply anew with the obligations described in this paragraph, except that, in the case of such a new notice with respect to an amended superior proposal, the four business day period referred to above shall instead be deemed to refer to a two business day period; and

•

in response to an “intervening event,” which is any material event, development, circumstance, change, effect or occurrence that positively affects the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable) to the Board prior to the date of the merger agreement, and which event, development, circumstance, change, effect or occurrence (including any change in magnitude or consequences thereof) becomes known to the Board prior to the approval of the merger agreement by the Company’s shareholders (and in no event shall the receipt, existence of or terms of a competing proposal or any inquiry relating thereto or the consequences thereof constitute an intervening event), if the Board (or a duly authorized committee) thereof has determined in good faith, after consultation with its outside legal counsel that failure to make a change of recommendation in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; provided that Board shall not be entitled to exercise its right to make a change of recommendation in the foregoing circumstances unless (i) the Company has provided to AltaGas at least four business days prior notice of its intent to take such action (which notice shall, among other things, provide a reasonably detailed description of the intervening event), (ii) if requested to do so by AltaGas, the Company has negotiated and has caused its representatives to negotiate in good faith with AltaGas during the four business day period prior to effecting a change of recommendation, regarding any changes or modification AltaGas proposed to make to the terms of the merger agreement such that it obviate the need for making any change of recommendation, and (iii) at the end of such four business day period, the Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and taking into account any changes or modifications to the terms of the merger agreement proposed by AltaGas to the Company in a written, binding and irrevocable offer, that failure to make a change of recommendation in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Nothing contained in the merger agreement prohibits the Company from (i) making any disclosure in compliance with its obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that any such disclosure having the effect of a change of recommendation shall constitute a change of recommendation, (ii) making any disclosure to its shareholders in connection with a competing proposal if, in the good faith judgment of the Board (after consultation with outside legal counsel) failure to so disclose would reasonably be expected to constitute a violation of applicable law; provided that any such disclosure that fails to reaffirm the Board recommendation shall be deemed to constitute a change of recommendation, or (iii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (which communication will not, in and of itself, be deemed to constitute a change of recommendation).

Shareholders’ Meeting

The Company has agreed under the merger agreement to give notice, convene and hold a meeting of its shareholders as promptly as reasonably practicable after the date of the mailing of the definitive proxy statement to the Company’s shareholders, (and in any event shall convene such meeting no later than 45 days after mailing the definitive proxy statement), to consider and vote on approval of the merger agreement and other matters related to the transactions contemplated by the merger agreement. The Company is required to adjourn or postpone convening the special meeting in certain specified situations. The Company has also agreed under the merger agreement to solicit from shareholders of the Company proxies in favor of the approval of the merger agreement and use its reasonable best efforts to secure the Company’s shareholders’ approval of the merger agreement as promptly as reasonably practicable, subject to the provisions of the merger agreement described above under “—Changes in the Board’s Recommendation.”

Efforts to Obtain Regulatory Approvals

The merger agreement requires each of the parties to use its respective reasonable best efforts to (i) cause the transactions contemplated by the merger agreement to be consummated as promptly as reasonably practicable (including by using reasonable best efforts to cause the conditions to closing set forth in the merger agreement to be satisfied), (ii) make as promptly as reasonably practicable any necessary submissions and filings under applicable antitrust laws or to governmental authorities in order to consummate the transactions contemplated by the merger agreement, (iii) cooperate with the other party and promptly furnish information necessary in connection with such submissions and filings to such governmental authorities or under such antitrust laws, (iv) keep the other party reasonably informed with respect to the status of any such submissions and filings to such governmental authorities or under antitrust laws, and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority (including the regulatory approvals) necessary to consummate the transactions contemplated by the merger agreement.

In furtherance and not in limitation of the above, but subject to other terms and conditions set forth in the merger agreement, the parties have agreed under the merger agreement that:

•	AltaGas and Merger Sub will, in connection with obtaining any consent or approval of any governmental authority (including the regulatory approvals) in connection with the merger agreement, take any and all steps that may be required by any such governmental authority so as to enable the Parties to close the transactions contemplated by the merger agreement as promptly as reasonably practicable (and in any event no later than three business days prior to the outside date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of AltaGas or the Company or any of their respective subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of AltaGas or the Company or their respective subsidiaries, and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of AltaGas or the Company or their respective subsidiaries (each, a “remedial action”), except that any remedial action may, at the discretion of the Company or AltaGas, be conditioned upon consummation of the transactions contemplated by the merger agreement; and AltaGas may take any reasonable action to resist or reduce the scope of a remedial action that has been proposed by any such governmental authority so long as it does not delay the consummation of the transactions contemplated by the merger agreement to a date later than three business days prior to the outside date

•	in the event that any proceeding by a governmental entity is commenced, threatened or is reasonably foreseeable that seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, AltaGas will use its reasonable best efforts to take any and all action, including a remedial action, to avoid or resolve any such litigation, action or proceeding as promptly as reasonably practicable (and in any event no later than three business days prior to the outside date); and

•	the Company, AltaGas and Merger Sub will cooperate with each other and use their respective reasonable best efforts to contest, defend and resist any litigation, action or proceeding and to have vacated, lifted, reversed or overturned, as promptly as reasonably practicable (and in any event no later than three business days prior to the outside date), any ruling, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the transactions contemplated by the merger agreement.

Notwithstanding the general obligations described above, the Company has agreed under the merger agreement that AltaGas and its affiliates will not be required to, in connection with obtaining any consent or approval of any governmental authority (including the regulatory approvals) in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action) that constitutes a burdensome condition. A “burdensome condition” is defined in the merger agreement as any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any remedial action) that would have or would be reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its subsidiaries, taken as a whole, or of AltaGas and its subsidiaries, taken as a whole and determined after giving effect to the transactions contemplated by the merger agreement, except that certain voluntary undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures agreed to be taken by AltaGas and described in the merger agreement (which are described below under “—Post-Merger Operations”) will not be taken into account for the purpose of determining whether a burdensome condition has occurred.

In addition, the Company has agreed that the Company and its subsidiaries shall not, in connection with obtaining any consent or approval of any governmental authority (including the regulatory approvals) in connection with the merger agreement, the merger or the other transactions contemplated thereby, offer to agree to any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action) that would reasonably be expected to be material and adverse to AltaGas’ ability to obtain the regulatory approvals on substantially the terms that AltaGas reasonably expects or accept or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any remedial action); provided, however, the Company and its subsidiaries must take any remedial action requested by AltaGas if such remedial action is conditioned upon the consummation of the transactions contemplated by the merger agreement, including the merger.

Post-Merger Operations

As part of the merger agreement, AltaGas confirmed that, subject to the consummation of the merger, AltaGas:

•	intends to cause the surviving corporation to maintain its headquarters in Washington, D.C. and to maintain no less of a significant presence in the immediate location of such headquarters than what the Company and its subsidiaries currently maintain;

•	intends to offer to retain the Company’s existing executive management team to manage the surviving corporation’s U.S. regulated utility business and to assist in the management of, among other things, AltaGas’ holding company for its U.S. regulated utility business;

•	intends to maintain the Company’s and its subsidiaries’ brand and to continue to operate the business of the surviving corporation and its subsidiaries thereunder;

•	intends to maintain at least the Company’s and its subsidiaries’ existing levels of community involvement, charitable contributions, low income funding, economic development and support efforts in the existing service territories of the Company and its subsidiaries;

•	shall appoint at least one mutually agreeable current member of the Board to serve as a director on the AltaGas board of directors as promptly as reasonably practicable after the effective time;

•	intends to establish a newly formed board to oversee AltaGas’ holding company for its U.S. regulated utility business, at least two members of which will be mutually agreeable current members of the Board;

•	intends to relocate the headquarters of its U.S. power business to the Washington, D.C./ Maryland region; and

•	intends to cause the surviving corporation and its subsidiaries to maintain safety standards and policies that are substantially comparable to, or better than, those standards and policies currently maintained by the Company and its subsidiaries.

Access to Information

The Company has agreed that, until the effective time, it and its subsidiaries will afford to AltaGas and to its directors, officers, employees, accountants, counsel, lenders, professional (including financial) advisors, consultants, agents and other representatives (its “representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the Company’s and its subsidiaries’ officers, key employees, representatives, properties, officers and other facilities (but not for the conduct of any Phase II testing or sampling of environmental media), books, records, documents and contracts, and will furnish as promptly as reasonably practicable to AltaGas, its subsidiaries and their representatives such information concerning the Company’s and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of AltaGas (other than any publicly available document filed by the Company or its subsidiaries with the SEC). AltaGas has agreed that it and its representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its subsidiaries and that, subject to compliance with certain procedures, the Company and its subsidiaries will not be obligated to provide such access or information to the extent that doing so would violate applicable law or breach an obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client or attorney work-product privilege, or expose the Company or its subsidiaries to risk of liability for disclosure of sensitive or personal information (provided that, in such case, the Company will use its reasonable best efforts to provide such access or information (or as much of it as possible) in a manner that does not result in the events set out in this sentence).

Takeover Laws

The Company has agreed under the merger agreement that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any state or federal takeover law or any similar provision in the Company’s organizational documents, and that if any takeover law becomes applicable to the transactions contemplated by the merger agreement, the Company and the Board will use their respective reasonable best efforts to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such takeover law on the transactions.

Director and Officer Indemnification and Insurance

Under the merger agreement, AltaGas has agreed to, and to cause the surviving corporation to, indemnify, defend and hold harmless each current and former director, officer and employee of the Company or a subsidiary of the Company and certain other persons (“indemnitees”) against all claims, liabilities, losses and expenses in connection with any actual or threatened proceeding, whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its subsidiaries occurring or alleged to have occurred before or at the effective time, to the fullest extent permitted by applicable law, and to assume and fulfill all indemnification, advancement of expenses and exculpation and similar obligations of the Company and its subsidiaries to such indemnitees as provided in the organizational documents of the Company or its subsidiaries.

At the effective time, the surviving corporation will, and AltaGas will cause the surviving corporation to, cause the articles of incorporation and bylaws of the surviving corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the indemnitees no less favorable to the indemnitees than as set forth in the Company organizational documents in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees except as required by applicable law.

AltaGas has agreed that, immediately prior to the effective time, AltaGas will cause to be obtained and will fully prepay the premiums of a “tail” insurance policy or policies providing insurance coverage in an amount and scope at least as favorable to the Company’s director and officer liability policies existing as of the date of the merger agreement, for matters, acts or omissions arising, existing or occurring at or prior to the effective time, with a claims period of at least six years from the effective time and from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier providing such insurance. The Company has agreed that AltaGas will not be required to spend more than 300% of the last annual premium paid by the Company for director and officer insurance coverage for the tail policy, but if the cost of the tail policy exceeds such amount, AltaGas will purchase as much coverage as is reasonably obtainable for such amount The indemnitees are third-party beneficiaries of the provisions described above, and will have the right to enforce those provisions of the merger agreement.

Employee Benefit Matters

For the 12-month period following the effective time (the “Continuation Period”), AltaGas will provide, or cause to be provided, each transitioning Company non-union employee with an annual base salary or base wage rate, target annual cash bonus opportunity and target long-term incentive compensation opportunity, in each case, that is no less than that provided to such transitioning Company non-union employee immediately prior to the effective time and employee benefits (excluding incentive compensation) that, in the aggregate, are no less favorable in the aggregate than those provided to the transitioning Company non-union employees immediately prior to the effective time. During the Continuation Period, AltaGas will maintain the Company’s Severance Pay Plan in accordance with its existing terms, and from and after the effective time, AltaGas will assume the obligations under the CIC Severance Plan and the Severance Pay Plan.

As of the effective time, for all purposes (including purposes of vesting, eligibility to participate and benefit levels, but not for vesting purposes under any incentive equity or incentive compensation plan or benefit accruals under any defined benefit pension plans) under the employee benefit plans of AltaGas and its subsidiaries (including the surviving corporation) that provide benefits to any Company non-union employees, AltaGas will or will cause its subsidiaries to credit each Company non-union employee with his or her pre-closing years of service with the Company and its subsidiaries to the same extent as such employee was entitled, prior to the effective time, to credit for such service under the corresponding Company employee benefit plan.

With respect to Company non-union employees participating in employee welfare benefit plans of AltaGas and its subsidiaries after the effective time, waiting periods under an AltaGas welfare benefit plan shall be waived to the extent such waiting periods did not apply under a Company employee benefit plan providing benefits of the same type in which such employee participated immediately before the effective time, and for purposes of any AltaGas plan providing medical, dental, pharmaceutical and/or vision benefits, AltaGas will cause any pre-existing condition exclusions and actively-at-work requirements to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Company employee benefit plan in which such employee participated immediately prior to the effective time. AltaGas shall use its reasonable best efforts to cause eligible expenses incurred by a Company non-union employee and his or her covered dependents under Company benefit plans during the portion of the plan year in which their participation in Company plans ends and their participation in AltaGas plans begins to be taken into account under AltaGas benefit plans for purposes of satisfying applicable deductibles, coinsurance and maximum out-of-pocket requirements.

Any Company non-union employees, and any former employees of the Company or any of its subsidiaries whose employment ended as a result of such former employee’s retirement and who was eligible to participate in the Company’s retiree medical plan as of the effective time, who become eligible to participate in a retiree medical plan of AltaGas or its subsidiaries shall be credited with his or her years of service with the Company, its subsidiaries and their respective predecessors before the effective time, to the same extent as such employees were entitled to such credit for such service under the Company’s retiree medical plan, as of the effective time. Additionally, for a period of one (1) year immediately following the effective time, AltaGas shall provide postretirement medical benefits that are no less favorable than those provided under the Company’s postretirement medical program as in effect immediately prior to the effective time to Company retirees who participated in the Company’s retiree medical plan as of the effective time and to Company non-union employees who retire prior to the last day of such one (1) year period and become eligible to participate in the Company’s retiree medical plan (or another plan provided in lieu thereof).

If the effective time occurs partway through the performance period under any bonus, commission or incentive plan (each, a “Bonus Plan”), then each participant in such Bonus Plan who is employed by the Company at the effective time will be entitled to receive a Pro-Rata Bonus, payable at the effective time, and will remain eligible to receive the balance of his or her bonus or incentive payment for the portion of the performance period that occurs after the effective time (with such bonus or incentive payment determined after excluding all costs and expenses associated with the merger), payable in the ordinary course in accordance with the terms of the applicable Bonus Plans, based on actual performance and subject to continuous employment by the Company through the last day of the applicable performance period.

Financing; Financing Cooperation

AltaGas has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the debt financing on or prior to the closing date of the merger on the terms and conditions described in the Bridge Facility, including using reasonable best efforts to (i) maintain in effect the Bridge Facility and satisfy on a timely basis all of its obligations thereunder, (ii) negotiate, enter into and deliver definitive agreements with respect to the debt financing and (iii) satisfy on a timely basis all the conditions to the debt financing and the related definitive agreements that are applicable to it and within its control. AltaGas has further agreed to keep the Company reasonably informed of the status of its efforts to obtain the debt financing. In the event that the conditions to closing have been satisfied or waived, AltaGas will use its reasonable best efforts to cause the debt financing sources to fund the debt financing on the closing date of the merger, to the extent the proceeds thereof are required to consummate the merger, and to enforce its rights under the Bridge Facility (including by using reasonable best efforts to take enforcement action to cause the lenders to fund the debt financing).

The Company has agreed that, upon the reasonable request of AltaGas, the Company will and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives who are not officers or employees of the Company or its subsidiaries to, use reasonable best efforts to cooperate with AltaGas in connection with any financing by AltaGas related to the merger, including any offering of securities or requested repayment or refinancing of indebtedness. AltaGas has agreed to promptly reimburse the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its subsidiaries in connection with its financing cooperation efforts, and to indemnify and hold harmless the Company and its subsidiaries from claims, losses and liabilities incurred by them in connection with AltaGas’ financing of the merger, subject to certain exceptions.

Other Covenants and Agreements

The merger agreement contains additional agreements between the Company and AltaGas relating to, among other things, the following:

•	preparation of this proxy statement;

•	notifying the other party as promptly as reasonably practicable of any circumstance, development, change, event, effect or occurrence of which it has knowledge that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or any material breach of its representations, warranties or covenants contained in the merger agreement that would reasonably be expected to give rise to the failure of a condition to the obligations of the other party to consummate the merger to be satisfied;

•	public announcements;

•	transaction litigation; and

•	ensuring exemptions of certain transactions in connection with the merger under Section 16 of the Exchange Act.

AltaGas has also agreed to take all actions necessary to cause Merger Sub and the surviving corporation to perform promptly their respective obligations under the merger agreement and to cause Merger Sub to consummate the merger on the terms and conditions set forth in the merger agreement. Prior to the effective time, Merger Sub will not engage in any activity except for activities related to or in furtherance of the transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of the Company, AltaGas and Merger Sub to effect the merger are subject to the satisfaction or = waiver in accordance with the merger agreement, on or prior to the closing, of the following conditions:

•	the approval of the merger agreement by the holders of more than two-thirds of the outstanding shares of Company common stock entitled to vote at the special meeting;

•	the expiration or termination of all the waiting period (and any extensions thereof) under the HSR Act, and the receipt of the regulatory approvals (which regulatory approvals shall have been become final orders (as defined in the merger agreement)); and

•	the absence of any laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, directives, injunctions and orders of a governmental authority enjoining, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement.

The obligations of AltaGas and Merger Sub to effect the merger are further subject to the satisfaction or waiver by AltaGas in accordance with the merger agreement, on or prior to the closing, of the following additional conditions:

•	(i) each of the representations and warranties of the Company set forth in the merger agreement (other than the representations and warranties of the Company regarding capitalization and outstanding incentive equity awards, the absence of preemptive rights, authority to execute and deliver the merger agreement and consummate the merger, the absence of a Company Material Adverse Effect and the inapplicability of takeover statutes to the transaction) shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company regarding authority to execute and deliver the merger agreement and consummate the merger and the inapplicability of takeover statutes to the transaction shall be true and correct in all material respects as of the date of the merger agreement and as of the closing, as though made on and as of the closing (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date); (iii) each of the representations and warranties of the Company regarding capitalization and outstanding incentive equity awards and the absence of preemptive rights shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for any de minimis inaccuracies; and (iv) the representations and warranties of the Company regarding the absence of a Company Material Adverse Effect shall be true and correct in all respects as of the date of the merger agreement and as of the closing, as though made on and as of the closing, and AltaGas shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	the Company’s performance or compliance with in all material respects all obligations required to be performed or complied with by it under the merger agreement on or prior to the closing, and AltaGas shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition;

•	since the date of the merger agreement, the absence of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and AltaGas shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of this condition; and

•	no laws, statutes, ordinances, codes, rules, regulations, rulings, decrees, judgments, directives, injunctions or orders of any governmental authorities, and none of the regulatory approvals, shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any remedial actions described above under “—Efforts to Obtain Regulatory Approvals”) that constitute a burdensome condition (as described above under “—Efforts to Obtain Regulatory Approvals”).

The obligation of the Company to effect the merger is further subject to the satisfaction or waiver by the Company in accordance with the merger agreement, on or prior to the closing, of the following additional conditions:

•	the representations and warranties of AltaGas and Merger Sub set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of AltaGas by an executive officer of AltaGas certifying the satisfaction of this condition; and

•	AltaGas’ and Merger Sub’s performance or compliance with in all material respects all obligations required to be performed or complied with by them under the merger agreement on or prior to the closing, and the Company shall have received a certificate signed on behalf of AltaGas by an executive officer of AltaGas certifying the satisfaction of this condition.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated upon the mutual written consent of the Company and AltaGas.

The merger agreement also may be terminated by either the Company or AltaGas if any of the following events occurs:

•	the merger is not consummated on or before January 25, 2018 (as extended as described below, the “outside date”), except that:

•	the outside date may be extended by either AltaGas or the Company to a date not later than 180 days after January 24, 2018 if, on the outside date, all conditions to closing (other than those conditions that by their nature can be satisfied only at the closing, and the conditions relating to (a) the expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement, including the merger, and receipt of regulatory approvals, (b) the absence of any Restraints, or (c) the absence of a burdensome condition), have been satisfied or waived in accordance with the merger agreement; and

•	a party does not have this right to terminate the merger agreement due to the occurrence of the outside date or to extend the outside date if such party is in breach of the merger agreement and such breach has primarily caused or resulted in the failure of the merger to have been consummated prior to the outside date.

•	if any Restraint has been imposed and is in full force and effect, and in the case of any order, ruling or judgment, has become final and non-appealable; provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to a party if the issuance, enactment or adoption, as applicable, of such Restraint was primarily due to a breach by such party of any of its covenants or agreements set forth in the merger agreement;

•	the special meeting shall have concluded and the Company shareholder approval is not obtained at the special meeting; or

•	the other party breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach (a) would give rise to the failure of the applicable condition to the non-breaching party’s obligation to consummate the merger if it was continuing as of the closing and (b) cannot be cured by the breaching party or, if capable of being cured, is not cured by the earlier of (x) three business days prior to the outside date and (y) 30 days after receiving written notice from the non-breaching party stating its intention to terminate the merger agreement and the basis therefor, which we refer to as a “terminable breach”. A party does not have the right to terminate the merger agreement in these circumstances if such party is then in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement that would give rise to the failure of the applicable condition to the non-breaching party’s obligation to consummate the merger if it were continuing as of the closing.

AltaGas also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board (or any committee thereof) makes a change of recommendation.

The Company also may terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board makes a change of recommendation with respect to a superior proposal in accordance with the applicable provisions of the merger agreement (described above under “—Changes in the Board’s Recommendation”) and shall have approved, and substantially concurrently with the termination, the Company enters into a binding, definitive agreement with respect to such superior proposal, but only if the Company pays or causes to be paid the termination fee to AltaGas substantially concurrently with such termination of the merger agreement.

Additionally, the Company may terminate the merger agreement if (i) all conditions to AltaGas’ and Merger Sub’s obligations to consummate the merger have been satisfied or waived in accordance with the merger agreement as of the date that the closing should have been consummated pursuant to merger agreement (other than those conditions which by their nature can be satisfied only at the closing, but subject to such conditions being capable of being satisfied as of the date the closing should have been consummated in accordance with the merger agreement and as of the time of such termination), (ii) AltaGas and Merger Sub fail to consummate the closing on the day that the closing should have occurred pursuant to the merger agreement, (iii) a Financing Failure (as described below under “—Termination Fees”) has occurred as of the date the closing should have been consummated pursuant to the merger agreement, (iv) the Company shall have delivered to AltaGas an irrevocable notice that it stands ready, willing and able to consummate the closing, and (v) Parent and Merger Sub fail to consummate the closing within three business days following the receipt of such notice.

Termination Fees

The Company will be required to pay to AltaGas a termination fee equal to $136,000,000 if:

•	AltaGas terminates the merger agreement in response to the Board (or any committee thereof) making a change of recommendation prior to the receipt of the Company shareholder approval;

•	the Company terminates the merger agreement prior to receipt of the Company shareholder approval as a result of a change of recommendation in order to enter into a definitive agreement with respect to a superior proposal; or

•	both of the following circumstances occur:

•	the merger agreement is terminated:

•	by AltaGas or the Company for failure to consummate the merger by the outside date and, after the date of the merger agreement but prior to the termination of the merger agreement, a competing proposal has been publicly disclosed or otherwise made to the Company and not publicly withdrawn; or

•	by AltaGas or the Company as a result of the Company shareholder approval not being obtained at the special meeting and, after the date of the merger agreement but prior to the date of the special meeting, a competing proposal has been publicly disclosed or otherwise made to the Company and not publicly withdrawn; or

•	by AltaGas as a result of the Company committing a terminable breach and, after the date of the merger agreement but prior to the termination of the merger agreement, a competing proposal has been publicly disclosed or made to the Company and not publicly withdrawn; and

•	within 12 months of the date of termination of the merger agreement, the Company or any of its subsidiaries enters into any binding definitive agreement with respect to, or consummates, a competing proposal (except that for these purposes references to “15% or more” in the definition of competing proposal shall be deemed to be references to “more than 50%”).

AltaGas will be required to pay to the Company a termination fee equal to $182,000,000 (less any regulatory termination fee (as defined below) previously paid) if: (i) either AltaGas or the Company terminates the merger agreement (A) for a failure to consummate the merger by the outside date and, at the time of such termination, any of the conditions to consummation of the merger relating to (x) the termination or expiration of the waiting period applicable to the merger under the HSR Act or the receipt of the regulatory approvals or (y) the absence of any order of a governmental authority enjoining, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (in the case of clause (y), if and only if the applicable event giving rise to the failure of such condition to be satisfied arises in connection with the regulatory approvals), shall not have been satisfied or (B) due to the existence of a Restraint that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement (if and only if the applicable Restraint giving rise to such termination arises in connection with the regulatory approvals), (ii) at the time of such termination, the Company shall have been entitled to terminate the merger agreement because of AltaGas’ material breach of its obligations described above under “—Efforts to Obtain Regulatory Approvals” (if, and only if, such breach is related to the failure of the regulatory approvals to be obtained), and (iii) at the time of such termination, certain other conditions to closing have been satisfied or waived in accordance with the merger agreement.

AltaGas will be required to pay to the Company a termination fee equal to $68,000,000 (the “regulatory termination fee”) if: (i) either AltaGas or the Company terminates the merger agreement (A) for a failure to consummate the merger by the outside date and, at the time of such termination, any of the conditions to consummation of the merger relating to (x) the termination or expiration of the waiting period applicable to the merger under the HSR Act or the receipt of the regulatory approvals or (y) the absence of any order of a governmental authority enjoining, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (in the case of clause (y), if and only if the applicable event giving rise to the failure of such condition to be satisfied arises in connection with the regulatory approvals), shall not have been satisfied or (B) due to the existence of a Restraint that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement (if and only if the applicable Restraint giving rise to such termination arises in connection with the regulatory approvals) and (ii) at the time of such termination, certain other conditions to closing have been satisfied or waived in accordance with the merger agreement.

AltaGas will be required to pay to the Company a termination fee equal to $205,000,000 if the merger agreement is terminated by the Company due to AltaGas’ failure to consummate the merger as a result of a Financing Failure as described above under “—Termination of the Merger Agreement.” For purposes of the merger agreement, a “Financing Failure” means any failure, for any reason, of the debt financing to be available to AltaGas or its subsidiaries pursuant to, and in accordance with the terms and conditions of, the Bridge Facility

(or if the definitive agreements relating to the debt financing have been entered into, pursuant to such agreements), unless AltaGas or its subsidiaries have received proceeds of any financings and asset sales or dispositions (including as a result of casualty and condemnation) that are required by the Bridge Facility to reduce the debt financing in accordance therewith in an amount sufficient to consummate the transactions contemplated by the merger agreement in accordance with its terms.

In the event the termination fee is payable by the Company to AltaGas or by AltaGas to the Company under the circumstances described above, and such termination fee is paid, the payment of such termination fee will be the sole and exclusive remedy of AltaGas and Merger Sub against the Company, or of the Company against AltaGas and Merger Sub, as applicable, subject to certain exceptions.

Specific Enforcement

The parties to the merger agreement have agreed that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties have agreed that, if for any reason AltaGas, Merger Sub or the Company fails to perform its obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party under the merger agreement will be entitled in addition to, and not in limitation of, any other remedy that may be available to it whether in law or equity including monetary damages (but only to extent expressly permitted by the merger agreement) to seek and obtain in the courts a decree or order of specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties have further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief,. Each party further agreed not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

Notwithstanding anything to the contrary in the merger agreement, however, the Company will be entitled to specific performance of AltaGas’ obligation to consummate the merger if and only if (a) each condition to the obligation of AltaGas and Merger Sub to consummate the merger has been satisfied (other than those conditions that by their nature can be satisfied only at the closing, but subject to such conditions being capable of being satisfied at such time), (b) no Financing Failure has occurred or is occurring, and (c) the Company has irrevocably confirmed in writing that if the debt financing is funded, then the closing will occur.

Amendment of the Merger Agreement

At any time prior to the effective time, the merger agreement may be amended by written agreement of the parties thereto. However, (a) following receipt of the Company shareholder approval, there shall be no amendment or change to the provisions of the merger agreement which by law would require further approval by the Company’s shareholders without such approval and (b) after the effective time, the merger agreement may not be amended or supplemented in any respect. Certain provisions in the merger agreement may not be amended without consent from AltaGas’ financing sources.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters (i) related to the fiduciary obligations of the Board will be governed by the laws of the Commonwealth of Virginia and (ii) including any of AltaGas’ financing sources pursuant to the Bridge Facility will be governed by the laws of the State of New York.

Subscription Agreement

In connection with the merger, the Company entered into a subscription agreement, which we refer to as the “subscription agreement,” with AltaGas, pursuant to which the Company agreed, upon the occurrence of certain conditions, to issue and sell to AltaGas (or one of its wholly-owned subsidiaries), and AltaGas (or one of its wholly-owned subsidiaries) agreed to purchase from the Company, up to an aggregate of 15,000 shares of Series A Non-Voting Non-Convertible Perpetual Preferred Stock, which we refer to as the “non-voting preferred stock,” for a purchase price of $10,000 per share.

Pursuant to the subscription agreement, the Company will deliver to AltaGas a quarterly forecast of the Company’s consolidated debt to total capitalization ratio, which we refer to as the “ratio,” as of the last day of the then-current fiscal quarter. Beginning with the fiscal quarter ended December 31, 2017, if a forecasted ratio is in excess of 62% and subject to certain conditions, the Company will issue and sell to AltaGas, and AltaGas (or one of its wholly-owned subsidiaries) will purchase from the Company, a number of shares of non-voting preferred stock sufficient to produce a ratio equal to 62%. Notwithstanding the foregoing, AltaGas and its wholly-owned subsidiaries will not be required to purchase collectively more than 5,000 shares of non-voting preferred stock in any single quarter or more than 15,000 shares of non-voting preferred stock in the aggregate. The designation, preferences, rights and limitations and restrictions of the non-voting preferred stock will be set forth in an articles of designation, the form of which is attached to the subscription agreement. The subscription agreement is attached as Annex D to this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person or entity known by the Company to be the beneficial owner of more than 5% of the Company common stock as of March 3, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	5,315,178	10.4%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	4,599,857	8.98%
State Street Corporation (3) One Lincoln Street Boston, MA 02111	3,848,511	7.52%

(1)	This information is based on a Form 13G/A, filed on January 9, 2017, with the SEC by Black Rock, Inc., which reported that it had sole voting and sole investment authority over 5,206,947 and 5,315,178 shares, respectively.
(2)	This information is based on a Form 13G/A, filed on February 9, 2017, with the SEC by The Vanguard Group, Inc., which reported that it had sole and shared voting authority over 62,758 and 5,642 shares, respectively, and sole and shared investment authority over 4,534,101 and 65,756 shares, respectively.
(3)	This information is based on a Form 13G, filed on February 6, 2017, with the SEC by State Street Corporation, which reported that it had shared voting authority and shared investment authority over the shares.

The following table lists the number of shares of Company common stock beneficially owned by each director, named executive officer and all directors and executive officers as a group as of March 3, 2017. Each person has sole voting and investment power over the shares shown in the table except as noted. Except as otherwise noted below, the address for each person or entity listed in the table is c/o WGL Holdings, Inc., 101 Constitution Avenue NW, 3rd Floor, Washington, DC 20080.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)
Vincent L. Ammann (2)	44,867
Michael D. Barnes	15,872
Gautam Chandra	31,114
Adrian P. Chapman	77,876
George P. Clancy, Jr.	24,806
James W. Dyke, Jr.	11,573
Nancy C. Floyd	10,592
Luanne S. Gutermuth	11,550
Linda R. Gooden	7,898
James F. Lafond (3)	20,761
Debra L. Lee	14,659
Terry D. McCallister	122,278
Dale S. Rosenthal (4) (5)	4,576
All directors and executive officers (22 individuals including those listed above)	483,920

(1)	Except for 9,012 shares of Company common stock held indirectly by executive officers through the Company’s 401(k) Plan, all shares of Company common stock are directly owned by persons listed in this table. None of the individuals listed above nor any other executive officers own stock options.
(2)	Includes 300 shares held by one of Mr. Ammann’s children who shares Mr. Ammann’s residence.
(3)	Mr. Lafond deferred 100% of his equity shares (1,245) issued January 3, 2017, which are not included in the table.
(4)	Ms. Rosenthal deferred 100% of her equity shares (1,245) issued January 3, 2017, which are not included in the table.
(5)	Includes 800 shares held by the Robert Rosenthal Marital Trust.

NO APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to Company shareholders with respect to the merger.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NYSE under the symbol “WGL.” The table below provides the high and low prices of the Company common stock for the periods indicated, as reported by the NYSE.

	High	Low
Year ending September 30, 2017
Second quarter (through March 30, 2017)	$83.58	$74.19
First quarter	$79.79	$58.69
Year ending September 30, 2016
Fourth quarter	$72.18	$60.27
Third quarter	$72.84	$63.06
Second quarter	$74.10	$59.99
First quarter	$65.55	$56.90

	High	Low
Year ended September 30, 2015
Fourth quarter	$58.55	$51.86
Third quarter	$58.14	$52.95
Second quarter	$59.08	$50.89
First quarter	$56.79	$42.04

The Company has historically paid quarterly cash dividends on Company common stock and the last dividend was paid on February 1, 2017. Under the terms of the merger agreement, the Company may continue paying its regular quarterly cash dividends (when and if declared by the Board, and not to exceed $0.511875 per share of Company common stock for calendar year 2017 and $0.51699375 per share of Company common stock for calendar year 2018), without the prior written consent of AltaGas, including a “stub” dividend in respect of the quarter in which the merger is consummated.

On January 24, 2017, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the Company common stock was $78.96 per share. On March 30, 2017, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $82.76. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were 51,219,000 shares of Company common stock outstanding and entitled to vote, held by 8,981 shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you are a registered shareholder who shares the same address as another registered shareholder, you can request householding by calling Broadridge at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Householding reduces the Company’s printing costs and postage fees, and we encourage you to participate. If you wish to discontinue householding or receive a separate copy of this proxy statement, you may so notify us via the transfer agent at the telephone number or address above, and we will promptly comply with your request.

If you own your shares through a broker, you may request a separate copy of this proxy statement by notifying your broker.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold an annual shareholders’ meeting in 2018 if the merger has not been completed, and shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2018 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as described below.

Pursuant to the Company’s Bylaws, business items or director nominations must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before, or nominate directors for election at, an annual meeting. A shareholder who wants to nominate a person for election as a director or propose business to be considered at an annual meeting must deliver a written notice, by certified mail, to the Company’s Corporate Secretary at WGL Holdings, Inc., 101 Constitution Avenue, 3rd Floor, Washington, DC 20080. Such notice must be received at least 60 days prior to the scheduled date of the meeting; provided, however, if no notice is given and no public announcement is made to the shareholders regarding the date of the meeting at least 75 days prior to the meeting, the shareholder’s notice shall be valid if delivered to or mailed and received by the Company’s Corporate Secretary not more than 15 days following the date on which the notice or public announcement of the date of the meeting was given or made. The notice must set forth the information required by the Bylaws.

Any proposal (other than a proposal made pursuant to Rule 14a-8) or director nomination that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. In addition, the proposed business might not be allowed to be brought before the annual meeting. A copy of the Company’s Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the Corporate Secretary. The Company’s Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.wglholdings.com and in print without charge at a shareholder’s request.

Under SEC rules, if a shareholder wants the Company to include a proposal in the Company’s proxy statement for the 2018 annual meeting of shareholders, the proposal must have been received at the Company’s main office no later than August 25, 2017.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investors” section of our website at www.wglholdings.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website or by contacting Director of Investor Relations, WGL Holdings, Inc., 101 Constitution Ave. NW, Washington, DC 20080.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on November 22, 2016;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016, filed with the SEC on February 9, 2017; and

•	our Current Report on Form 8-K filed on January 27, 2017.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ALTAGAS LTD.,

WRANGLER INC.

and

WGL HOLDINGS, INC.

Dated as of January 25, 2017

i

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation to Effect the Transactions	A-39
6.2	Additional Conditions to Obligations of Parent and Merger Sub	A-39
6.3	Additional Conditions to Obligations of the Company	A-40

ARTICLE VII

TERMINATION

7.1	Termination	A-41
7.2	Notice of Termination; Effect of Termination	A-42
7.3	Expenses, Termination Fees and Other Payments	A-43

ARTICLE VIII

GENERAL PROVISIONS

8.1	Definitions	A-45
8.2	Survival	A-52
8.3	Fees and Expenses	A-52
8.4	Notices	A-53
8.5	Rules of Construction	A-54
8.6	Counterparts	A-54
8.7	Entire Agreement; No Third Party Beneficiaries	A-55
8.8	Governing Law; Venue; Waiver of Jury Trial; Service of Process	A-55
8.9	Severability	A-56
8.10	Assignment	A-56
8.11	Specific Performance	A-56
8.12	Amendment	A-57
8.13	Extension; Waiver	A-57
8.14	Transfer Taxes	A-57
8.15	Lenders	A-57

INDEX OF DEFINED TERMS

Adverse Recommendation Change	5.3(a)
Affiliate	8.1
Agreement	Preamble
Antitrust Law	8.1
Articles of Merger	1.1
Book-Entry Shares	2.3(d)(i)
Burdensome Condition	5.4(f)
Business Day	8.1
Cap Amount	5.6(c)
Capitalization Reference Date	3.1(b)(i)
Certificates	2.3(d)(i)
CFIUS	8.1
CFIUS Approval	8.1
Closing	1.2
Closing Date	1.2
Code	8.1
Company	Preamble
Company Articles of Incorporation	8.1
Company Board	8.1
Company Board Recommendation	3.1(c)(i)
Company Capital Stock	3.1(b)(i)
Company Common Stock	2.1(b)(i)
Company Disclosure Schedule	3.1
Company Equity Awards	2.2(c)
Company ERISA Affiliate	8.1
Company Joint Ventures	8.1
Company Intellectual Property	3.1(o)
Company Material Adverse Effect	8.1
Company Non-Union Employees	5.5(a)
Company Permits	3.1(j)(ii)
Company Preferred Stock	3.1(b)(i)
Company Retired Employees	5.5(d)
Company Retiree Health Plan	5.5(d)
Company SEC Documents	3.1(e)(i)
Company Stock Plan	8.1
Company Shareholder Approval	3.1(c)(iii)
Company Shareholders Meeting	3.1(c)(i)
Company Termination Fee	7.3(d)
Competing Proposal	8.1
Confidentiality Agreement	8.1
Consent	8.1
Contract	8.1
Creditor’s Rights	3.1(c)(i)
Debt Commitment Letter	8.1
Debt Financing	3.2(f)
Debt Letters	3.2(f)
Deloitte	3.1(e)(ii)
Derivative Transaction	8.1
Effective Time	1.1
Eligible Retirees	5.5(d)

e-mail	8.4
Employee Benefit Plan	8.1
Encumbrances	8.1
Environmental Law	8.1
ERISA	8.1
Exchange Act	8.1
Existing Loan Lenders	5.15(e)
Existing Loan Notice	5.15(e)
FERC	3.1(d)
FERC Approval	3.1(d)
Final Order	8.1
Financing	8.1
Financing Failure	8.1
Financing Person	8.1
Financing Sources	8.1
Financing Termination Fee	7.3(i)
GAAP	3.1(e)(ii)
Governmental Authority	8.1
Hazardous Materials	8.1
HSR Act	3.1(d)
Indebtedness	8.1
Indemnified Person(s)	5.6(a)
Intellectual Property	8.1
Intermediate Parent	Recitals
Intervening Event	8.1
Intervening Event Notice	5.3(c)
Intervening Event Notice Period	5.3(c)
IRS	3.1(m)(i)
knowledge or known	8.1
Law	8.1
Leased Real Property	3.1(p)
Leases	3.1(p)
Letter of Transmittal	2.3(d)(i)
Material Company Insurance Policies	3.1(r)
Material Contract	3.1(s)(ii)
Merger	Recitals
Merger Consideration	2.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	8.1
New Plans	5.5(b)
Offering Documents	5.15(a)
Old Plans	5.5(b)
Order	8.1
Organizational Documents	8.1
other party	8.1
Outside Date	7.1(b)(i)
Owned Real Property	3.1(p)
Parent	Preamble
Parent Board	8.1
Parent Disclosure Schedule(s)	3.2
Parent Material Adverse Effect	8.1
Parent Termination Fee	7.3(d)

party or parties	8.1
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.1(m)(iii)
Permitted Encumbrances	8.1
Person	8.1
Post-Signing Company Awards	2.2(b)
Pre-Signing Company Equity Awards	2.2(a)
Pre-Signing Company Performance Share Awards	2.2(a)
Pre-Signing Company Performance Unit Awards	2.2(a)
President	8.1
Proceeding	8.1
Proxy Statement	3.1(d)
PSC of DC	8.1
PSC of MD	8.1
Regulated Utility Subsidiary	8.1
Regulated Utility Subsidiary Common Stock	3.1(b)(iv)
Regulated Utility Subsidiary Preferred Stock	3.1(b)(iv)
Regulated Utility Subsidiary Capital Stock	3.1(b)(iv)
Regulatory Approvals	8.1
Regulatory Failure Willful and Material Breach	8.1
Regulatory Filings	3.1(w)(ii)
Regulatory Termination Fee	7.3(g)
Relative TSR	2.2(a)
Release	8.1
Remedial Action	5.4(d)
Representatives	8.1
Required Information	8.1
Restraint	7.1(b)(ii)
SCC	1.1
SEC	3.1(d)
Section 721	8.1
Securities Act	8.1
Securities Commissions	8.1
State Commissions	3.1(d)
State Regulatory Approvals	3.1(d)
Subscription Agreement	Recitals
Subsidiary	8.1
Substitute Financing	5.14(e)
Superior Proposal	8.1
Superior Proposal Notice	5.3(b)
Superior Proposal Notice Period	5.3(b)
Surviving Corporation	1.3
Takeover Law	8.1
Tax Returns	8.1
Taxes	8.1
Title IV Plan	3.1(m)(iii)
Transaction Litigation	5.7
Transactions	8.1
Treasury Regulations	8.1
U.S.	8.1
U.S. Holdco	3.2(i)

v

Virginia PUR	8.1
Voting Debt	8.1
VSCA	1.1
WARN Act	3.1(n)(vii)
Willful and Material Breach	8.1
Wrangler 1	3.2(i)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2017 (this “Agreement”), among AltaGas Ltd., a Canadian corporation (“Parent”), Wrangler Inc., a Virginia corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”) and WGL Holdings, Inc., a Virginia corporation (the “Company”).

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously adopted this Agreement and the plan of merger set forth herein, and determined that the terms of this Agreement are in the respective best interests of Parent, Merger Sub or the Company, as the case may be, and their respective shareholders;

WHEREAS, the parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and becoming, as a result of the Merger, an indirect wholly-owned subsidiary of Parent, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Wrangler 2 LLC, a Delaware limited liability company and the sole shareholder of Merger Sub (“Intermediate Parent”), has approved this Agreement and the plan of merger set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which the Company has agreed to issue, sell and deliver to Parent (or one of its indirect or direct wholly-owned Subsidiaries), and Parent has agreed to subscribe for and purchase (or cause one of its indirect or direct wholly-owned Subsidiaries to subscribe for and purchase) from the Company, at the times, on the terms and subject to the conditions set forth in the Subscription Agreement, new shares of Company Preferred Stock having the designation, preferences, rights and limitations to be set forth in an articles of designation to be adopted by the Company Board substantially in the form of Exhibit B thereto; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger, in each case as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the Virginia Stock Corporation Act (“VSCA”). In accordance with the provisions of this Agreement, as soon as practicable on the Closing Date the Company shall file the articles of merger (the “Articles of Merger”) setting forth the plan of merger contained herein and otherwise meeting the requirements of Section 13.1-720 of the VSCA with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”). The Merger shall become effective upon the filing of the Articles of Merger with the SCC, or at such later time as agreed upon by the parties in writing and specified in the Articles of Merger (the date and time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at 8:00 a.m., Washington, D.C. time on the third (3rd) Business Day following the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VI (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Vinson & Elkins L.L.P. in Washington, D.C., or such other time, date or place as agreed upon in writing by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effect of the Merger. At the Effective Time, pursuant to the Merger the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the Commonwealth of Virginia as the surviving corporation in the Merger (the “Surviving Corporation”), and shall become, as a result of the Merger, an indirect, wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the VSCA.

1.4 Articles of Incorporation and Bylaws. At the Effective Time, the Organizational Documents of the Company in effect immediately prior to the Effective Time shall continue to be the Organizational Documents of the Surviving Corporation, until thereafter duly amended as provided therein and in accordance with applicable Law.

1.5 Directors and Officers. The parties shall take all necessary action such that at the Effective Time, (a) the directors of Merger Sub shall be the directors of the Surviving Corporation immediately following the Effective Time, and (b) the officers of the Company shall be the officers of the Surviving Corporation immediately following the Effective Time; and, in the case of each of clause (a) and (b), such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

1.6 Post-Merger Commitments. Parent hereby confirms that, subject to the occurrence of the Effective Time, it:

(a) intends to cause the Surviving Corporation to maintain its headquarters in Washington, D.C. and to maintain no less of a significant presence in the immediate location of such headquarters than what the Company and its Subsidiaries currently maintain;

(b) intends to offer to retain the Company’s existing executive management team to manage the Surviving Corporation’s U.S. regulated utility business and to assist in the management of, among other things, Parent’s holding company for its U.S. regulated utility business;

(c) intends to maintain the Company’s and its Subsidiaries’ brand and to continue to operate the business of the Surviving Corporation and its Subsidiaries thereunder;

(d) intends to maintain at least the Company’s and its Subsidiaries’ existing levels of community involvement, charitable contributions, low income funding, economic development and support efforts in the existing service territories of the Company and its Subsidiaries;

(e) shall appoint at least one mutually agreeable current member of the Company Board to serve as a director on the Parent Board as promptly as reasonably practicable after the Effective Time;

(f) intends to establish a newly formed board to oversee Parent’s holding company for its U.S. regulated utility business, at least two (2) members of which will be mutually agreeable current members of the Company Board;

(g) intends to relocate the headquarters of its U.S. power business to the Washington, D.C. and Maryland region; and

(h) intends to cause the Surviving Corporation and its Subsidiaries to maintain safety standards and policies that are substantially comparable to, or better than, those standards and policies currently maintained by the Company and its Subsidiaries.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the parties’ securities:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one (1) fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article II, each share of common stock of the Company, no par value (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares described in clause (iii) of this Section 2.1(b)) shall automatically be converted into and shall thereafter represent solely the right to receive $88.25 in cash, without interest (the “Merger Consideration”).

(ii) All such shares of Company Common Stock shall, when so converted pursuant to Section 2.1(b)(i), cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration and (B) any “stub period” cash dividend declared in accordance with Section 4.1(b)(i) in each case to be paid upon surrender of any Certificates or Book-Entry Shares, as applicable in accordance with Section 2.3.

(iii) Any shares of Company Common Stock held immediately prior to the Effective Time by (A) the Company or any of its Subsidiaries (or held in the Company’s treasury) or (B) by Parent, Merger Sub or any of their respective Subsidiaries, in each case, shall automatically be canceled and cease to exist as of the Effective Time and no Merger Consideration shall be delivered or deliverable therefor.

(c) Impact of Stock Splits, etc. In the event of any change in the number of outstanding shares of Company Common Stock or Company Equity Awards between the date of this Agreement and the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or other similar transaction or event, the Merger Consideration to be paid for each share of Company Common Stock and the consideration, as described in Section 2.2, to be paid for each Company Equity Award shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.1(c) shall be deemed to permit or authorize any party to effect any such change that is not otherwise specifically authorized or permitted by this Agreement.

2.2 Treatment of Company Equity Awards.

(a) With respect to each award of performance shares that was granted under any Company Stock Plan prior to the date of this Agreement (the “Pre-Signing Company Performance Share Awards”) and each award of performance units that was granted under any Company Stock Plan prior to the date of this Agreement (the “Pre-Signing Company Performance Unit Awards” and, together with the Pre-Signing Company Performance Share Awards, the “Pre-Signing Company Equity Awards”), each such Pre-Signing Company Equity Award that remains outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, shall not be assumed, continued or substituted but shall, as of the Effective Time and by virtue of the Merger and without any action on the part of a holder thereof, automatically become fully vested, and each such Pre-Signing Company Equity Award, whether payable in cash or shares of Company Common Stock, shall be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to (i) with respect to any Pre-Signing Company Performance Share Awards, the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock represented by such Pre-Signing Company Performance Share Award and (ii) with respect to any Pre-Signing Company Performance Unit Awards, the product of (A) $1.00 and (B) the number of performance units represented by such Pre-Signing Company Performance Unit Award, in each case, subject to the following: (1) with respect to each such Pre-Signing Company Equity Award that is subject to a relative total shareholder return (“Relative TSR”) performance condition, the number of shares or units, as applicable, represented by such Pre-Signing Company Equity Award shall be based upon the greater of (x) satisfaction of such performance condition at the Company’s actual percentile position as of the date on which the Effective Time occurs (determined without regard to any four-quarter averaging mechanism) or (y) deemed satisfaction of such performance condition at the target level; and (2) with respect to each such Pre-Signing Company Equity Award that is subject to a performance condition other than Relative TSR, the number of shares or units, as applicable, represented by such Pre-Signing Company Equity Award shall be based upon deemed satisfaction of applicable performance conditions at the target level. As of the Effective Time, all dividends, if any, accrued but unpaid with respect to such Pre-Signing Company Equity Awards shall, by virtue of the Merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder.

(b) Each award of performance shares or performance units that is granted under any Company Stock Plan after the date of this Agreement in accordance with Section 4.1(b)(x) (the “Post-Signing Company Awards”) and that remains outstanding immediately prior to the Effective Time shall be treated in connection with the consummation of the Merger in accordance with the terms set forth in Section 4.1(b)(x)(7) of the Company Disclosure Schedule.

(c) Prior to the Effective Time, the Company Board (or a duly authorized committee thereof) shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the outstanding Pre-Signing Company Equity Awards and the outstanding Post-Signing Company Awards (collectively, the “Company Equity Awards”) set forth in this Section 2.2, (ii) give effect to the transactions contemplated in this Section 2.2 and (iii) ensure that after the Effective Time, no holder of a Company Equity Award shall have any right thereunder to acquire any securities of the Company or Parent or to receive any payment or benefit with respect to such Company Equity Award, except as provided in this Section 2.2.

(d) Not later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Company or the Surviving Corporation, as applicable, all funds necessary to fulfill the obligations under Section 2.2(a). All payments required under this Section 2.2 shall be made through the Company’s or the Surviving Corporation’s, as applicable, payroll not later than the first payroll date following the Effective Time; provided, however, that if such payroll date is less than three (3) Business Days after to the Closing Date, such payment will be made on the next following payroll date.

2.3 Payment; Surrender of Shares; Stock Transfer Books.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent will designate a national bank or trust company that is reasonably satisfactory to the Company to act as paying agent hereunder (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and will enter into an agreement reasonably satisfactory to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. At or prior to the Effective Time, Parent shall irrevocably deposit, or cause to be deposited, with the Paying Agent, the aggregate Merger Consideration with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)(iii)) (the “Payment Fund”).

(b) The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock and as reasonably directed by Parent, be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the U.S., rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets or (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, or in mutual funds investing in such assets. Any interest or other income resulting from investment of the Payment Fund shall become part of the Payment Fund. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Section 2.3, and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.3. No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Section 2.3 without interest solely in the event the Payment Fund has insufficient cash to make any payments of the Merger Consideration as contemplated by this Section 2.3.

(c) The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 out of the Payment Fund. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration.

(d) Exchange Procedures.

(i) As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to deliver to each holder of record, as of immediately prior to the Effective Time, of (A) an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) if required by the processes and procedures of the Paying Agent, shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, if applicable, and which shall be in a customary form and agreed to by the parties prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first (1st) anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent, as agent for such holder, under cover of the Letter of Transmittal, if applicable.

(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the holder of record of such shares of Company Common Stock, it shall be a condition of payment that such shares of Company Common Stock so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3(d)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

(e) Termination of Rights. All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in Section 2.1(b)(iii)).

(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other income resulting from the investment of the Payment Fund) that remains undistributed to the former shareholders of the Company in accordance with this Article II on the 365th day after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and thereafter Persons entitled to receive payment pursuant to this Article II shall look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for payment of their claim for such amounts.

(g) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 2.1(b)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, pursuant to the provisions of this Article II.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct or withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Company Common Stock or any holder of a Company Equity Award pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or the holder of the Company Equity Award, as applicable, in respect of which such deduction or withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be. Parent, the Surviving Corporation, and the Paying Agent shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

2.4 No Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no dissenters’ or appraisal rights shall be available with respect to the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except (x) as set forth in any of the Company SEC Documents publicly available prior to the date hereof (excluding any disclosures set forth in any such Company SEC Documents under the headings “Risk Factors” or “Forward Looking Statements,” or any disclosures set forth in any such Company SEC Documents in any other sections that are predictive or primarily cautionary in nature other than historical facts included therein), or (y) as set forth on the correspondingly numbered disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, partnership, limited liability company or other requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties makes such qualification necessary, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, in each case in full force and effect as of the date hereof.

(b) Capital Structure.

(i) As of the date of this Agreement, the authorized capital stock of the Company consists of (A) 120,000,000 shares of Company Common Stock and (B) 3,000,000 shares of preferred stock, no par value (“Company Preferred Stock,” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on January 23, 2017 (the “Capitalization Reference Date”), (1) 51,219,000 shares of Company Common Stock were issued and outstanding, (2) no shares of Company Preferred Stock were issued and outstanding, (3) 2,747,260 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 281,341 shares of Company Common Stock were subject to issuance upon the vesting of Pre-Signing Company Equity Awards based on achievement of target level performance, and (4) no Voting Debt was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights.

(ii) Section 3.1(b)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Pre-Signing Company Equity Awards, including the holder, date of grant, exercise price (if applicable), vesting schedule, performance period and number of shares of Company Capital Stock (based on target performance) or performance units (including the target dollar value per unit) subject thereto.

(iii) Except as set forth in this Section 3.1(b), and except for changes since the Capitalization Reference Date resulting from the vesting or settlement of Pre-Signing Company Equity Awards, as of the date hereof, (A) there are no outstanding shares of Company Capital Stock or any other equity interests in the Company, (B) there is no Voting Debt issued and outstanding, (C) there are no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other equity interests in the Company or in any Subsidiary of the Company and (D) there are no options, warrants, calls, rights (including preemptive rights), or Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of Company Capital Stock (or any other equity interests in the Company), any Voting Debt or any other equity interests in any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(iv) As of the date of this Agreement, the authorized capital stock of the Regulated Utility Subsidiary consists of (A) 80,000,000 shares of common stock of the Regulated Utility Subsidiary, par value $1.00 per share (“Regulated Utility Subsidiary Common Stock”), and (B) 1,500,000 shares of preferred stock, no par value (“Regulated Utility Subsidiary Preferred Stock”, and, together with the Regulated Utility Subsidiary Common Stock and any other capital stock of Regulated Utility Subsidiary, the “Regulated Utility Subsidiary Capital Stock”). At the close of business on the Capitalization Reference Date, (1) 46,479,536 shares of Regulated Utility Subsidiary Common Stock were issued and outstanding, all of which were held by the Company, (2) 70,600 shares of $4.25 series Regulated Utility Subsidiary Preferred Stock were issued and outstanding, (3) 150,000 shares of $4.80 series Regulated Utility Subsidiary Preferred Stock were issued and outstanding and (4) 60,000 shares of $5.00 series Regulated Utility Subsidiary Preferred Stock were issued and outstanding. All outstanding shares of Regulated Utility Subsidiary Preferred Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights. Other than the Regulated Utility Subsidiary Preferred Stock, and except as set forth on Section 3.1(b)(v) of the Company Disclosure Schedule, all outstanding shares of capital stock and other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all Encumbrances, except for such Encumbrances as may be provided under the Securities Act or any transfer restrictions set forth in the Organizational Documents of such Subsidiary.

(v) Section 3.1(b)(v) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of (A) the name, equity capitalization and schedule of equityholders of each non-wholly owned Subsidiary of the Company (other than the Regulated Utility Subsidiary) and (B) the name of, and the Company’s percentage equity ownership interest in, each Company Joint Venture. Other than the Subsidiaries and the Company Joint Ventures, as of the date of this Agreement, the Company does not own any shares of capital stock or other equity interests in any Person, and has no binding obligations, whether contingent or otherwise, to purchase any shares of capital stock or other equity interests in any Person. The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company Joint Ventures, in each case in effect as of the date hereof.

(vi) There are no stockholder agreements, voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party or by which such Person is bound relating to the voting of any shares of Company Capital Stock or Regulated Utility Subsidiary Capital Stock.

(c) Authority; No Violations.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and at the Closing will have, all requisite corporate power and authority, subject to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Transactions, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other party, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditor’s Rights”). The Company Board has unanimously (A) resolved to recommend that the Company’s shareholders approve this Agreement and the plan of merger set forth herein (the “Company Board Recommendation”), (B) determined that entry into this Agreement is in the best interests of the Company and its shareholders, (C) adopted the plan of merger set forth herein and approved the Company’s execution, delivery and performance of this Agreement and consummation of the Transactions and (D) directed that this Agreement be submitted to a vote at a meeting of the shareholders of the Company to consider the approval of this Agreement (such meeting, including any postponement, adjournment or recess thereof, the “Company Shareholders Meeting”).

(ii) The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not, (A) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Organizational Documents of the Company or any of its Subsidiaries; (B) result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Contract evidencing Indebtedness, any Lease, any Material Contract, any Company Permit or any Organizational Document of any Company Joint Venture; or (C) assuming that each of the Consents referred to in Section 3.1(d) are duly and timely obtained or made and any applicable waiting periods referred to therein have expired or terminated and the Company Shareholder Approval has been obtained, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) or (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(g), the affirmative vote (in person or by proxy) of the holders of more than two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote of the holders of Company Capital Stock necessary to approve this Agreement and the Transactions.

(d) Consents. No Consent is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the expiration or termination of the applicable waiting period with respect thereto; (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of (A) a proxy statement in preliminary and definitive form (as amended or supplemented from time to time, the “Proxy Statement”) relating to the Company Shareholders Meeting and (B) such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (iii) the filing of the Articles of Merger with the SCC pursuant to the VSCA; (iv) filings required under, and compliance with other applicable requirements of, the rules of the New York Stock Exchange, Inc.; (v) any such Consents required by the PSC of DC, the PSC of MD or, with respect to matters in the purview of the Virginia PUR, the SCC (collectively, the “State Regulatory Approvals” and such Governmental Authorities, the “State Commissions”) and any filings with respect thereto; (vi) any such Consents required by the Federal Energy Regulatory Commission (the “FERC” and any such Consents, the “FERC Approval”) and any filings with respect thereto; and (vii) any such Consents the failure to obtain or make of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) SEC Documents; Financial Statements; Credit Rating.

(i) Since October 1, 2014, each of the Company and the Regulated Utility Subsidiary has filed with or furnished to the SEC all forms, reports, proxy statements, registration statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, all such forms, reports, proxy statements, registration statements and other documents so filed or furnished, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment (but only amendments prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder, and none of such Company SEC Documents contained, when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to the disclosures so amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and the Regulated Utility Subsidiary has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved written comments received by the Company or the Regulated Utility Subsidiary from the staff of the SEC with respect to any of the Company SEC Documents. As of the date of this Agreement, neither the Company nor the Regulated Utility Subsidiary has received written notice from the staff of the SEC that any of the Company SEC Documents are the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries (other than the Regulated Utility Subsidiary) is, or has been at any time since October 1, 2014, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(ii) The financial statements of the Company and the Regulated Utility Subsidiary included in the Company SEC Documents, including all notes and schedules thereto, complied as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries, and the Regulated Utility Subsidiary, respectively, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries, and the Regulated Utility Subsidiary, respectively, for the periods presented therein. Deloitte & Touche LLP (“Deloitte”) was an independent registered public accounting firm with respect to the Company and the Regulated Utility Subsidiary as of the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and since such date and as of the date of this Agreement, has not resigned or been dismissed as independent public accountants of the Company.

(f) Corporate Governance.

(i) Based on its most recent evaluation of its internal controls prior to the date hereof, each of the Company and the Regulated Utility Subsidiary have disclosed to its auditors and its audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Since October 1, 2014, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit”

(within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company or any of its Subsidiaries (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(ii) Each of the Company and the Regulated Utility Subsidiary has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. To the knowledge of the Company, such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, and the Regulated Utility Subsidiary, including its Subsidiaries, as applicable, required to be disclosed by the Company and the Regulated Utility Subsidiary, as applicable, in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of the Company and the Regulated Utility Subsidiary, as applicable, to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company or the Regulated Utility Subsidiary, as applicable, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

(iii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract, including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act) in each case where the purpose or intended effect of such joint venture, partnership agreement or similar Contract is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(g) Information Supplied. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time of filing with the SEC, at the date first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(h) Absence of Certain Changes or Events. From September 30, 2016 to the date of this Agreement, (i) except for the entry into this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than (i) liabilities reflected or reserved against on the balance sheet of the Company dated as of September 30, 2016 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016; (ii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2016 and prior to the date of this Agreement; (iii) liabilities incurred as permitted by this Agreement pursuant to Section 4.1 or (iv) liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Permits; Compliance with Law.

(i) Each of the Company and its Subsidiaries is, and at all times since October 1, 2014 has been, in compliance with, and is not, and at all times since October 1, 2014 has not been, in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any applicable Law, except for any such violations or failures to comply that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The Company and each of its Subsidiaries are in possession of all licenses, franchises, permits, certificates, approvals, variances, Orders, registrations and authorizations from Governmental Authorities necessary under applicable Law for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, “Company Permits”), except where the failure to so possess or have filed any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times since October 1, 2014 have been, in compliance with the terms and requirements of the Company Permits, except where the failure so to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Permits are valid and in full force and effect and are not subject to any Proceeding that could reasonably be expected to result in modification, termination or revocation thereof.

(k) Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries, in either case that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no officer or director of the Company or any Subsidiary of the Company is a defendant in any litigation proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Taxes. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file), and each such Tax Return is complete and correct in all respects. All Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may be liable, that are or have become due have been paid in full. All Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) There is no unresolved claim, assessment, deficiency, or adjustment that has been asserted, proposed or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries. No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity Contract or arrangement (other than any such Contract or arrangement (A) that is a Contract entered into in the ordinary course of business and the principal purpose of which is not Taxes or (B) that is solely between or among the Company and one or more of its Subsidiaries).

(iv) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(v) Neither the Company nor any of its Subsidiaries has entered into or has any liability in respect of, or any filing obligations with respect to, any transaction that constitutes a “listed transaction,” as defined in Code Section 6706A(c)(2) and Section 1.6011-4(b)(2) of the Treasury Regulations.

(vi) This Section 3.1(l) (and Section 3.1(m) as it relates to Taxes) constitutes the sole and exclusive representation and warranty of the Company regarding Tax matters.

(m) Compensation; Benefits.

(i) Set forth on Section 3.1(m) of the Company Disclosure Schedule is a list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has made available to Parent complete and correct copies of each of the following documents, as applicable: (A) the most recent plan document (or, if not written, a written summary of its material terms) and any amendments thereto, (B) the most recent summary plan descriptions and summaries of material modifications thereto, (C) the most recent annual report (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, (D) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (the “IRS”) and any pending request for such a letter, (E) any material correspondence with, and all non-routine filings made within the past three years with, any Governmental Authority, (F) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (G) the current related trust (and any amendments thereto) and any material administrative service agreements (and any amendments thereto).

(ii) No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA, and the Company, its Subsidiaries and the Company ERISA Affiliates have no unpaid or unsatisfied obligation with respect to any withdrawal liability (within the meaning of Section 4201 of ERISA).

(iii) Section 3.1(m) of the Company Disclosure Schedule identifies each Employee Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Employee Benefit Plan that is subject to Title IV of ERISA (a “Title IV Plan”) has, within the last two (2) years, been required to submit a 4010 filing or report a “reportable event” (within the meaning of Section 4043 of ERISA) to the Pension Benefit Guaranty Corporation (the “PBGC”).

(iv) Except for such failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A) Each Employee Benefit Plan has been maintained in compliance with applicable Law and in accordance with its terms;

(B) There are no Proceedings pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans or their related trusts (other than claims for benefits in the ordinary course);

(C) All contributions required to be made to the Employee Benefit Plans (or related trusts, insurance contracts or funds) pursuant to their terms and applicable Law have been timely made or accrued;

(D) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code, and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and to the knowledge of the Company, nothing has occurred since the date of such determination letter or opinion letter that has had an adverse impact on such qualification or the tax-exempt status of its related trust under Section 501(a) of the Code;

(E) With respect to each Employee Benefit Plan that is funded through a trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, such trust has been established, maintained and operated in compliance with the requirements of the Code and other applicable Law;

(F) Neither the Company nor any Company ERISA Affiliate has incurred a liability under Title IV of ERISA, including to the PBGC (other than for the payment of premiums to the PBGC in the ordinary course of business), that has not been satisfied in full;

(G) With respect to each Title IV Plan and each other Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code, (1) the Company and the Company ERISA Affiliates have complied with the minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, and the requirements of Section 436 of the Code and (2) no such Employee Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA;

(H) Neither the Company nor any Company ERISA Affiliate has engaged in any transaction that could reasonably be expected to result in liability under Sections 4069, 4204(a) or 4212(c) of ERISA;

(I) Neither the Company nor any of its Subsidiaries is or could reasonably be expected to be subject to liability, penalty or Taxes pursuant to Section 409 of ERISA, Section 502 of ERISA or Chapter 43 of Subtitle D of the Code; and

(J) Except for benefits provided under Section 601 et seq. of ERISA (or other similar Law), no Employee Benefit Plan provides health, disability or life insurance benefits following retirement or other termination of employment.

(v) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate is a party to any agreement with the PBGC respecting any Employee Benefit Plan or respecting any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not an Employee Benefit Plan, which agreement contains obligations or covenants respecting the Company, any of its Subsidiaries or any Company ERISA Affiliate that continue beyond the date of this Agreement.

(vi) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (A) entitle any current or former employee, individual consultant or director of the Company or any Subsidiary of the Company to severance pay, retention bonuses, unemployment compensation or any other payment or benefit; (B) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party, or result in any forgiveness of Indebtedness; (C) result in any material breach or violation of, or a material default under, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; or (D) cause any amounts payable under any Employee Benefit Plan or any other agreement (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(vii) Except as set forth in Section 3.1(m)(vii) of the Company Disclosure Schedule, no Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, and the execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Employee Benefit Plan.

(n) Labor Matters.

(i) Set forth on Section 3.1(n) of the Company Disclosure Schedule is a list of each collective bargaining agreement and other Contract with a labor union or organization or other representative of employees to which the Company or any of its Subsidiaries is bound. To the Company’s knowledge, there is no union representation or certification petition or any union organizing or decertification activity pending or threatened with respect to any employee of the Company or any of its Subsidiaries.

(ii) There is not, and since October 1, 2014 there has not been, any strike, slowdown, work stoppage, lockout or other material labor dispute pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

(iii) Since October 1, 2014, there has been no unfair labor practice charge or complaint or unlawful employment practice charge or complaint against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened, before (A) the National Labor Relations Board, (B) the Equal Employment Opportunity Commission or comparable state agency, (C) the Department of Labor, including the Occupational Safety and Health Administration, or (D) any other similar Governmental Authority responsible for the prevention or investigation of unlawful labor or employment practices, other than, in each case, such matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) The Company and its Subsidiaries are not subject to any settlement agreement, conciliation agreement, letter of commitment, order, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, wage practices or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company or its Subsidiaries which, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) To the Company’s knowledge, all employees of the Company and its Subsidiaries are lawfully authorized to work in the U.S. according to federal immigration Laws. All present and former employees and contractors of the Company and its Subsidiaries have been provided, or as of the Effective Time will have been provided, all wages, compensation and other sums owed as of the Effective Time, except for any instances of non-payment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Each of the Company and its Subsidiaries is, and since October 1, 2014 has been, in compliance with applicable Laws regarding labor and employment practices, including all such Laws regarding terms and conditions of employment, wages and hours, overtime pay, employee and contractor classification, immigration, affirmative action, government contracting or sub-contracting requirements, recordkeeping, occupational safety and health, employment discrimination and retaliation, sexual harassment, disability rights or benefits, employee leave, equal opportunity, workers’ compensation, employee benefits, employment-related taxes and unemployment insurance and related matters, except for any instances of non-compliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vii) Within the one (1)-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has effected (A) a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 and any similar Law (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(o) Intellectual Property. The Company and its Subsidiaries own or have the right to use all Intellectual Property used in the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances (except for Permitted Encumbrances), other than where the failure to own or have the right to use such Company Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted is not infringing upon or misappropriating any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.1(o) constitutes the sole and exclusive representations and warranties of the Company with respect to Intellectual Property matters.

(p) Real Property.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to all real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property”), or a valid and subsisting leasehold interest or other applicable estates in any real property leased, subleased, licensed or otherwise held for use by the Company or any of its Subsidiaries (such property, including, for the avoidance of doubt, all consents, rights-of-way, easements and other similar rights to use or occupy real property, collectively, the “Leased Real Property”), including good, valid and marketable title to all Owned Real Property and a valid and subsisting leasehold or comparable interest in all Leased Real Property disclosed in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016 filed with the SEC as being owned or leased by the Company and its Subsidiaries or acquired after the date thereof (other than real property sold or otherwise disposed of since the date thereof), in each case free and clear of all Encumbrances (other than Permitted Encumbrances). All of the leases, subleases, easements and other agreements under which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy any Leased Real Property (collectively, the “Leases”) are valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries (nor, to the Company’s knowledge, any third party) is in breach of or default under any such Lease, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) As of the date of this Agreement, to the knowledge of the Company, none of the Owned Real Property or Leased Real Property is the subject of any eminent domain proceeding, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(q) Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries and their respective assets and operations are and, since October 1, 2014, have been, in compliance with Environmental Law (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws and compliance by the Company and each of its Subsidiaries with the terms and conditions thereof).

(ii) Neither the Company nor any of its Subsidiaries (or any of their respective assets and properties) is subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Law.

(iii) Neither the Company nor its Subsidiaries (or, to the knowledge of the Company, any third party operators of the Company’s or any of its Subsidiaries’ assets or properties) have received any written notice asserting a violation of, or any alleged liability or obligation under, any Environmental Law.

(iv) To the Company’s knowledge, there have been no Releases of Hazardous Materials from any property owned, operated or otherwise used by the Company or any of its Subsidiaries, or in connection with the operations of the Company or any of its Subsidiaries, which have resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law.

(v) To the Company’s knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of the Company or any of its Subsidiaries that have resulted in or would reasonably be expected to result in a claim for damages or compensation against the Company or its Subsidiaries.

(vi) Neither the Company nor its Subsidiaries (A) are subject to any Order issued by or any consent decree or analogous agreement with a Governmental Authority that imposes any liability on the Company or its Subsidiaries in connection with any Release of Hazardous Materials and (B) have assumed by Contract or, to the Company’s knowledge, operation of Law any liability of any Person (other than the Company and its Subsidiaries) incurred or to be incurred pursuant to Environmental Laws.

(r) Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material insurance policies maintained by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) are in full force and effect on the date of this Agreement and all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been paid. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancelation or termination from any insurer or agent of such insurer with respect to any Material Company Insurance Policy.

(s) Material Contracts.

(i) Section 3.1(s) of the Company Disclosure Schedule sets forth a complete and correct list (including all amendments, supplements, exhibits and side letters thereto), as of the date of this Agreement (provided, however, that the Company shall not be required to list any such agreements that are filed as exhibits to the Company SEC Documents) of:

(A) any Contract which is required to be filed by the Company or the Regulated Utility Subsidiary as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) any Contract, including any joint development or operating agreement, partnership or other similar agreement or arrangement, any gathering, processing, development, production, cost-of-service or similar agreement, any Derivative Transaction Contract, any transportation or storage Contract, any Contract relating to the Company’s or its Subsidiaries’ equity securities, or any throughput contract, in each case that relates to or involves future expenditures, receipts or payments by the Company or any of its Subsidiaries of more than $40,000,000 in any one (1) year period that cannot be terminated on less than sixty (60) days’ notice without material payment or penalty; or

(C) any stockholder agreements, voting trusts or other Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, pursuant to which such Person is bound relating to the voting of any shares of Company Capital Stock or Regulated Utility Subsidiary Capital Stock, as applicable.

(ii) Each Contract or other agreement of the type described above in Section 3.1(s)(i), whether or not set forth in Section 3.1(s) of the Company Disclosure Letter, is referred to herein as a “Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto (subject, as to enforceability, to Creditor’s Rights) and, to the knowledge of the Company, each other party thereto, and is in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the knowledge of the Company, is any other party to any such Material Contract in breach or default thereunder.

(t) Opinion of Financial Advisor. The Company Board has received the opinions of Goldman, Sachs & Co. and Lazard Frères & Co. LLC, in each case, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be paid to the holders (other than Parent and any of its Affiliates) of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

(u) Brokers. Except for the fees and expenses payable to Goldman, Sachs & Co. and Lazard Frères & Co. LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(v) Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(g), the Transactions are not subject to any applicable anti-takeover provisions related to business combinations in the VSCA, or any other similar Takeover Laws or any similar provision in the Company’s Organizational Documents (including Article Seventh of the Company Articles of Incorporation).

(w) Regulatory Matters.

(i) Neither the Company nor any of its Subsidiaries is subject to regulation as an electricity transmission service provider or public utility by FERC under Section 201(e) of the Federal Power Act, 16 U.S.C. § 824(e).

(ii) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries since October 1, 2014 pursuant to applicable Laws specifically governing the regulation of public utilities or pipeline safety (including each pipeline safety Law that is administered by the U.S. Department of Transportation Pipeline and Hazardous Materials Administration and Title 40, Public Utilities and Carriers, of the A.R.S.), including all filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries with FERC and the State Commissions, have been filed or furnished, as applicable, on a timely basis with the applicable Governmental Authority, as the case may be, including all material forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments, and supplements appertaining thereto (collectively, “Regulatory Filings”), and all such filings complied, as of their respective dates, with all applicable requirements of the applicable Laws, except for filings the failure of which to make, or the failure of which to make in compliance with all applicable requirements of the applicable Laws, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries whose rates or services are regulated by a Governmental Authority has knowledge that any such rates have been or are being collected subject to refund, pending final resolution of any proceeding before a Governmental Authority.

3.2 Representations and Warranties of Parent and Merger Sub. Except as set forth on the correspondingly numbered disclosure schedule dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Authority; No Violations.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (including by the Parent Board and the Merger Sub Board) and approved by Intermediate Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject, as to enforceability, to Creditor’s Rights. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement and the plan of merger set forth in this Agreement or the Transactions.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the Transactions by Parent and Merger Sub will not at the Effective Time (A) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub; (B) result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of Parent or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses), or result in (or give rise to) the creation of any Encumbrance (other than a Permitted Encumbrance) or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound that is required to be filed by Parent on the System for Electronic Document Analysis and Retrieval by the applicable Canadian securities regulators pursuant to any Canadian securities Laws; or (C) assuming that each of the Consents referred to in Section 3.2(c) are duly and timely obtained or made and any applicable waiting periods referred to therein have expired or terminated, violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) or (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Consents. No Consent is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (ii) the filing with the SEC of such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Articles of Merger with the SCC pursuant to the VSCA; (iv) filings required under, and compliance with other applicable requirements of the rules of the Toronto Stock Exchange or the Securities Commissions; (v) the CFIUS Approval and any filings with respect thereto; (vi) any such Consents required for the State Regulatory Approvals and any filings with respect thereto; (vii) the FERC Approval and any filings with respect thereto; and (viii) any such Consents the failure to obtain or make of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Information Supplied. The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, at the time of filing with the SEC, at the date first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries, in either case that has had and would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Financing. Parent has delivered to the Company complete and correct fully executed copies, as of the date hereof, of (i) the Debt Commitment Letter and (ii) all fee letters related thereto (as redacted to remove only the fee amounts, pricing caps, time periods, the rates and economic terms of the “market flex,”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof, the lenders parties thereto have committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect (subject, as to enforceability, to Creditor’s Rights) and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and there are no conditions precedent related to the funding of the Debt Financing other than as expressly set forth in the Debt Letters. Assuming the Debt Financing is funded in accordance with the terms of the Debt Letters, Parent and Merger Sub will have available at the Closing all of the funds required for (A) the aggregate Merger Consideration, (B) the amounts contemplated by Section 2.2, and (C) other payment obligations of Parent and Merger Sub hereunder, and such will be used, to the extent required to consummate the Transactions, to consummate the Merger pursuant to Article II. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Parent, or to the knowledge of Parent, any other party under the Debt Letters. As of the date of this Agreement, except for any agreements relating to any alternative equity capital markets financing (which agreements do not contain any terms that would adversely affect the conditionality, enforceability, termination, principal amount or availability of the Debt Financing), there are no side letters or other agreements, Contracts, arrangements or understandings (written or oral) related to the funding of the Debt Financing other than as expressly set forth in the Debt Letters. Parent has fully paid (or has made arrangements to fully pay or cause to be fully paid as promptly as practicable) all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, Parent does not have knowledge that the Debt Financing will not be made available on the Closing Date.

(g) Share Ownership. Neither Parent nor Merger Sub is, individually or, to Parent’s knowledge, together with its “affiliates” and “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act), a “beneficial owner” (as such term is defined in the Company Articles of Incorporation) of a number of shares of Company Common Stock equal to or greater than ten percent (10%) of the total number of issued and outstanding shares of Company Common Stock.

(h) Brokers. Except for the fees and expenses payable to J.P. Morgan Securities LLC, The Toronto-Dominion Bank, Royal Bank of Canada and certain of their respective Affiliates, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the

Transactions (other than in connection with any Financing) based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

(i) Ownership and No Business Conduct of Merger Sub. Merger Sub was incorporated on January 20, 2017. Parent owns beneficially and of record all of the outstanding capital stock of AltaGas Services (U.S.) Inc., a Delaware corporation (“U.S. Holdco”), US Holdco owns beneficially and of record all of the outstanding membership interests in Wrangler 1 LLC, a Delaware limited liability company (“Wrangler 1”), and Wrangler 1 owns beneficially and of record all of the outstanding membership interests in Intermediate Parent. Parent owns beneficially, and Intermediate Parent owns of record, all of the outstanding capital stock of Merger Sub, all of which is duly authorized, validly issued, fully paid and non-assessable. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(j) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Section 3.1.

ARTICLE IV

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, until the Effective Time, except as (i) expressly permitted or required by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 4.1 of the Company Disclosure Schedule or (iv) consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course of business consistent with past practice in all material respects and use its reasonable best efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its customers and suppliers and other Persons with whom it has significant business dealings.

(b) Without limiting the generality of Section 4.1(a), until the Effective Time, except as (w) expressly permitted or required by this Agreement, (x) required by applicable Law, (y) set forth in Section 4.1 of the Company Disclosure Schedule or (z) consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) Dividends; Changes in Capital Stock. The Company shall not, and shall not permit any of its Subsidiaries to, (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, or other equity interests in, the Company or its Subsidiaries, other than (1) dividends paid by (x) any Subsidiary of the Company to the Company or to any wholly-owned Subsidiary of the Company, or (y) the Regulated Utility Subsidiary with respect to the Regulated Utility Subsidiary Preferred Stock, as required by the Organizational Documents of the Regulated Utility Subsidiary, (2) regular quarterly cash dividends with respect to the Company Common Stock not to exceed $0.511875 per share for calendar year 2017 and not to exceed $0.51699375 per share for calendar year 2018, with declaration, record and payment dates consistent with the Company’s declaration, record and payment dates during its last fiscal year, or (3) with respect to the calendar quarter in which the Closing occurs (but solely to the extent that the Company does not pay a regular quarterly dividend in respect of such quarter pursuant to clause (2)), a “stub period” cash dividend per share of Company Common Stock equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (y) a daily dividend rate determined by dividing the amount of the then applicable quarterly dividend rate by ninety-one (91), to the holders of record of Company Common Stock as of immediately prior to the Effective Time or (B) split, combine, subdivide or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or (C) repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in or securities convertible into or rights to acquire capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except in connection with withholding to satisfy Tax obligations with respect to Company Equity Awards.

(ii) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, deliver or grant any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests, except the issuance of shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards in accordance with the terms of the Company Stock Plans.

(iii) Organizational Documents. The Company shall not (A) amend its Organizational Documents, (B) permit any of its Subsidiaries to amend any such Subsidiary’s Organizational Documents or (C) exercise, or permit any of its Subsidiaries to exercise, any approval or consent right within its discretion to amend any Organizational Documents of any Company Joint Venture, except in the case of clause (B) and (C) for immaterial or ministerial amendments.

(iv) Mergers; Acquisitions; Investments. The Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition (including by merger, consolidation, amalgamation or share exchange) of the capital stock, equity securities, membership interests or assets of, any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of the Company), except acquisitions as to which the purchase price is not in excess of $50,000,000 in the aggregate.

(v) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, dispose of, transfer, lease or license any of its properties or assets, other than (A) dispositions as to which the sales price is not in excess of $50,000,000 in the aggregate, (B) asset retirements or disposals in the ordinary course of the utility business consistent with past practice and (C) transfers between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries.

(vi) No Dissolution. The Company shall not, and shall not permit any of its Subsidiaries to, consummate, authorize or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merge or consolidate with any other Person (except, solely with respect to the Company’s Subsidiaries, as otherwise permitted pursuant to Section 4.1(b)(iv)).

(vii) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, make any material change to its accounting principles, methods or policies for the preparation of financial statements included in reports or registration statements filed with the SEC, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board).

(viii) Insurance. The Company shall not, and shall cause its Subsidiaries not to, permit any Material Company Insurance Policy to terminate or lapse without replacing such policy with substantially comparable coverage.

(ix) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (A) make or rescind any material election relating to Taxes, (B) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes or (D) file any amended Tax Return reflecting a material amount of Taxes.

(x) Employee Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (A) grant any increases in the compensation (including bonuses) or benefits paid, payable or to become payable to any of its directors or executive officers; (B) grant any increases in the compensation (including bonuses) or benefits paid, payable or to become payable to any of its employees who are not executive officers, except for increases in the compensation (including bonuses) or benefits of such employees required under the terms of an Employee Benefit Plan existing on the date of this Agreement; (C) accelerate or modify the vesting, performance or exercisability of any award under a Company Stock Plan; (D) establish or become obligated under any collective bargaining agreement or other Contract with a labor union, trade union, works council or other representative of employees or Employee Benefit Plan that was not in existence prior to the date of this Agreement; (E) forgive any Indebtedness with respect to any director, officer or employee; (F) fund (or agree to fund), through a “rabbi” or similar trust, any compensation or benefits under any Employee Benefit Plan; or (G) enter into any new, or amend any existing, Employee Benefit Plan (including any Company Stock Plan).

(xi) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (A) incur or guarantee any Indebtedness (or amend any Contract relating to Indebtedness) or guarantee any other obligation of any Person, except for Indebtedness incurred among the Company’s wholly-owned Subsidiaries, or (B) redeem, repurchase, prepay, defease, cancel or otherwise acquire any Indebtedness.

(xii) Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any Contract that would be a Material Contract or modify or amend in any material respect, or terminate or waive any material right under, any Material Contract (including any Contract entered into after the date of this Agreement in accordance with this Section 4.1(b)(xii)), except for any new agreement, modification, amendment, termination or waiver in the ordinary course of business consistent with past practice or (B) enter into any Material Contract or an amendment to any Material Contract if such Material Contract or amendment (1) includes any term or provision pursuant to which the consummation of the Transactions would result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses), or any rights of termination, cancellation, first offer or first refusal under, such Contract (as amended, if applicable), or (2) would reasonably be expected, individually or in the aggregate, to prevent or materially impede, interfere with or delay the consummation by the Company or any of its Subsidiaries of the Transactions.

(xiii) Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, (A) make utility-related capital expenditures, except for those capital expenditures set forth in Section 4.1(b)(xiii)(A) of the Company Disclosure Schedule (plus a 10% variance), or (B) make non utility-related capital expenditures, except for those capital expenditures set forth in Section 4.1(b)(xiii)(B) of the Company Disclosure Schedule (plus a 20% variance).

(xiv) Settlement of Claims. Except as otherwise permitted by Section 4.1(b)(ix), the Company shall not, and shall not permit any of its Subsidiaries to, settle any Proceeding (including any pending or threatened claim or action, but excluding any Transaction Litigation) against the Company or any of its Subsidiaries, other than settlements that (A) with respect to the payment of monetary damages, involve only the payment by the Company and any of its Subsidiaries of monetary damages not exceeding $2,000,000 in the aggregate for all such settlements in any calendar year and (B) with respect to any non-monetary terms and conditions therein, (1) impose or require actions that would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole and (2) do not involve an admission of criminal wrongdoing by the Company or any of its Subsidiaries.

(xv) Derivative Transactions; Risk Management. The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any Derivative Transactions other than in the ordinary course of business consistent with past practice and hedging policies and procedures existing as of the date hereof or (B) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines.

(xvi) WARN Act. The Company shall not, and shall not permit any of its Subsidiaries to, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act.

(xvii) Line of Business. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business.

(xviii) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to take any action prohibited by Section 4.1(b).

(c) Notwithstanding anything to the contrary in this Agreement, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any act of terrorism, hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or threat to the environment or the health or safety of natural Persons.

(d) Between the date of this Agreement and the Effective Time, the Company and its Subsidiaries may (i) continue to make Regulatory Filings in the ordinary course of business consistent with past practice, including those filings described in Section 4.1(d) of the Company Disclosure Schedule, and (ii) respond (after reasonable consultation with Parent) to Regulatory Filings made by other parties in which the Company or one or more of its Subsidiaries is an interested party, and (iii) take any other action contemplated by or described in any such Regulatory Filings in the ordinary course of business consistent with past practice; provided, however, that the Company shall (A) keep Parent informed as promptly as reasonably practicable of any material communications or meetings with any Governmental Authority with respect to rate cases and shall provide copies of any written communications or materials, (B) consult with Parent and give Parent a reasonable opportunity, within the time constraints imposed in such rate cases, to comment on material written communications or materials submitted to any Governmental Authority, in each case with respect to any rate cases, which the Company shall consider in good faith, and (C) at the request of Parent, provide Parent a reasonable opportunity to participate in any material meeting or communications related thereto. Parent shall have the opportunity to review and comment on all economic aspects of any rate case filing and shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any settlement of any rate case and rate case filing insofar as it would reasonably be expected to result in an outcome for the Surviving Corporation or any of its Subsidiaries

that would be materially adverse to the Surviving Corporation or any of its Subsidiaries after the Effective Time, taking into account the requests made by the Company to the applicable Governmental Authority in connection with such rate case and the resolution of similar recent rate cases by the Company.

(e) During the period from the date of this Agreement until the Effective Time, notwithstanding anything to the contrary in this Section 4.1, each party shall not, and shall cause its Subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by such party of the Transactions.

4.2 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and terminate any existing solicitation, discussion or negotiation with any Person conducted prior to the date of this Agreement with respect to any Competing Proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a Competing Proposal and request, and use its reasonable best efforts to enforce its contractual rights with respect to, the prompt return or destruction of all confidential information previously furnished to any such Person in connection with a Competing Proposal and terminate access by any such Person to any physical or electronic data room maintained by or on behalf of the Company.

(b) From the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any proposals, offers or indications of interest regarding, or the making of any proposal, offer or indication of interest that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) conduct, participate or engage in any discussions or negotiations with any Person with respect to a Competing Proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a Competing Proposal (except to notify such Person of the existence of the provisions of this Section 4.2), or (iii) furnish any non-public information regarding the Company or its Subsidiaries to any Person in connection with or in response to a Competing Proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a Competing Proposal.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval the Company or its Representatives receives a bona fide written Competing Proposal, the Company Board (or a duly authorized committee thereof), the Company and its Representatives may engage in the activities prohibited by Section 4.2(b) with any Person who has made such Competing Proposal if (i) such Competing Proposal did not result from a material breach of this Section 4.2, (ii) prior to engaging in any such activities, the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to engage in such activities would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (iii) prior to furnishing any non-public information, the Company receives an executed confidentiality and standstill agreement from such Person (A) containing terms that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement (provided that such agreement may permit the submission of a Competing Proposal to the Company Board on a confidential and non-public basis) and (B) not prohibiting the Company from complying with its obligations set forth in this Agreement. Neither the Company nor any of its Subsidiaries shall enter into any Contract that prohibits the Company from complying with any of its obligations pursuant to this Section 4.2 or Section 5.3.

(d) The Company shall advise Parent in writing as promptly as reasonably practicable (and in any event within 24 hours) of the receipt of any Competing Proposal or any request for non-public information regarding the Company or any of its Subsidiaries made by any Person or any request for negotiations with the Company, any of its Subsidiaries or any of their respective Representatives in connection with a Competing Proposal, and, in respect of each such Competing Proposal or request, the Company shall provide to Parent as promptly as reasonably practicable (and in any event within such 24 hour timeframe) the identity of the Person making such Competing Proposal or request and the material terms and conditions of such Competing Proposal or request (and provide copies of any such written correspondence related thereto). The Company shall keep Parent informed as promptly as reasonable practicable (and in any event within 24 hours of such material development or change) of the status, material communications (and provide copies of any such written correspondence related thereto) and material developments regarding any Competing Proposal or request (including any change in the price or other material terms or conditions thereof). The Company shall as promptly as reasonably practicable (and in any event within 24 hours) provide to Parent any non-public information regarding the Company and its Subsidiaries that is provided to any other Person in connection with a Competing Proposal that was not previously provided to Parent.

(e) The Company shall inform all of its Representatives of the restrictions described in this Section 4.2 and Section 5.3. The Company agrees that any action that is taken by (i) its Subsidiaries or its and their respective directors, officers and employees that, if taken by the Company, would have been a breach of this Section 4.2 or Section 5.3, or (ii) any other Representative of the Company that, if taken by the Company, would have been a Willful and Material Breach of this Section 4.2 or Section 5.3, in each case, shall be deemed to be a breach of such Section by the Company.

(f) The Company shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive, or fail to enforce against any Person to the fullest extent permitted under applicable Law, any provision of any confidentiality agreement or standstill agreement to which it or any of its Subsidiaries is a party (other than the Confidentiality Agreement) unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that compliance with the terms of this Section 4.2(f) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) afford to Parent and its Representatives reasonable access, at reasonable times upon reasonable prior notice, to (i) the officers, key employees, Representatives, properties, offices and other facilities (but excluding for the conduct of any Phase II testing or sampling of environmental media) of the Company and its Subsidiaries (including by way of in person or telephonic meetings between the Company and its Representatives and Parent and its Representatives) and (ii) their books, records, documents and Contracts, and (b) furnish as promptly as reasonably practicable to Parent, its Subsidiaries and their Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent (other than any publicly available document filed by the Company or its Subsidiaries with the SEC). Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent, its Subsidiaries or any of their Representatives to the extent that doing so would violate applicable Law or breach an obligation of confidentiality owing to a third party, or in the good faith determination of the Company would jeopardize the protection of attorney-client or attorney work-product privilege or expose such party to risk of liability for disclosure of sensitive or personal information (provided that, in such case, the Company shall use its reasonable best efforts to provide such access or information (or as much of it as possible) in a manner that does not result in the events set out in this sentence). Parent agrees that it shall not, and shall use its reasonable best efforts to cause its Representatives not to, use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the Transactions. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, however, that, notwithstanding anything to the contrary in the Confidentiality Agreement, all information furnished thereunder or hereunder to Parent may be furnished by Parent and its Subsidiaries to their Representatives.

5.2 Preparation of Proxy Statement; Information Supplied; Company Shareholders Meeting.

(a) Each party shall cooperate with the other party in the preparation of the preliminary and the definitive Proxy Statement, including all amendments or supplements thereto. The Company shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than forty-five (45) days) following the date of this Agreement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without first providing Parent a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith all reasonable additions, deletions and changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments from the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. If any comments are received from the staff of the SEC with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent and Merger Sub shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the staff of the SEC have been cleared by the SEC, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed to its shareholders of record, as of a record date reasonably established by the Company Board (or a duly authorized committee thereof) in accordance with applicable Law. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and its Organizational Documents to duly give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable following the date of mailing of the definitive Proxy Statement to the Company’s shareholders (and in any event shall convene such meeting no later than forty-five (45) days after mailing of the definitive Proxy Statement); provided that the Company shall not adjourn, postpone, recess or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone, recess or cancel) the Company Shareholders Meeting without the prior written consent of Parent, except that the Company shall adjourn or postpone the Company Shareholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders for a period of time determined in good faith (after consultation with outside legal counsel) to be required by applicable Law or (ii) if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting or to obtain the Company Shareholder Approval; provided, that no adjournment or postponement of the Company Shareholders Meeting shall delay the date of the Company Shareholders Meeting to a date that is more than twenty (20) Business Days after the date for which the Company Shareholders Meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i) or (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. The Company’s obligation to give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 5.2(b) shall not be affected by the commencement, proposal, disclosure, or announcement of any Competing Proposal or any Adverse Recommendation Change. No Adverse Recommendation Change shall, in and of itself, be deemed to affect the validity of the Company Board’s approval of the Company’s execution, delivery and performance of this Agreement for purposes of the VSCA, and without in any way limiting the right of the Company Board to make an Adverse Recommendation Change in accordance with the terms of this Agreement, neither the Company nor the Company Board (or any committee thereof) shall rescind or amend the Company Board’s approval of the Company’s execution, delivery and performance of this Agreement. Until there has been an Adverse Recommendation Change in accordance with Section 5.3(b) or Section 5.3(c), (A) the Company shall solicit from shareholders of the Company proxies in favor of the approval of this Agreement and use its reasonable best efforts to secure the required Company Shareholder Approval, in each case as promptly as reasonably practicable, and (B) the Proxy Statement shall include the Company Board Recommendation. The Company shall not submit to the vote of its shareholders any Competing Proposal and shall not include any matter other than the approval of this Agreement or matters related to the Transactions at the Company Shareholders Meeting. If requested by Parent, the Company shall promptly provide to Parent each voting tabulation report relating to the Company Shareholders Meeting that has been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

5.3 Change in Recommendation.

(a) Except as otherwise expressly permitted by Section 5.3(b) or Section 5.3(c), neither the Company Board nor any committee thereof may (i) (A) withdraw, change, qualify, withhold or modify in a manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in a manner adverse to Parent, the Company Board Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal or (C) in the event a tender offer that constitutes a Competing Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Competing Proposal in a solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days (any action described in this Section 5.3(a)(i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, scheme of arrangement agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or that would reasonably be expected to lead to, any Competing Proposal (other than a confidentiality agreement pursuant to Section 4.2(c)).

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may make an Adverse Recommendation Change if the Company has received a Competing Proposal (other than as a result of a material breach of Section 4.2 or this Section 5.3) and the Company Board (or a duly authorized committee thereof) has determined in good faith, (x) after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal constitutes a Superior Proposal and (y) after consultation with its outside legal counsel, that failure to make an Adverse Recommendation Change in response to the receipt of such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a duly authorized committee thereof) shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 5.3(b) unless (i) the Company has provided to Parent at least four (4) Business Days’ prior notice of its intent to take such action (which notice shall (A) include a copy of the proposed transaction agreements with the Person making such Superior Proposal, and specify the identity of the Person making such Superior Proposal, and (B) inform Parent that the Company intends to make such Company Adverse Recommendation Change at the end of the Superior Proposal Notice Period) (such notice being referred to herein as a “Superior Proposal Notice”) (it being understood and agreed that any such Superior Proposal Notice shall not in itself be deemed an Adverse

Recommendation Change); (ii) if requested to do so by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the period starting on the first (1st) Business Day following Parent’s receipt of the Superior Proposal Notice and ending at 11:59 p.m., Washington, D.C. time on the fourth (4th) Business Day following such receipt (such period, a “Superior Proposal Notice Period”), regarding any changes or modifications Parent proposes to make to the terms of this Agreement such that it would cause such Competing Proposal to no longer constitute a Superior Proposal; and (iii) at the end of such Superior Proposal Notice Period, the Company Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any changes or modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, that such Competing Proposal still constitutes a Superior Proposal. The parties agree that any amendment to the price or other material amendment to the terms of a Superior Proposal following the delivery of a Superior Proposal Notice in respect of such Superior Proposal shall require delivery of another Superior Proposal Notice to which the provisions of clauses (i)-(iii) of this Section 5.3(b) shall apply mutatis mutandis except that, in the case of such Superior Proposal Notice with respect to an amended Superior Proposal, any references to four (4) Business Days in such clauses shall be deemed to be two (2) Business Days.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may, in response to an Intervening Event, make an Adverse Recommendation Change if the Company Board (or a duly authorized committee thereof) has determined in good faith, after consultation with its outside legal counsel, that failure to make an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a duly authorized committee thereof) shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 5.3(c) unless (i) the Company has provided to Parent at least four (4) Business Days’ prior notice of its intent to take such action (which notice shall (A) provide a reasonably detailed description of the Intervening Event and (B) inform Parent that the Company intends to make such Company Adverse Recommendation Change at the end of the Intervening Event Notice Period) (such notice being referred to herein as an “Intervening Event Notice”) (it being understood and agreed that any such Intervening Event Notice shall not in itself be deemed an Adverse Recommendation Change); (ii) if requested to do so by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the period starting on the first (1st) Business Day following Parent’s receipt of the Intervening Event Notice and ending at 11:59 p.m., Washington, D.C. time on the fourth (4th) Business Day following such receipt (such period, an “Intervening Event Notice Period”), regarding any changes or modifications Parent proposes to make to the terms of this Agreement such that it would obviate the need for making an Adverse Recommendation Change in response to such Intervening Event; and (iii) at the end of such Intervening Event Notice Period, the Company Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and taking into account any changes or modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, that failure to make an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d) Nothing contained in this Agreement shall prohibit the Company from (i) making any disclosure in compliance with its obligations required under Rules 14d-9 or 14e-2 promulgated under the Exchange Act; provided that, for purposes of clarity, any such disclosure having the effect contemplated by Section 5.3(a)(i) shall constitute an Adverse Recommendation Change, (ii) making any disclosure to its shareholders in connection with a Competing Proposal if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), failure to so disclose would reasonably be expected to constitute a violation of applicable Law; provided that any such disclosure that fails to reaffirm the Company Board Recommendation shall be deemed to constitute an Adverse Recommendation Change or (iii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (which communication shall not, in and of itself, be deemed to constitute an Adverse Recommendation Change).

5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as promptly as reasonably practicable (including by using reasonable best efforts to cause the conditions to the Closing set forth in Article VI to be satisfied), (ii) make as promptly as reasonably practicable any necessary submissions and filings under applicable Antitrust Laws or to Governmental Authorities in order to consummate the Transactions, (iii) cooperate with the other party and promptly furnish information necessary in connection with such submissions and filings to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other party reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under such Antitrust Laws and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) necessary to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, each party shall (i) make a filing of a premerger notification report pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable (and in any event within twenty-one (21) days after the date hereof), (ii) make any required filings in connection with Regulatory Approvals as promptly as reasonably practicable, (iii) supply as promptly as reasonably practicable any additional information and documentary material (other than information subject to attorney-client or attorney work-product privilege) that may be requested pursuant to the HSR Act or by the State Commissions, CFIUS or FERC, as applicable, in connection with the Regulatory Approvals and (iv) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 as may be necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) and to obtain the Regulatory Approvals as promptly as reasonably practicable.

(c) Each party shall, subject to applicable Law relating to the exchange of information: (i) give the other party notice as promptly as reasonably practicable of (and if in writing, furnish the other party with copies of) any communication received or sent by such party from or to any Governmental Authority (or any other Person participating or intervening in any Proceeding by or before any Governmental Authority) regarding any filings, investigation, or inquiry concerning the Transactions, and permit the other party to review and discuss in advance (and to consider in good faith any comments made by the other party in relation to) any proposed written response to any such communication, (ii) keep the other party reasonably informed of any developments, meetings or discussions with any Governmental Authority (or any other Person participating or intervening in any Proceeding by or before any Governmental Authority) in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the parties shall be permitted to redact any correspondence, filing, submission or communication to the extent such correspondence, filing, submission or communication contains competitively sensitive information, including information relating to the valuation of the Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, Parent and Merger Sub shall, in connection with obtaining any Consent of any Governmental Authority (including the Regulatory Approvals) in connection with this Agreement or the Transactions, take any and all steps that may be required by any such Governmental Authority so as to enable the parties to close the Transactions as promptly as reasonably practicable (and in any event no later than three (3) Business Days prior to the Outside Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or any of their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or any of their respective Subsidiaries (each a “Remedial Action”); provided, however, any Remedial Action may, at the discretion of the Company or Parent, be conditioned upon consummation of the Transactions; provided, further, that Parent may take any reasonable action to resist or reduce the scope of a Remedial Action that has been proposed by any such Governmental Authority so long as it does not delay the consummation of the Transactions to a date later than three (3) Business Days prior to the Outside Date.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any Proceeding by a Governmental Authority is commenced, threatened or is reasonably foreseeable that seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall use its reasonable best efforts to take any and all action, including a Remedial Action, to avoid or resolve any such Proceeding as promptly as reasonably practicable (and in any event no later than three (3) Business Days prior to the Outside Date). In addition, each party shall cooperate with each other party and use its respective reasonable best efforts to contest, defend and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Proceeding or Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as reasonably practicable (and in any event no later than three (3) Business Days prior to the Outside Date).

(f) Notwithstanding anything to the contrary contained in this Agreement, Parent and its Affiliates shall not be required to, in connection with obtaining any Consent of any Governmental Authority (including the Regulatory Approvals) in connection with this Agreement or the Transactions, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action) that constitutes a Burdensome Condition. For purposes of this Agreement, “Burdensome Condition” means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Remedial Action) that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of (i) the Company and its Subsidiaries, taken as a whole, or (ii) Parent and its Subsidiaries, taken as a whole and determined after giving effect to the Transactions; provided, however, that any such undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures shall not constitute or be taken into account in determining whether there has been or is such a material adverse effect to the extent such undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures are expressly set forth in Section 1.6. The Company shall not, and shall not permit any of its Subsidiaries to, in connection with obtaining any Consent of any Governmental Authority in connection with this Agreement or the Transactions, (x) offer to agree to any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action) that would reasonably be expected to be material and adverse to Parent’s ability to obtain the Regulatory Approvals on substantially the terms that Parent reasonably expects, or (y) accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action); provided, however, the Company and its Subsidiaries shall take any Remedial Action requested by Parent if such Remedial Action is conditioned upon the consummation of the Transactions.

5.5 Employee Matters.

(a) Parent agrees that it shall, from and after the Effective Time, assume the obligations under the Company’s Change in Control Severance Plan (as in effect as of the date hereof) for Certain Executives (as amended and in effect as of the date of this Agreement) and Severance Pay Plan and perform the obligations under such plan. For a period of one (1) year following the Effective Time, Parent will maintain the Severance Pay Plan in accordance with its existing terms and shall provide, or shall cause one of its Subsidiaries (including the Surviving Corporation) to provide, to each employee of the Company and its Subsidiaries as of the Effective Time whose employment is not subject to the terms of a collective bargaining agreement or relationship

(collectively, the “Company Non-Union Employees”), for so long as the applicable employee remains employed by Parent or one of its Subsidiaries (including the Surviving Corporation) during such one (1)-year period, a base salary or base wage rate, an annual cash bonus opportunity, and a long-term incentive opportunity (including target bonus amounts), in each case, that is no less than that provided to such Company Non-Union Employee immediately prior to the Effective Time and employee benefits (excluding incentive compensation) which, in the aggregate, are no less favorable than the employee benefits (excluding incentive compensation), in the aggregate, provided to such Company Non-Union Employees immediately prior to the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits (other than for vesting purposes under any equity-based or incentive compensation plan and other than for purposes of benefit accruals under any defined benefit pension plans)) under the employee benefit plans of Parent and its Subsidiaries (including the Surviving Corporation) providing benefits to any Company Non-Union Employees after the Effective Time (the “New Plans”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, credit each Company Non-Union Employee with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any corresponding Employee Benefit Plan in which such Company Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or where prior service with Parent or its Subsidiaries is not credited for similarly situated employees of Parent and its Subsidiaries or with respect to frozen or grand-fathered plans of Parent and its Subsidiaries. In addition, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide that: (i) each Company Non-Union Employee shall be eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent such New Plan provides benefits of the same type as an Employee Benefit Plan in which such Company Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) other than limitations or waiting periods that would have been in effect with respect to such Company Non-Union Employee under such Old Plan immediately prior to the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Old Plan in which such employee participated immediately prior to the Effective Time. Parent shall use its reasonable best efforts to cause any eligible expenses incurred by a Company Non-Union Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to the Closing, the Company and its Subsidiaries, as applicable, shall fully comply with all notice, consultation, bargaining and other obligations to any labor union, labor organization or other representative of employees, including any such obligations that may arise or exist in connection with the Transactions.

(d) To the extent a Company Non-Union Employee or a Company Retired Employee becomes eligible to participate in Parent’s or one of its Subsidiary’s retiree medical plan, for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the retiree medical plan of Parent or one of its Subsidiaries, as applicable, each (i) Company Non-Union Employee and (ii) former employee of the Company or any of its Subsidiaries whose employment with the Company or any of its Subsidiaries ended as a result of such former employee’s retirement and who is eligible to participate in the Company’s retiree medical plan as of the Effective Time (which, for the avoidance of doubt, will include any such individuals who waived participation in such retiree medical plan but are still eligible, pursuant to the terms of such retiree medical plan as in effect on the date hereof, to participate in such plan) (the “Company Retired Employees”), shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Non-Union Employee or Company Retired Employee was entitled, immediately before the Effective Time, to credit for such service under the Company’s retiree medical plan as of the Effective Time. For a period of one (1) year immediately following the Effective Time, Parent shall, or shall cause an Affiliate to, provide postretirement medical benefits to “Eligible Retirees” (as defined below) that are no less favorable than those provided under the Company’s postretirement medical program as in effect immediately prior to the Effective Time (the “Company Retiree Health Plan”). “Eligible Retirees” means Company Retired Employees who participate in the Company Retiree Health Plan immediately prior to the Effective Time and Company Non-Union Employees who retire prior to the last day of such one (1) year period and become eligible to participate in the Company Retiree Health Plan (or any plan provided in lieu of the Company Retiree Health Plan during such one (1) year period) prior to the last day of such one (1) year period and who, in each case, continue to satisfy the eligibility requirements of the Company Retiree Health Plan (or would continue to satisfy such requirements if such individual was a participant in such plan).

(e) On or before the Closing Date, the Company shall provide Parent a list, organized by site of employment, that specifies each employee of the Company or one of its Subsidiaries who have experienced, or to the Company’s knowledge will experience, an employment loss or layoff as defined by the WARN Act on or within ninety (90) days prior to the Closing Date. The Company shall update this list up to and including the Closing Date.

(f) From and after the Effective Time, with respect to employees whose employment is governed by a collective bargaining agreement or relationship, the Surviving Corporation or its applicable Subsidiary shall comply with all collective bargaining agreements as may be in effect from time to time, it being understood that this paragraph shall not be construed as a limitation on the rights of the parties to such an agreement to amend such agreement in a manner permitted by applicable Law.

(g) Nothing in this Section 5.5 shall be deemed to create or be treated as an amendment of any benefit plan or prohibit the termination of any benefit plan in a manner that is not inconsistent with this Section 5.5. The provisions of this Section 5.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5, express or implied, shall confer upon any employee of the Company or its Subsidiaries, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under an Employee Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Employee Benefit Plan.

5.6 Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened Proceeding, whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Proceeding relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law.

(b) At the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Organizational Documents of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnified Persons no less favorable to the Indemnified Persons than as set forth in the Company’s Organizational Documents in effect on the date of this Agreement, and Parent and the Surviving Corporation shall not, for six (6) years after the Effective Time, amend, repeal or otherwise modify the Organizational Documents of the Surviving Corporation in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation to, assume and fulfill all obligations of the Company and its Subsidiaries to the Indemnified Persons in respect of limitation of liability, indemnification, advancement of expenses and exculpation as provided in the Company’s Organizational Documents and the respective Organizational Documents of each of the Company’s Subsidiaries as in effect on the date of this Agreement, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law.

(c) Immediately prior to the Effective Time, Parent and the Surviving Corporation will cause to be obtained, and Parent shall fully prepay the premiums of, a “tail” insurance policy or policies providing insurance coverage in an amount and scope at least as favorable as the Company’s director and officer liability policies existing as of the date hereof and disclosed on Section 5.6(c) of the Company Disclosure Schedule for matters, acts or omissions arising, existing or occurring at or prior to the Effective Time, with a claims period of at least six (6) years from the Effective Time, and from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier providing such insurance; provided, however, that in no event shall Parent be required to spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth in Section 5.6(c) of the Company Disclosure Schedule) for the six (6) years of coverage under such tail policy, but if the cost of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage as is reasonably obtainable for the Cap Amount.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable from and after the Effective Time by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6 and his or her heirs and representatives.

5.7 Agreement to Defend; Litigation. Each of Parent and the Company shall notify as promptly as reasonably practicable the other of the commencement of any shareholder litigation relating to this Agreement or the Transactions of which it has received notice (“Transaction Litigation”). The Company shall give Parent a reasonable opportunity to participate in, but not control, the defense or settlement of any such Proceeding; provided, however, that, notwithstanding anything in this Agreement to the contrary (including Section 4.1(b)(xiv)), no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.8 Public Announcements. Parent and the Company shall consult with each other before issuing, and shall provide each other reasonable opportunity to review and comment upon, any press release and, to the extent reasonably practicable, other public statements with respect to this Agreement or the Transactions (including any statement that constitutes “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 under the Exchange Act), and shall not issue any such press release or, to the extent reasonably practicable, make any other public statement prior to such consultation, except as may be required by applicable Law, court process, or the rules of any stock exchange upon which such party’s capital stock is traded, in which case such party will, to the extent reasonably practicable, promptly inform the other party in writing in advance of such disclosure; provided, however, that the restrictions set forth in this Section 5.8 shall not apply to any release or public statement (a) relating to an Adverse Recommendation Change if made in accordance with Section 5.3 and (b) that is not inconsistent in any material respect with the prior public disclosures regarding the Transactions. The Company shall use its reasonable efforts to advise Parent in advance of the content of any Current Report on Form 8-K relating to material developments involving the Company that the Company intends to file with the SEC.

5.9 Rule 16b-3. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take such actions as reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

5.10 Takeover Laws and Provisions. The Company shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws (or Article Seventh of the Company Articles of Incorporation). If any Takeover Laws become applicable to the Transactions, the Company and the Company Board shall use their respective reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Transactions.

5.11 Notifications. Until the Effective Time, to the extent not in violation of any applicable Law, (a) each party shall give notice to the other party as promptly as reasonably practicable of (i) any circumstance, development, change, event, effect or occurrence of which it has knowledge that has had or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (ii) any material breach of any of its representations, warranties or covenants contained in this Agreement that would reasonably be expected to give rise to a failure of any condition to the obligations of the other party to consummate the Merger as set forth in Article VI to be satisfied and (b) the Company shall provide a copy of any written “comment letter” received by the Company or the Regulated Utility Subsidiary after the date of this Agreement from the staff of the SEC regarding any Company SEC Documents; provided, however, that (A) no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and (B) in no event shall the failure to comply with this Section 5.11 give rise to a failure of any condition set forth in Article VI to be satisfied.

5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (including taking all actions necessary to cause Intermediate Parent to) (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions.

5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.14 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the Debt Financing on the terms and conditions described in the Debt Letters, on or prior to the Closing Date, including using reasonable best efforts to (i) (A) maintain in effect the Debt Letters (other than as otherwise permitted by this Section 5.14) and satisfy on a timely basis all of its obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms contained in the Debt Letters (or with other terms agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Letters set forth below), and (ii) satisfy on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are applicable to Parent and are within Parent’s control (but excluding any condition where the failure to be so satisfied is a direct result of any of the Company’s failure to furnish information required under Section 5.15).

(b) In the event that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived or, upon funding shall be satisfied or waived (other than those conditions that by their nature can be satisfied only at the Closing), Parent shall use its reasonable best efforts to cause the Financing Sources to fund on the Closing Date the Debt Financing, to the extent the proceeds thereof are required to consummate the Transactions, and shall use its reasonable best efforts to enforce its rights under the Debt Letters (including by using reasonable best efforts to take enforcement action to cause such lenders and the other Financing Sources to fund such Debt Financing).

(c) Parent shall keep the Company reasonably informed of the status of Parent’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status and proposed closing date of the Debt Financing. Without limiting the foregoing, Parent shall notify the Company as promptly as reasonably practicable (and in any event, with respect to clauses (i) and (ii), within one (1) Business Day) if at any time prior to the Closing Date:

(i) any Debt Letter expires or is terminated for any reason (or if any Person attempts to terminate or repudiate any Debt Letter in writing to Parent, whether or not such attempted termination or repudiation is valid);

(ii) any Financing Source refuses to provide to Parent or its Subsidiaries all or any portion of the Debt Financing contemplated by the Debt Letters on the terms set forth therein (or expresses in writing to Parent that such Person does not intend to enter into the definitive documents related to the Debt Financing or to consummate the transactions contemplated thereby); or

(iii) if at any time Parent no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Letters or the definitive documents related to the Debt Financing.

(d) Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent may not amend, modify, terminate, assign or agree to any waiver under the Debt Letters (other than to add lenders, arrangers, agents, bookrunners, managers and other financing sources) which would (i) reduce the aggregate amount of the maximum Debt Financing, (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend or waive any of the conditions to the Debt Financing or (iii) otherwise expand, amend or modify any provision of the Debt Letters, in each case in a manner that would reasonably be expected to (A) materially delay or prevent the consummation of the Transactions or (B) adversely impact in any material respect the ability of Parent to enforce its rights against the Financing Sources under the Debt Letters or the definitive agreements with respect thereto. In the event that new debt commitment letters are entered into in connection with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 5.14(d), such new commitment letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters.

(e) To the extent that Parent believes in good faith that it will not have funds available, including cash on hand and the amounts set forth in the Debt Letters, that are sufficient to enable it to consummate the

Transactions, Parent shall (i) notify the Company in writing thereof as promptly as reasonably practicable, and in any case, within one (1) Business Day, following the occurrence of such event, (ii) use its reasonable best efforts to obtain substitute financing, with terms and conditions not materially less favorable to Parent in the aggregate than the terms and conditions set forth in the Debt Letters, sufficient to enable Parent to consummate the Transactions in accordance with its terms (the “Substitute Financing”) and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form removing only the fee amounts, pricing caps, time periods, the rates and the economic terms of the “market flex”) with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement.

(f) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters.

(g) Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Debt Financing or any Substitute Financing except to the extent limited in Section 8.11.

(h) Notwithstanding anything in this Agreement to the contrary, in no event will any failure by Parent or any of its Subsidiaries to comply with this Section 5.14 be used by the Company as a basis to (x) terminate this Agreement pursuant to Section 7.1(d)(i) or (y) assert the failure of the condition set forth in Section 6.3(b) to be satisfied, except in each case to the extent Parent has acted in bad faith or committed a Willful and Material Breach with respect to its obligations pursuant to this Section 5.14.

5.15 Financing Cooperation.

(a) Prior to Closing, upon the reasonable request of Parent, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives who are not officers or employees of the Company or its Subsidiaries to, in each case, use reasonable best efforts to cooperate with Parent in connection with any Financing, including any offering of securities, requested repayment or refinancing of Indebtedness, and such reasonable best efforts shall include: (i) causing management teams of the Company, with appropriate seniority and expertise, at reasonable times and upon reasonable advance notice, to participate in meetings, rating agency presentations, due diligence sessions and road shows, if any; (ii) providing information with respect to the Company and its Subsidiaries to Parent and its Representatives (including the Financing Sources) as reasonably requested by Parent; (iii) preparing and furnishing to Parent on a timely basis the Required Information, which shall be prepared in accordance with applicable securities Laws, and other financial data (including such information reasonably necessary to allow Parent to prepare pro forma financial statements in accordance with applicable securities Laws) and such other financial information concerning the Company and its Subsidiaries as reasonably requested by Parent, including, without limitation, balance sheet, income statements and statements of cash flows for each subsequent interim financial quarter ended at least forty-five (45) days prior to the Closing Date; (iv) assisting in the preparation of offering memoranda, private placement memoranda, prospectuses, prospectus supplements, bank confidential information memoranda, rating agency presentations, marketing materials (within the meaning of applicable securities Laws) and similar documents (“Offering Documents”); (v) (A) using its reasonable best efforts to cause Deloitte or other relevant accountants of the Company and its respective Subsidiaries to cooperate with Parent, including by participating in drafting sessions and accounting due diligence sessions, and using its reasonable best efforts to obtain the consent of, and customary comfort letters from, such accountants to the extent required in connection with any offering of securities by Parent if necessary for Parent’s use of financial statements of the Company or its Subsidiaries on a timely basis and (B) cooperating with Parent’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with any Financing; (vi) assisting in the amendment or novation of any Derivative Transaction of the Company or its Subsidiaries, in each case, on terms that are reasonably requested by Parent; provided that no obligation of the Company or its Subsidiaries under any such amendments or novations shall be effective until the Closing Date; (vii) furnishing promptly all documentation and other information required by any Governmental Authority or as reasonably requested by any Financing Source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department to the extent requested at least seven (7) Business Days prior to Closing; (viii) in connection with any Financing, executing and delivering any definitive financing documents as reasonably requested by Parent and delivering such officer’s certificates (other than any solvency certificate) as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate; provided that no obligation of the Company or its Subsidiaries under any such definitive financing documents, including any pledge and security documents, shall be effective until the Closing Date; (ix) causing the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of any Financing; (x) seeking to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness and release of Encumbrances contemplated by any repayment or refinancing of such Indebtedness to be paid off, discharged and terminated on the Closing Date; provided that the documents in respect of such arrangements contemplated by this clause (x) shall not need to be effective until the Closing Date; and (xi) using reasonable best efforts to ensure that the syndication efforts in respect of any Financing benefit from the Company’s existing lending and investment banking relationships. If at any time any information in any Offering Document should be discovered by the Company or any of its Representatives that should be set forth in an amendment or supplement to such Offering Document, so that such Offering Document shall not contain an untrue statement of a material fact, omit to state a material fact that is required to be stated therein or omit to state a material fact that is necessary to be stated therein in order for a statement not to be misleading, the Company shall promptly notify Parent thereof and provide any such information to be set forth in such amendment or supplement.

(b) Nothing in this Section 5.15 shall (i) require any such cooperation to the extent that it would (A) require the Company to pay any commitment or other fees (unless promptly reimbursed in accordance with Section 5.15(c)) or otherwise incur any liabilities or give any indemnities that would be effective prior to the Closing (other than such liabilities referred to in Section 5.15(c)(i) or Section 5.15(c)(ii)), (B) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries, (C) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation that would be effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (D) require the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize any Financing, (E) cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or (F) conflict with or violate the Company’s or its Subsidiaries’ respective Organizational Documents or any applicable Law in any material respect or result in a material violation or breach of, or default under, any Material Contract or (ii) require the Company to cause the delivery of legal opinions or reliance letters or any certificate as to solvency.

(c) Promptly upon the Company’s request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with the activities set forth in Section 5.15(a) shall be paid or reimbursed by Parent, and Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of counsel and accountants) or obligation suffered or incurred by them in connection with any Financing and any information utilized in connection therewith (other than (i) with respect to information relating to the Company and its Subsidiaries provided by the Company in writing for use in the Offering Documents to the extent any such obligation is a result of any such information containing an untrue statement of a material fact, omitting to state a material fact that is required to be stated therein or omitting to state a material fact that is necessary to be stated therein in order for such information not to be misleading and (ii) to the extent such liability or obligation arise from gross negligence or bad faith of the Company and its Subsidiaries or a Willful and Material Breach by the Company.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Company to comply with this Section 5.15 be used by Parent or Merger Sub as a basis to (x) terminate this Agreement pursuant to Section 7.1(c)(i), except to the extent the Company has acted in bad faith or committed a Willful and Material Breach with respect to its obligations pursuant to this Section 5.15 or (y) assert the failure of the condition set forth in Section 6.2(b) to be satisfied, except to the extent that (A) such failure by the Company to comply with this Section 5.15 is related to a Financing Failure or (B) the Company has acted in bad faith or committed a Willful and Material Breach with respect to its obligations pursuant to this Section 5.15.

(e) Without limiting the generality of the foregoing, promptly following Parent’s request, the Company shall deliver a notice (an “Existing Loan Notice”) prepared by Parent, which notice shall be in form and substance reasonably acceptable to the Company, to the lenders under the Company’s and its Subsidiaries’ then existing credit facilities or term loans specified in such Existing Loan Notice (the “Existing Loan Lenders”) notifying each of such Existing Loan Lenders of this Agreement and the contemplated Merger. At Parent’s election, the Existing Loan Notice to certain Existing Loan Lenders may include a request for a consent, which request shall be in form and substance reasonably acceptable to the Company, to (i) the consummation of the Transactions, and (ii) certain modifications of (or waivers under or other changes to) the documentation governing the relevant Indebtedness held by such Existing Loan Lenders; provided, that no such modifications, waivers or changes shall be effective prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Closing is subject to the satisfaction on or prior to the Closing of the following conditions (any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law):

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. The waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated, and the Regulatory Approvals shall have been obtained and shall have become Final Orders.

(c) No Injunctions or Restraints. No Order of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the Transactions.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing are further subject to the satisfaction on or prior to the Closing of the following conditions (any or all of which may be waived exclusively by Parent, in whole or in part):

(a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Section 3.1(b)(i), (ii) and (iii) (Capital Structure), Section 3.1(c)(i) and (iii) (Authority; No Violations), and Section 3.1(h)(ii) (Absence of Certain Changes or Events) and Section 3.1(v) (Anti-Takeover Statutes)) shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Company Material Adverse Effect) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 3.1(c)(i) and (iii) (Authority; No Violations) and Section 3.1(v) (Anti-Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (iii) Section 3.1(b)(i), (ii) and (iii) (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for any de minimis inaccuracies and (iv) Section 3.1(h)(ii) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing.

(c) Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, confirming that the conditions in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) Absence of a Burdensome Condition. No Law or any Regulatory Approval shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any Remedial Actions), that constitute a Burdensome Condition.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction on or prior to the Closing of the following conditions (any or all of which may be waived exclusively by the Company, in whole or in part):

(a) Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, confirming that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or before 5:00 p.m., Washington, D.C. time on January 25, 2018 (such date being the “Outside Date”); provided that if, prior to the Outside Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing and (B) the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.2(e)), either the Company or Parent may, prior to 5:00 p.m. Washington, D.C. time on January 24, 2018, extend the Outside Date to a date that is not later than 180 days after January 24, 2018 (and if so extended, such later date shall then, for all purposes under this Agreement, be the “Outside Date”); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the Outside Date pursuant to this Section 7.1(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Merger to have been consummated prior to the Outside Date; or

(ii) if (A) any Governmental Authority of competent jurisdiction shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order is in full force and effect and has become final and non-appealable; or (B) any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the Merger and such Law is in full force and effect (each event in clause (A) and (B), a “Restraint”); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Company or Parent if the issuance, enactment or adoption, as applicable, of such Restraint was primarily due to a breach by such party of any of its covenants or agreements set forth in this Agreement; or

(iii) if the Company Shareholders Meeting shall have concluded and the Company Shareholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, if it was continuing as of the Closing Date, and (B) cannot be cured by the Company or, if capable of being cured, shall not have been cured by the Company by the earlier of (1) three (3) Business Days prior to the Outside Date and (2) thirty (30) days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if it were continuing on the Closing Date; or

(ii) if the Company Board (or any committee thereof) has made an Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company Shareholder Approval shall have been obtained prior to the time of such termination; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, if it was continuing as of the Closing Date, and (B) cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured by Parent or Merger Sub by the earlier of (1) three (3) Business Days prior to the Outside Date and (2) thirty (30) days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would give rise to the failure of a condition set forth in Section 6.2(a), or Section 6.2(b) if it were continuing on the Closing Date.

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3 and shall have approved, and substantially concurrently with the termination hereunder, the Company shall have entered into a binding definitive agreement with respect to such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective and the Company shall not enter into any such definitive agreement, unless the Company has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); or

(iii) if (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.2 (other than those conditions that by their nature can be satisfied only at the Closing, but subject to such conditions being capable of being satisfied as of the date the Closing should have been consummated pursuant to Section 1.2 and as of the time of such termination), (B) Parent and Merger Sub fail to consummate the Closing on the day that the Closing should have been consummated pursuant to Section 1.2, (C) a Financing Failure has occurred as of the date that the Closing should have been consummated pursuant to Section 1.2, (D) the Company shall have delivered to Parent an irrevocable notice that it stands ready, willing and able to consummate the Closing, and (E) Parent and Merger Sub fail to consummate the Closing within three (3) Business Days following the receipt of the notice set forth in clause (D).

7.2 Notice of Termination; Effect of Termination. In the event of the termination of this Agreement by any party pursuant to Section 7.1, written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made and the circumstances on which such termination is based, and this Agreement shall upon receipt of such notice become null and void and have no further force or effect (other than the last two sentences of Section 5.1, Section 7.2, Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of (x) any Willful and Material Breach that gave rise to the failure of a condition set forth in Article VI (other than a Willful and Material Breach by Parent of Section 5.4) or (y) a Regulatory Failure Willful and Material Breach. The Confidentiality Agreement shall survive in accordance with its terms following termination of this Agreement.

7.3 Expenses, Termination Fees and Other Payments.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid the Company Termination Fee substantially concurrently with the termination of this Agreement to an account as directed by Merger Sub.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid the Company Termination Fee within two (2) Business Days of such termination to an account as directed by Merger Sub.

(c) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(c)(i), (ii) a Competing Proposal shall have been publicly disclosed or otherwise made to the Company after the date hereof and not publicly withdrawn (1) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (2) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Shareholders Meeting, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company or any of its Subsidiaries enters into any binding definitive agreement with respect to, or consummates, a Competing Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15% or more” in the definition of Competing Proposal shall be deemed to be references to “more than 50%”), then the Company shall pay or cause to be paid the Company Termination Fee on the earlier of the date of entry into such definitive agreement or the consummation of a Competing Proposal to an account as directed by Merger Sub.

(d) For purposes of this Agreement, (i) “Company Termination Fee” means an amount equal to $136,000,000 and (ii) “Parent Termination Fee” means an amount equal to $182,000,000.

(e) If (i) either Parent or the Company terminates this Agreement pursuant to (A) Section 7.1(b)(i) and, at the time of such termination, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (in the case of Section 6.1(c), if and only if the applicable event giving rise to the failure of such condition to be satisfied arises in connection with the Regulatory Approvals), shall have not been satisfied or (B) Section 7.1(b)(ii) (if, and only if, the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals), (ii) at the time of such termination, the Company shall have been entitled to terminate this Agreement pursuant to Section 7.1(d)(i) due to a failure by Parent to comply with its obligations under Section 5.4 (if and only if such breach is related to the failure of the Regulatory Approvals to be obtained) and (iii) at the time of such termination, the conditions to Closing set forth in Section 6.1(a), Section 6.2(a), Section 6.2(b) and Section 6.2(c) (other than those conditions that by their nature can be satisfied only at the Closing, but subject to such conditions being capable of being satisfied if the Closing Date were the date of such termination) shall have been satisfied or waived in accordance with this Agreement, Merger Sub shall pay (and Parent shall cause Merger Sub to pay) the Parent Termination Fee (less any Regulatory Termination Fee previously paid) within two (2) Business Days of such termination to an account as directed by the Company.

(f) If (i) either Parent or the Company terminates this Agreement pursuant to (A) Section 7.1(b)(i) and, at the time of such termination, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (in the case of Section 6.1(c), if and only if the applicable event giving rise to the failure of such condition to be satisfied arises in connection with the Regulatory Approvals), shall have not been satisfied or (B) Section 7.1(b)(ii) (if, and only if, the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals), and (ii) at the time of such termination, the conditions to Closing set forth in Section 6.1(a), Section 6.2(a), Section 6.2(b) and Section 6.2(c) (other than those conditions that by their nature can be satisfied only at the Closing, but subject to such conditions being capable of being satisfied if the Closing Date were the date of such termination) shall have been satisfied or waived in accordance with this Agreement, Merger Sub shall pay (and Parent shall cause Merger Sub to pay) the Regulatory Termination Fee within two (2) Business Days of such termination to an account as directed by the Company.

(g) For purposes of this Agreement, “Regulatory Termination Fee” means an amount equal to $68,000,000.

(h) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), Merger Sub shall pay (and Parent shall cause Merger Sub to pay) the Financing Termination Fee within two (2) Business Days of such termination to an account as directed by the Company.

(i) For purposes of this Agreement, “Financing Termination Fee” means an amount equal to $205,000,000.

(j) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under this Section 7.3 and the Company Termination Fee is paid, the payment of the Company Termination Fee and any costs and expenses pursuant to Section 7.3(l) shall be the sole and exclusive remedy available to Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates with respect to this Agreement and the Transactions, except in the case of a Willful and Material Breach, and, upon payment of the Company Termination Fee pursuant to this Section 7.3 and any costs and expenses pursuant to Section 7.3(l), none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability relating to or arising out of this Agreement or the Transactions, except in the case of a Willful and Material Breach. In no event shall Merger Sub or Parent be required to pay (i) the Parent Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee on more than one occasion or (ii) both (A) the Parent Termination Fee and the Financing Termination Fee under any circumstances or (B) the Regulatory Termination Fee and the Financing Termination Fee under any circumstances. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which Merger Sub or Parent is obligated to pay the Regulatory Termination Fee under this Section 7.3 and the Regulatory Termination Fee is paid, the payment of the Regulatory Termination Fee and any costs and expenses pursuant to Section 5.15(c) and Section 7.3(l) shall be the sole and exclusive remedy available to the Company against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates with respect to this Agreement and the Transactions, except in the case of a Regulatory Failure Willful and Material Breach or the right to receive the Parent Termination Fee if required to be paid by Merger Sub or Parent pursuant to Section 7.3(e), and, upon payment of the Regulatory Termination Fee pursuant to this Section 7.3 and any costs and expenses pursuant to Section 5.15(c) and Section 7.3(l), none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability relating to or arising out of this Agreement or the Transactions, except in the case of a Regulatory Failure Willful and Material Breach or the right to receive the Parent Termination Fee if required to be paid by Merger Sub or Parent pursuant to Section 7.3(e). Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which Merger Sub or Parent is obligated to pay the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee and any costs and expenses pursuant to Section 5.15(c) and Section 7.3(l) shall be the sole and exclusive remedy available to the Company against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates with respect to this Agreement and the Transactions, except in the case of a Regulatory Failure Willful and Material Breach, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3 and any costs and expenses pursuant to Section 5.15(c) and Section 7.3(l), none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability relating to or arising out of this Agreement or the Transactions, except in the case of a Regulatory Failure Willful and Material Breach. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which Merger Sub or

Parent is obligated to pay the Financing Termination Fee and the Financing Termination Fee is paid, the payment of the Financing Termination Fee and any costs and expenses pursuant to Section 5.15(c) and Section 7.3(l) shall be the sole and exclusive remedy available to the Company against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates with respect to this Agreement and the Transactions and, upon payment of the Financing Termination Fee pursuant to this Section 7.3 and any costs and expenses pursuant to Section 5.15(c) and Section 7.3(l), none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability relating to or arising out of this Agreement or the Transactions.

(k) Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(l) Each party acknowledges and agrees that the agreements contained in this Section 7.3 are integral parts of the Transactions and that, without these agreements, Parent and Merger Sub, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Each party further acknowledges and agrees that payment of the Company Termination Fee, the Parent Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, if, as and when required pursuant to this Section 7.3, shall not constitute a penalty but rather will constitute liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, (i) if Merger Sub or Parent fails to pay the Parent Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee pursuant to Section 7.3 when due, and, in order to obtain such payment, the Company commences a Proceeding that results in a judgment against Parent for the Parent Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, Merger Sub shall pay (and Parent shall cause Merger Sub to pay) to the Company, together with the Parent Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, and interest on the Parent Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at a rate per annum equal to the rate of the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, or (ii) if the Company fails to pay the Company Termination Fee pursuant to Section 7.3 when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Merger Sub, together with the Company Termination Fee, Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, and interest on the Company Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the rate of the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Authority” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

“Antitrust Law” means any Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraining trade or creating or abusing a dominant position or any Law requiring the making of any filing to an Antitrust Authority relating to any transaction including a merger, acquisition or joint venture, including but not limited to the HSR Act.

“Business Day” means any day which is not a Saturday, Sunday or other day on which the SEC or banks in the City of New York, the City of Toronto or the City of Calgary are authorized or required to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means any of the following: (a) the parties shall have received written notice from CFIUS that review under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565) (“Section 721”) of the Transactions has been concluded and that either the Transactions do not constitute a “covered transaction” under Section 721 or there are no unresolved national security concerns, (b) an investigation shall have been commenced after the initial 30-day review period and CFIUS shall have determined to conclude all action under Section 721 without sending a report to the President of the U.S. (the “President”), and the parties shall have received notice from CFIUS that all action under Section 721 is concluded with respect to the Transactions, and there are no unresolved national security concerns, or (c) CFIUS shall have sent a report to the President requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the Transactions, or the time permitted by applicable Law for such action (15 days from the date the President received such report) shall have elapsed.

“Code” means the Internal Revenue Code of 1986.

“Company Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as in effect as of the date hereof.

“Company Board” means the board of directors of the Company.

“Company ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company or any of its Subsidiaries would be deemed to be a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Company Joint Ventures” means any Person that is not a Subsidiary of the Company, in which the Company owns directly or indirectly an equity interest.

“Company Material Adverse Effect” means any circumstances, developments, changes, events, effects or occurrences that (a) have a material and adverse effect on the financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a “Company Material Adverse Effect” for purposes of this clause (a) (except in the case of the following clauses (i)-(v)), to the extent that such circumstance, development, change, event, effect or occurrence disproportionately affects the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industries in which the Company or its Subsidiaries operate): (i) any circumstance, development, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates, including natural gas distribution or transmission industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in natural gas transmission or distribution systems); (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest rates) in any region in which the Company or any of its Subsidiaries conducts business; (iv) any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its Subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate natural gas transportation services or any change in customer usage patterns or customer selection of third-party suppliers for natural gas; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the announcement or pendency of the Transactions, including by reason of the identity of Parent and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vii) any action taken by the Company or any of its Subsidiaries that is expressly required by the terms of this Agreement or the Subscription Agreement or taken with the consent of Parent; (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(viii) or (a)(x) of this proviso); and (x) any pending, initiated or threatened Transaction Litigation; or (b) have a material and adverse effect on the ability of the Company to consummate or that would prevent or materially impede, interfere with or delay the consummation by the Company or any of its Subsidiaries, of the Transactions prior to the Outside Date.

“Company Stock Plan” means any plans or arrangements of the Company providing for the grant of awards of Company Common Stock or awards valued, in whole or in part, by reference to Company Common Stock, or otherwise relating thereto, including but not limited to, the Company’s Omnibus Incentive Compensation Plan and the Company’s 2016 Omnibus Incentive Compensation Plan.

“Competing Proposal” means, with respect to the Company, any Contract, proposal, offer or indication of interest from any Person or “group” (as defined under Section 13(d) of the Exchange Act) relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries), (a) involving any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company; (b) to purchase or obtain, directly or indirectly (by merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization, liquidation, dissolution or similar transaction) (i) any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 15% or more of the Company’s consolidated assets or that generated 15% or more of the Company’s consolidated net revenue or earnings before interest and taxes for the preceding twelve months; or (ii) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the outstanding voting stock of the Company.

“Confidentiality Agreement” means the mutual confidentiality agreement between the Company and Parent dated as of December 21, 2016.

“Consent” means any consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or license or permit from, any Governmental Authority.

“Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Debt Commitment Letter” means the Debt Commitment Letter, dated as of January 25, 2017, by and among Parent, JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Royal Bank of Canada, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, deferred compensation, supplemental retirement, benefit restoration, incentive compensation, equity ownership, equity purchase, equity option, restricted equity, phantom equity, vacation, fringe benefit, severance, termination, disability, death benefit, hospitalization, insurance plan, employment agreement (excluding any agreement terminable upon sixty (60) days’ notice or less and without liability to the Company or any Subsidiary), retention agreement, change of control agreement, consulting agreement, collective bargaining or other employee benefit plan, program or Contract providing benefits to any present or former employee, director or individual contractor of the Company or its Subsidiaries maintained or contributed to by the Company or such entity, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability, including on account of any Company ERISA Affiliate.

“Encumbrances” means liens (statutory or otherwise), pledges, charges, hypothecations, claims, mortgages, deeds of trust, security interests, leases, licenses, easements, covenants, restrictions of any nature (including any restrictions on transfer or the profession, exercise or transfer of any other attribute or ownership of any asset), preferential or preemptive rights, community property interests, defects and other imperfections in title, burdens, options or other encumbrances of any kind.

“Environmental Law” means any and all applicable Law pertaining to prevention of pollution, remediation of contamination or restoration of environmental quality, or protection of the environment (including natural resources).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Final Order” means a judgment, order, decree, ruling, writ, assessment or arbitration award by the relevant Governmental Authority (a) that is not then stayed, enjoined, set aside, annulled or suspended and is in full force and effect, and (b) as to which all conditions to the consummation of the Merger expressly set forth in such judgment, order, decree, ruling, writ, assessment or arbitration award have been satisfied.

“Financing” means any debt, equity or hybrid financing under which Parent (either directly or through any of its Subsidiaries) receives proceeds to enable Parent to consummate the Transactions in accordance with the terms of this Agreement and any debt, equity or hybrid financing undertaken by Parent between the date of this Agreement and the Closing Date.

“Financing Failure” means any failure, for any reason, of the Debt Financing to be available to Parent or its Subsidiaries pursuant to, and in accordance with the terms and conditions of, the Debt Commitment Letter (or if definitive agreements relating to the Debt Financing have been entered into, pursuant to such agreements), unless

Parent or its Subsidiaries have received proceeds of any Financings and asset sales or dispositions (including as a result of casualty or condemnation) that are required by the Debt Commitment Letter to reduce the Debt Financing in accordance therewith in an amount sufficient to consummate the Transactions in accordance with the terms of this Agreement.

“Financing Person” means the Financing Sources and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.

“Financing Sources” means JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank, Royal Bank of Canada, and any other arranger or lender that is or may become party to the Debt Commitment Letter and any joinder agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto and their respective successors and assigns.

“Governmental Authority” means any court, governmental bodies (including, but not limited to, federal, state, local, tribal or foreign governmental bodies), regulatory or administrative agency or commission or other governmental authority body, entity or instrumentality, domestic or foreign.

“Hazardous Materials” means any chemical, product, substance, waste, pollutant, contaminant or material regulated, defined, designated, classified or listed as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance or that is otherwise regulated under any Environmental Law, including asbestos or asbestos-containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon, urea formaldehyde insulation, hydrogen sulfide and any petroleum, petroleum by-products, petroleum substances, crude oil, natural gas, natural gas liquids and any components, fractions or derivatives thereof.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means a material event, development, circumstance, change, effect or occurrence that positively affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable) to the Company Board prior to the date of this Agreement, and which event, development, circumstance, change, effect or occurrence (including any change in magnitude or consequences thereof) becomes known to the Company Board before the Company Shareholder Approval is obtained; provided, however, in no event shall the receipt, existence of or terms of a Competing Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

“knowledge” or “known” means, (a) with respect to the Company, the actual knowledge of the individuals listed in Section 8.1 of the Company Disclosure Schedule after making due and appropriate inquiry of their direct reports with respect to the matter in question, and (b) with respect to Parent and Merger Sub, the actual knowledge of the individuals listed in Section 8.1 of the Parent Disclosure Schedule, after making due and appropriate inquiry of their direct reports with respect to the matter in question.

“Law” means any law, rule, regulation, directive, ordinance, code, statute, governmental determination, Order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law.

“Merger Sub Board” means the board of directors of Merger Sub.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority or arbitrator.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Board” means the board of directors of Parent.

“Parent Material Adverse Effect” means any circumstances, developments, changes, events, effects or occurrences that have a material and adverse effect on the ability of Parent or Merger Sub to consummate or that would prevent or materially impede, interfere with or delay the consummation by Parent or Merger Sub, of the Transactions prior to the Outside Date.

“party” or “parties” means a party or the parties to this Agreement.

“Permitted Encumbrances” means any (a) Encumbrances for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (b) minor Encumbrances (for other than borrowed money) that do not materially detract from the value of the specific asset affected or materially impair the present or future use or ownership of such asset, (c) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (d) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) set forth in any title policy, title report or survey with respect to the applicable real property that is made available to Parent or (iii) individually or in the aggregate, do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlord’s and similar Encumbrances granted or which arise in the ordinary course of business consistent with past practice, so long as the payment of or the performance of such obligation is not delinquent or is being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (f) Encumbrances reflected in the Company SEC Documents prior to the date hereof and (g) Encumbrances permitted under or pursuant to any Contracts relating to Indebtedness existing as of the date hereof.

“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, other entity or any group (as defined in the Exchange Act) comprised of two or more of the foregoing.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“PSC of DC” means The Public Service Commission of the District of Columbia.

“PSC of MD” means The Maryland Public Service Commission.

“Regulated Utility Subsidiary” means Washington Gas Light Company, a Virginia and Washington, D.C. corporation.

“Regulatory Approvals” means the State Regulatory Approvals, the CFIUS Approval and the FERC Approval.

“Regulatory Failure Willful and Material Breach” means (a) a Willful and Material Breach by Parent of its obligations under Section 5.4 and (b) Parent acted in bad faith.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” means, in respect of any Person, the officers, directors, employees, consultants, agents, advisors (including legal and financial), controlled Affiliates, financing sources and other representatives of such Person and its Subsidiaries.

“Required Information” means (a) any information necessary for the preparation of the Offering Documents being used for any Financing and (b) unaudited quarterly and audited full year consolidated financial statements prepared in accordance with GAAP (including French translations thereof) and audit reports (including French translations thereof) in the form historically prepared by the Company and its Subsidiaries and other financial and other information of the Company and its Subsidiaries required under applicable securities Laws for the relevant periods, in each case, solely to the extent required or customarily included in Offering Documents being used for any Financing.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Securities Commissions” means the securities commission or similar Governmental Authority in each of the provinces of Canada.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a limited partnership or a limited liability company with one or more managing members, more than 50% of the general partnership interests or the managing member interests) are owned by such party or one or more Subsidiaries of such party. For the avoidance of doubt, the Company Joint Ventures are not Subsidiaries of the Company.

“Superior Proposal” means a bona fide written Competing Proposal (except that any reference in the definition of “Competing Proposal” to “15% or more” shall be deemed to be a reference to “more than 50%” for purposes of this definition of “Superior Proposal”) on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s independent financial advisors, to be more favorable to the holders of Company Common Stock from a financial point of view than the

Transactions (as the same may be proposed to be revised in accordance with Section 5.3), taking into account any relevant financial, legal, regulatory and other aspects of such proposal and this Agreement (as the same may be proposed to be revised in accordance with Section 5.3).

“Takeover Law” means “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, use, excise, duty, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period and (c) any liability of for the payment of any amounts of the type described in clause (b) or (c) or as a result of the operation of law or any contractual obligation to indemnify any other Person.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means regulations promulgated by the U.S. Department of the Treasury under the Code.

“U.S.” means the United States of America.

“Virginia PUR” means the SCC’s Division of Public Utility Regulation.

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders of the Company or any its Subsidiaries may vote.

“Willful and Material Breach” means a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

8.2 Survival. The representations and warranties of the parties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate and be of no further force and effect as of the Effective Time, and all rights, claims and causes of action (whether in contract, tort, or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Effective Time. The covenants and agreements of the parties (including the Surviving Corporation after the Merger) in this Agreement shall survive the Effective Time to the extent such covenant or agreement by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

8.3 Fees and Expenses. Except as otherwise provided in Section 5.6 (Directors’ and Officers’ Insurance), Section 5.15 (Financing Cooperation), Section 7.3 (Expenses, Termination Fees and other Payments) and Section 8.14 (Transfer Taxes), whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

8.4 Notices. Any notice or communication to any party hereunder shall be in writing and shall be deemed to be given and received (a) upon receipt if delivered by hand or nationally recognized overnight courier service, (b) upon receipt of an appropriate electronic answerback or confirmation when delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) upon receipt of electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received) or (d) two (2) Business Days after the date of mailing by registered or certified mail (return receipt requested), postage prepaid, to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)	if to Parent or Merger Sub, to:

AltaGas Ltd.

1700, 355 – 4th Ave. S.W.

Calgary, AB

Canada T2P 0J1

Fax: (403) 691-7508

Attention: Chief Executive Officer; General Counsel

E-mail: CEO@altagas.ca; GC@altagas.ca

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Fax: (713) 615-5956

Attention: Keith R. Fullenweider & Jeffery B. Floyd

E-mail: KFullenweider@velaw.com and

JFloyd@velaw.com

if to the Company, to:

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Fax: (202) 842-2880

Attention: Leslie T. Thornton

Senior Vice President, General Counsel &

Corporate Secretary

E-mail: leslie.thornton@washgas.com

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Fax: (202) 879-5200

Attention: George P. Stamas

Andrew Calder

Alexander D. Fine

Veronica T. Nunn

E-mail: gstamas@kirkland.com

andrew.calder@kirkland.com

alexander.fine@kirkland.com

veronica.nunn@kirkland.com

8.5 Rules of Construction.

(a) Construction. Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) Interpretation. All references in this Agreement to Schedules, Articles, Sections and clauses refer to the corresponding Schedules, Articles, Sections and clauses of this Agreement unless expressly provided otherwise. The table of contents and headings appearing at the beginning of any Articles, Sections or clauses of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, or clauses and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this clause” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to any Person include the successors and permitted assigns of that Person. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Unless the context otherwise requires, all references to a specific time shall refer to Washington, D.C. time. References to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under such statute) and references to any section of any Law include any successor to such section, unless otherwise specifically indicated. The phrases “provided,” “delivered” or “made available,” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties or documents or other information available in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC) in each case, on or prior to the date that is one (1) Business Day prior to the date hereof. Unless the context otherwise requires, all references to days means calendar days. Unless otherwise specifically indicated, any reference herein to “dollar(s)” or “$” means U.S. dollars.

(c) Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise.

8.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile, e-mail or other customary means of electronic transmission (e.g., “pdf”) shall be deemed effective as the delivery of a manually executed counterpart hereof.

8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, and together with the Subscription Agreement, the Confidentiality Agreement and any other documents and instruments entered into pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Article II (including for the avoidance of doubt the rights of the holders of Company Common Stock and Company Equity Awards to receive the Merger Consideration and payments pursuant to Article II, respectively) and Section 5.6 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Financing Sources (and solely in the case of Section 8.8 and Section 8.15, the Financing Persons) shall be express third party beneficiaries of Section 7.3(j), Section 8.8, Section 8.11, Section 8.12, Section 8.13, Section 8.15 and this Section 8.7, and each Financing Source (and solely in the case of Section 8.8 and Section 8.15, the Financing Persons) may enforce such provisions.

8.8 Governing Law; Venue; Waiver of Jury Trial; Service of Process.

(a) This Agreement and all actions, proceedings, or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and the Transactions or the actions of the parties in the negotiation, administration, performance and enforcement hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that (i) matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the Commonwealth of Virginia and (ii) with respect to any action including any Financing Persons, this Agreement and all actions, proceedings, or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and the Transactions or the actions of the parties in the negotiation, administration, performance and enforcement hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. Notwithstanding the foregoing, each of the parties agrees that it will not, and will not permit its Affiliates to, bring or support any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions against the Financing Persons, including with respect to any dispute arising out of or relating in any way to any of the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York and agrees that the waiver of jury trial set forth in this Section 8.8 hereof shall be applicable to any such proceeding.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Article

VIII. However, the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.8(d).

8.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision in invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be null and void.

8.11 Specific Performance. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each party agrees that, if for any reason any party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled in addition to, and not in limitation of, any other remedy that may be available to it whether in law or equity including monetary damages (but only to the extent expressly permitted by Section 7.2 or Section 7.3), to seek and obtain in the courts contemplated by Section 8.8 (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each party further agrees not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Notwithstanding anything to the contrary in this Agreement, it is agreed that the Company shall be entitled to specific performance of Parent’s obligation to consummate the Merger and the other Transactions if and only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their nature can be satisfied only at the Closing, but subject to such conditions being capable of being satisfied at such time), (ii) no Financing Failure has occurred or is occurring and (iii) the Company has irrevocably confirmed in writing that if the Debt Financing is funded, then the Closing pursuant to Article I will occur. Each party further acknowledges and agrees that the agreements contained in this

Section 8.11 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement.

8.12 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties; provided, however, that (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval, (b) Section 7.3(j), Section 8.7, Section 8.8, Section 8.11, Section 8.15 and this Section 8.12 (and any provision in this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of such Sections) may not be amended or supplemented in a manner that adversely impacts in any respect the Financing Sources (and solely in the case of Section 8.8 and Section 8.15, the Financing Persons) without the prior written consent of the lead arrangers of the Financing Sources and (c) after the Effective Time, this Agreement may not be amended or supplemented in any respect.

8.13 Extension; Waiver. At any time prior to the Effective Time, the Company or Parent, as applicable, by action taken or authorized by its board of directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or covenants contained herein or waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any extension, waiver or any consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such party.

8.14 Transfer Taxes. Subject to the provisions of Section 2.3(d)(ii) and Section 2.3(i), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due and shall not be a liability of holders of Company Common Stock other than such Taxes and fees actually assessed by a Governmental Authority against any holders of Company Common Stock.

8.15 Lenders. Notwithstanding anything to the contrary contained in this Agreement, except for claims by Parent pursuant to the Debt Commitment Letter and any definitive documentation related thereto, no Financing Person shall have any liability (whether in contract, in tort or otherwise) to the Company or any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or Debt Financing, whether at law or equity, in contract, in tort or otherwise.

[Signature Page to Follow]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ALTAGAS LTD.

By:	/s/ David M. Harris
Name:	David M. Harris
Title:	President and Chief Executive Officer

WRANGLER INC.

By:	/s/ David M. Harris
Name:	David M. Harris
Title:	Chief Executive Officer

WGL HOLDINGS, INC.

By:	/s/ Terry D. McCallister
Name:	Terry D. McCallister
Title:	Chairman / Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 25, 2017

Board of Directors

WGL Holdings, Inc.

101 Constitution Avenue, NW

Washington, DC 20080

Ladies and Gentlemen:

Attached is our opinion letter, dated January 25, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than AltaGas Ltd (“AltaGas”) and its affiliates) of the outstanding shares of common stock, no par value per share, of WGL Holdings, Inc. (the “Company”) of the $88.25 in cash per share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 25, 2017, among AltaGas, Wrangler Inc., an indirect wholly-owned subsidiary of AltaGas and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

GOLDMAN, SACHS & CO.

Securities and Investment Services Provided by Goldman, Sachs & Co.

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 25, 2017

Board of Directors

WGL Holdings, Inc.

101 Constitution Avenue, NW

Washington, DC 20080

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than AltaGas Ltd. (“AltaGas”) and its affiliates) of the outstanding shares of common stock, no par value per share (the “Shares”), of WGL Holdings, Inc. (the “Company”) of the $88.25 in cash per share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 25, 2017 (the “Agreement”), among AltaGas, Wrangler Inc., an indirect wholly owned subsidiary of AltaGas, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, AltaGas, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, AltaGas and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2016; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”); and certain analyses prepared by the management of the Company related to the expected utilization of certain net operating loss carryforwards and investment tax credit carryforwards, as approved for our use by the Company (the “NOL and ITC Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the utility and power industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

WGL Holdings, Inc.

January 25, 2017

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL and ITC Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than AltaGas and its affiliates) of Shares, as of the date hereof, of the $88.25 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the $88.25 in cash per Share to be paid to the holders (other than AltaGas and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or AltaGas or the ability of the Company or AltaGas to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $88.25 in cash per Share to be paid to the holders (other than AltaGas and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Annex C

January 25, 2017

The Board of Directors

WGL Holdings, Inc.

101 Constitution Ave., NW

Washington, D.C. 20080

Dear Members of the Board:

We understand that WGL Holdings, Inc., a Virginia corporation (“Company”), AltaGas Ltd., a Canadian corporation (“Parent”), and Wrangler Inc., a Virginia corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of January 25, 2017 (the “Agreement”), pursuant to which Merger Sub will merge with and into Company (the “Transaction”). Pursuant to the Agreement, each outstanding share of the common stock, without par value, of Company (“Company Common Stock”), other than shares of Company Common Stock owned by Company (or held in Company’s treasury), Parent or Merger Sub or any of their respective Subsidiaries (as defined in the Agreement) (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $88.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of

Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, NY 10112

Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing, and in the future may provide, certain investment banking services to Company, for which we have received and may receive compensation, including, during the past two years, having been engaged by the Board of Directors of Company to advise on corporate preparedness matters, including the evaluation of strategic alternatives available to Company. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock.

Very truly yours,

LAZARD FRERES & CO. LLC

By
George W. Bilicic
Managing Director

Annex D

Execution Version

SUBSCRIPTION AGREEMENT

FOR

SERIES A NON-VOTING NON-CONVERTIBLE PERPETUAL PREFERRED STOCK

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of January 25, 2017, and is made by and between WGL Holdings, Inc., a Virginia corporation (the “Company”) and AltaGas Ltd., a Canadian corporation (“Parent” and collectively with the Company, the “Parties”).

RECITALS:

WHEREAS, in accordance with the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and Wrangler Inc., a Virginia corporation and indirect wholly owned subsidiary of Parent (the “Merger Agreement”), Parent wishes to subscribe for (or cause one of its direct or indirect wholly-owned Subsidiaries to subscribe for), and the Company wishes to issue to Parent (or such direct or indirect wholly-owned Subsidiary), shares of Series A Non-Voting Non-Convertible Perpetual Preferred Stock, no par value, to be issued by the Company (the “Preferred Shares”), at a price per Preferred Share equal to the Issue Price (as defined below), pursuant to the terms and subject to the conditions set forth below; and

WHEREAS, the Parties agree that the transactions contemplated by this Agreement are being entered into solely as an inducement for the Parties to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Equity Cap” means 15,000 Preferred Shares.

“Agreement” has the meaning given in the Preamble.

“Business Day” means any day which is not a Saturday, Sunday or other day on which the U.S. Securities and Exchange Commission or banks in the City of New York, the City of Toronto or the City of Calgary are authorized or required to be closed.

“Articles of Designation” has the meaning given in Section 4.1(e).

“Closing” has the meaning given in Section 2.2(b).

“Closing Date” has the meaning given in Section 2.1(b).

“Company” has the meaning given in the Preamble.

“Company Material Adverse Effect” has the meaning given in the Merger Agreement.

“Contract” has the meaning given in Section 3.1(c).

“e-mail” has the meaning given in Section 5.1.

“Encumbrances” has the meaning given in the Merger Agreement.

“End Date” has the meaning given in Section 5.13.

“Fiscal Quarter End” means December 31, March 31, June 30 and September 30 of each year.

“Forecast” has the meaning given in Section 2.1(a).

“Governmental Authority” means any court, governmental bodies (including, but not limited to, federal, state, local, tribal or foreign governmental bodies), regulatory or administrative agency or commission or other governmental authority body, entity or instrumentality, domestic or foreign.

“Incremental Equity Cap” means 5,000 Preferred Shares.

“Issue Price” means $10,000.

“knowledge” has the meaning given in the Merger Agreement.

“Law” means any law, rule, regulation, directive, ordinance, code, statute, governmental determination, Order (as such term is defined in the Merger Agreement), treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law.

“Merger Agreement” has the meaning given in the Recitals.

“Organizational Documents” has the meaning given in the Merger Agreement.

“Outside Date” has the meaning given in the Merger Agreement (as such date may be extended in accordance with the Merger Agreement).

“Parent” has the meaning given in the Preamble.

“Parties” has the meaning given in the Preamble.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, other entity or any group (as defined in the Exchange Act) comprised of two or more of the foregoing.

“Preferred Shares” has the meaning given in the Recitals.

“Ratio” means the Company’s consolidated debt to total capitalization ratio (determined in accordance with that certain Credit Agreement, dated as of February 18, 2016 among the Company, as borrower, U.S. Bank

National Association, as administrative agent, TD Bank, N.A., as syndication agent, Branch Banking and Trust Company, as documentation agent, and the lenders party thereto, as such agreement is in effect as of the date hereof), expressed as a percentage.

“Ratio Compliance Amount” has the meaning given in Section 2.1(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a limited partnership or a limited liability company with one or more managing members, more than 50% of the general partnership interests or the managing member interests) are owned by such Party or one or more Subsidiaries of such Party. For the avoidance of doubt, the Company Joint Ventures (as defined in the Merger Agreement) are not Subsidiaries of the Company.

ARTICLE II

SUBSCRIPTION

Section 2.1 Subscription.

(a) Delivery of Quarterly Ratio Forecast. From the date hereof until the End Date, the Company shall deliver to Parent, not more than sixty (60) nor less than forty-five (45) days prior to each Fiscal Quarter End, a forecast of the Ratio (in substantially the form attached hereto as Exhibit A) as of such Fiscal Quarter End (the “Forecast”) prepared by the Company in good faith. For the avoidance of doubt, the Company is only required to deliver to Parent one Forecast per fiscal quarter. Each Forecast shall contain a calculation, in accordance with the methodology set forth on Exhibit A, of the amount of Preferred Shares necessary (rounded up to the nearest $1,000,000), if any, to result in the Ratio indicated in such Forecast to be equal to 62%, calculated on a pro forma basis after giving effect solely to the receipt of proceeds resulting from the issuance of Preferred Shares (such amount, the “Ratio Compliance Amount”). For the avoidance of doubt, the Company shall not be obligated to provide a Forecast for a Fiscal Quarter End after the End Date.

(b) Subscriptions. Subject to Section 2.3, beginning with the Fiscal Quarter End dated December 31, 2017, in the event that a Forecast indicates a Ratio in excess of 62%, the Company agrees to sell and issue a number of Preferred Shares equal to the quotient obtained by dividing (x) the applicable Ratio Compliance Amount by (y) the Issue Price, on the date thirty (30) days prior to the Fiscal Quarter End, unless otherwise mutually agreed by the Parties (each such date, a “Closing Date”). Subject to Section 2.3, Parent agrees to, or to cause one of its direct or indirect wholly-owned Subsidiaries to, purchase and pay for each such Preferred Share at a price per Preferred Share equal to the Issue Price on any such Closing Date. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent and its direct or indirect wholly-owned Subsidiaries collectively be required to subscribe for or purchase more than (i) the Aggregate Equity Cap in total, or (ii) the Incremental Equity Cap on any Closing Date. The Preferred Shares purchased by Parent (or one of its direct or indirect wholly-owned Subsidiaries) on each Closing Date shall be (x) registered in the name of such purchaser on the books of the Company (reflecting that such purchaser is the original subscriber for the Preferred Shares and received the Preferred Shares upon original issuance) and (y) delivered or caused to be delivered to such purchaser in the form of one or more stock certificates representing the Preferred Shares. For the avoidance of doubt, neither Parent nor any of its direct or indirect wholly-owned Subsidiaries shall have any obligation to purchase any Preferred Shares after the End Date.

Section 2.2 Closing Mechanics.

(a) On each Closing Date, against receipt from Parent or one of its direct or indirect wholly-owned Subsidiaries of the full Issue Price in respect of the Preferred Shares to be purchased on such Closing Date pursuant to Section 2.1(b) (which shall be paid to the Company account and in the manner described in Section 5.5), the Company shall issue to Parent (or its applicable direct or indirect wholly-owned Subsidiary) the amount of the Preferred Shares to be purchased on such Closing Date pursuant to Section 2.1(b), registered in the name of Parent (or its applicable direct or indirect wholly-owned Subsidiary), free from all Encumbrances (except for such Encumbrances as may be provided under the Securities Act or any transfer restrictions set forth in the Organizational Documents of the Company).

(b) The closing for each purchase of Preferred Shares pursuant to Section 2.1(b) (each, a “Closing”) shall be held at the offices of Kirkland & Ellis LLP, located at 655 Fifteenth St, N.W., Washington, D.C. 20005 (or at such other place as may be agreed by the Parties), on the applicable Closing Date. If any Closing would otherwise occur pursuant to Section 2.1(b) on a day that is not a Business Day, such Closing, and the related Closing Date, shall be postponed until the first Business Day following such non-Business Day.

(c) All proceedings to be taken and all documents to be executed and delivered by any Party at a Closing shall be deemed to have been taken and executed and delivered simultaneously at such Closing, and no proceedings shall be deemed taken nor any documents executed or delivered at such Closing until all have been taken, executed and delivered.

Section 2.3 Conditions Precedent.

(a) The obligation of the Company to consummate each Closing shall be subject to the following conditions:

(i) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on the applicable Closing Date.

(ii) Compliance with Law. No applicable Law or requirement of any Governmental Authority of competent jurisdiction shall be in effect on the applicable Closing Date which prohibits, restrains or invalidates the consummation of any of the transactions contemplated by this Agreement.

(iii) Merger Agreement. The Merger Agreement shall be in full force and effect, and shall not have been terminated in accordance with its terms.

(iv) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the applicable Closing Date, confirming that the condition set forth in Section 2.3(a)(i) have been satisfied.

(b) The obligation of Parent to consummate each Closing shall be subject to the following conditions:

(i) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the applicable Closing Date.

(ii) Compliance with Law. No applicable Law or requirement of any Governmental Authority of competent jurisdiction shall be in effect on the applicable Closing Date which prohibits, restrains or invalidates the consummation of any of the transactions contemplated by this Agreement.

(iii) Merger Agreement. (A) The Merger Agreement shall be in full force and effect, and shall not have been terminated in accordance with its terms and (B) the Company shall not be in material breach of Section 4.1(b)(i), (ii), (iv), (v), (vii) or (ix) through (xiv) of the Merger Agreement in such a manner that would reasonably be expected to give rise to a failure of any condition to the obligations of Parent to consummate the Merger (as defined in the Merger Agreement) as set forth in Article VI of the Merger Agreement and Parent has provided written notice of such breach to the Company identifying in reasonable detail the basis for such determination.

(iv) Articles of Designation. The Articles of Designation shall have been filed with the Virginia State Corporation Commission and the Company has provided Parent a copy.

(v) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the applicable Closing Date, confirming that the conditions set forth in Section 2.3(b)(i) and Section 2.3(iii)(B) have been satisfied.

(c) In the event Parent is obligated to purchase (or to cause one of its direct or indirect wholly-owned Subsidiaries to purchase) Preferred Shares in accordance with this Article II, and all conditions set forth in Section 2.3(b) have been satisfied or waived in accordance with this Agreement, and Parent fails to purchase (or cause one of its direct or indirect wholly-owned Subsidiaries to purchase) the Preferred Shares which it (or its direct or indirect wholly-owned Subsidiary) is obligated to purchase on the applicable Closing Date, notwithstanding anything to the contrary herein, in the Articles of Designation or in the Merger Agreement, the Company shall be permitted to (i) issue, sell, deliver or grant shares of its capital stock or other equity interests, or any securities or rights convertible, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests of, the Company to any Person, or (ii) enter into any agreement to do the foregoing, in each case, which shall provide aggregate proceeds to the Company equal to the applicable Ratio Coverage Amount on commercially available market terms (as such terms and their availability are determined by the Board of Directors of the Company in good faith).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. On the date hereof and each Closing Date, the Company represents and warrants to Parent that:

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to Creditor’s Rights (as defined in the Merger Agreement).

(c) The execution, delivery and performance of this Agreement by the Company do not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”), not otherwise terminable by the other party thereto on ninety (90) days’ or less notice without penalty, that is binding upon the Company or (iii) a violation of any Law to which the Company is subject, except, in the case of clause (ii) or (iii) of this Section 3.1(c), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(d) No action or proceeding of or before any court or administrative tribunal has been commenced or (to the Company’s knowledge) is threatened that would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

(e) The Preferred Shares being purchased at such Closing have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights.

Section 3.2 Representations and Warranties of Parent. On the date hereof and each Closing Date, Parent represents and warrants to the Company that:

(a) Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(b) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to Creditor’s Rights.

(c) The execution, delivery and performance of this Agreement by Parent do not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any material Contract binding upon Parent or (iii) a violation of any Law to which Parent is subject, except, in the case of clause (ii) or (iii) of this Section 3.2(c), for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(d) No action or proceeding of or before any court or administrative tribunal has been commenced or (to Parent’s knowledge) is threatened that would reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement.

(e) Parent is an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE IV

ACKNOWLEDGMENTS

Section 4.1 Acknowledgments. Parent understands, agrees and acknowledges the following:

(a) It has sufficient knowledge, skill, experience and professional advice to make its own evaluation of the merits and risks of investment in the Preferred Shares and is not relying on the views, advice or recommendations of the Company or any of its Affiliates in that regard and has been given the opportunity to conduct its own investigation regarding the Company and to ask such questions and receive such information concerning the Company as it has deemed necessary or advisable to make its investment decision. Parent confirms that neither the Company nor its Affiliates has (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Preferred Shares or (ii) other than as set forth in Section 3.1, made any representation to Parent regarding the legality of an investment in the Preferred Shares under applicable legal investment or similar laws or regulations, and Parent, together with its professional advisers, has considered the suitability of the Preferred Shares as an investment in light of its own circumstances and financial condition and Parent is able to bear the risks associated with an investment in the Preferred Shares. THE PURCHASE OF THE PREFERRED SHARES INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.

(b) The subscription of the Preferred Shares by Parent will be for its and its Affiliates own account.

(c) It is not acquiring the Preferred Shares with a view to distribution thereof or with any present intention of offering or selling the Preferred Shares or any interest therein except as otherwise provided or permitted by this Agreement.

(d) The Preferred Shares have not been and will not be registered under the Securities Act, and, the Preferred Shares may not be offered, reoffered, sold, assigned, transferred, pledged, encumbered, hypothecated, granted or otherwise disposed of other than as set forth in the following sentence. The Preferred Shares are non-transferrable, except as expressly permitted pursuant to Section 19 of the Articles of Designation, as the same may be amended from time to time. Any transfer or purported transfer of Preferred Shares in violation of this Section 4.1(d) shall be null, void and of no effect.

(e) It has received, reviewed and had the opportunity to comment on the articles of serial designation for the Preferred Shares (in the form attached hereto as Exhibit B, the “Articles of Designation”), and is aware of (i) the limited nature of the Preferred Share privileges and rights set forth therein (including that holders of Preferred Shares only vote, and that the Preferred Shares may only be redeemed, as set forth in the Articles of Designation) and (ii) the qualifications, limitations or restrictions on the Preferred Shares set forth therein;

(f) Each of the share certificates representing the Preferred Shares shall bear, and shall be subject to the restrictions indicated in, the following legend:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER, THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SERIES A PREFERRED STOCK IS NON-TRANSFERRABLE, EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO SECTION 19 OF THE ARTICLES OF DESIGNATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. EXCEPT AS SET FORTH ABOVE, NO HOLDER MAY OFFER, REOFFER, SELL, ASSIGN TRANSFER, PLEDGE, ENCUMBER, HYPOTHECATE, GRANT OR OTHERWISE DISPOSE OF ANY OF THE SHARES OF SERIES A PREFERRED STOCK, AND NO HOLDER SHALL ENTER INTO ANY AGREEMENT TO DO ANY OF THE FOREGOING. ANY TRANSFER OR PURPORTED TRANSFER OF SERIES A PREFERRED STOCK IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL, VOID AND OF NO EFFECT.”

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. Any notice or communication to any Party hereunder shall be in writing and shall be deemed to be given and received (a) upon receipt if delivered by hand or nationally recognized overnight courier service, (b) upon receipt of an appropriate electronic answerback or confirmation when delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) upon receipt of electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received) or (d) two (2) Business Days after the date of mailing by registered or certified mail

(return receipt requested), postage prepaid, to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

If to Parent:

AltaGas Ltd.

1700, 355 – 4th Ave. S.W.

Calgary, AB

Canada T2P 0J1

Attention: Treasurer; General Counsel

Email: GC@altagas.ca

Fax: (403) 691-7508

With a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Keith R. Fullenweider & Jeffery B. Floyd

E-mail: KFullenweider@velaw.com and JFloyd@velaw.com

Fax: (713) 615-5956

If to the Company:

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Attention: Leslie T. Thornton, Senior Vice President, General Counsel & Corporate Secretary

Email: leslie.thornton@washgas.com

Fax: (202) 842-2880

with a copy to:

Kirkland & Ellis LLP,
655 Fifteenth St, N.W.
Washington, D.C. 20005

Attention:	George P. Stamas
Andrew Calder
Alexander D. Fine

Email:	gstamas@kirkland.com
andrew.calder@kirkland.com
alexander.fine@kirkland.com

Fax: (202) 879-5200

Section 5.2 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, except that Parent shall be permitted to assign its obligation to purchase Preferred Shares to any of its direct or indirect wholly-owned Subsidiaries provided that Parent shall take all action necessary to cause such Subsidiary to perform promptly its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 5.2 shall be null and void.

Section 5.3 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

(a) This Agreement and all actions, proceedings, or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708.

(b) Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5.3 in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.1. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.3(d).

Section 5.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision in invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.5 Payment Methods. All payments to be made to the Company pursuant to this Agreement shall be made in U.S. dollars in immediately available funds to the account specified by the Company.

Section 5.6 Entire Agreement. This Agreement, together with the Merger Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule (as such terms are defined in the Merger

Agreement)), the Confidentiality Agreement (as such term is defined in the Merger Agreement, and any other documents and instruments entered into pursuant thereto), and the Articles of Designation and any other documents and instruments entered into pursuant hereto, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE MERGER AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 5.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile, e-mail or other customary means of electronic transmission (e.g., “pdf”) shall be deemed effective as the delivery of a manually executed counterpart hereof.

Section 5.8 Further Assurances. From time to time after the date hereof, each Party hereto shall execute and deliver, or cause to be executed and delivered, such documents to any other Party hereto as such other Party shall reasonably request in order to give full effect to the transactions contemplated by this Agreement.

Section 5.9 Modification or Amendment. Subject to the provisions of the applicable Laws, the Parties may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective Parties.

Section 5.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.11 Specific Performance. The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled in addition to, and not in limitation of, any other remedy that may be available to it whether in law or equity including monetary damages, to seek and obtain in the courts contemplated by Section 5.3 (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each Party further agrees not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 5.11 are an integral part of the transactions contemplated hereby and that, without these agreements, the other Party would not enter into this Agreement.

Section 5.12. Extension; Waiver. Any Party may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or covenants contained herein or waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any extension, waiver or any consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

Section 5.13. Termination. This Agreement shall terminate and be of no further force and effect on the earliest to occur of (a) the issuance of the Aggregate Equity Cap, (b) the Effective Time (as defined in the Merger Agreement), (c) a termination of the Merger Agreement pursuant to Article VII thereof and (d) the Outside Date (such date, the “End Date”); provided that such termination shall not relieve a Party from such Party’s responsibilities in respect of any breach of this Agreement prior to such termination.

Section 5.14 Interpretation; Construction.

(a) Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Articles, Sections and clauses refer to the corresponding Articles, Sections and clauses of this Agreement unless expressly provided otherwise. The headings appearing at the beginning of any Articles, Sections or clauses of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, or clauses and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this clause” and words of similar importance, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to any Person include the successors and permitted assigns of that Person. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Unless the context otherwise requires, all references to a specific time shall refer to Washington, D.C. time. References to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under such statute) and references to any section of any Law include any successor to such section, unless otherwise specifically indicated. Unless the context otherwise requires, all references to days means calendar days. Unless otherwise specifically indicated, any reference herein to “dollar(s)” or “$” means U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WGL HOLDINGS, INC.

By:	/s/ Terry D. McCallister
Name:	Terry D. McCallister
Title:	Chairman / Chief Executive Officer

ALTAGAS LTD.

By:	/s/ David M. Harris
Name:	David M. Harris
Title:	President and Chief Executive Officer

[Signature Page to the Series A Non-Voting Non-Convertible Perpetual Preferred Shares Subscription Agreement]

EXHIBIT A

FORM OF RATIO FORECAST AND RATIO COMPLIANCE CALCULATION

[See Attached.]

WGL Holdings, Inc. and Subsidiaries

Forecast Ratio of Consolidated Financial

Indebtedness to Consolidated Total Capitalization

Period As of

($000, Except Ratios)

Short Term Debt
Current Maturities of Long Term Debt
Long Term Debt

Total Consolidated Debt	$—

Common Shareholders’ Equity
Non-Controlling Interest
Preferred Stock

Total Capitalization	$—

Ratio of Consolidated Debt to Total Capitalization

Ratio for Compliance Minimum	62.0%

Excess (Shortage)

Compliance Amount Required	$—

Ratio after Compliance Amount Added:

EXHIBIT B

ARTICLES OF DESIGNATION

[See Attached.]

Form

ARTICLES OF DESIGNATION

OF

SERIES A NON-VOTING NON-CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

WGL HOLDINGS, INC.

Pursuant to Section 13.1-639 of the

Virginia Stock Corporation Act

WGL Holdings, Inc., a Virginia corporation (the “Company”), hereby certifies that:

1. The Articles of Incorporation of the Company (the “Articles of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at one hundred and twenty million (120,000,000) shares of common stock, no par value, and three million (3,000,000) shares of preferred stock, no par value.

2. The Articles of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) the authority to fix, in whole or in part, the preferences, limitations and relative rights, within the limits set by law, of a series of shares within a class before the issuance of any shares of that series.

3. The following resolution was adopted by action duly taken by the Board of Directors on [●][●], 201[●]:

RESOLVED, that, pursuant to Article Third, Section C, of the Articles of Incorporation, the Board of Directors hereby authorizes the issuance of the Preferred Stock and the designation, preferences, rights and limitations of the shares of such Preferred Stock as set forth in the articles of designation establishing the Preferred Stock (the “Articles of Designations”):

Section 1. Designation.

The designation of the series of preferred stock shall be “Series A Non-Voting Non-Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2. Number of Shares.

The number of authorized shares of Series A Preferred Stock shall be [●].1 Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. That number from time to time may

[1]	Note: Not to exceed 15,000.

be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof and by the filing of articles of designation pursuant to the provisions of the Virginia Stock Corporation Act stating that such reduction has been so authorized. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any day which is not a Saturday, Sunday or other day on which the U.S. Securities and Exchange Commission or the banks in the City of New York are authorized or required to be closed.

“Common Stock” means the common stock of the Company, no par value, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” has the meaning set forth in Section 4(a).

“Dividend Record Date” has the meaning set forth in Section 4(a).

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and, if applicable, any transfer agent, registrar and paying agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Liquidation Preference Amount” means $10,000.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 25, 2017, by and among the Company, AltaGas Ltd., a Canadian corporation (“Parent”), and Wrangler Inc., a Virginia corporation and indirect wholly-owned subsidiary of Parent.

“Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, other entity or any group (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) comprised of two or more of the foregoing.

“Redemption Amount” has the meaning set forth in Section 6(b).

“Redemption Date” has the meaning set forth in Section 6(b).

“Redemption Deadline” means the date six months after the Redemption Date.

“Redemption Event” has the meaning set forth in Section 4(a).

“Redemption Price” has the meaning set forth in Section 6(b).

“Senior Stock” means any class or series of stock of the Company hereafter authorized which has preference or priority over the Series A Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Series A Preferred Stock” has the meaning set forth in Section 1.

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, cumulative, non-participating cash dividends on the Liquidation Preference Amount per share of Series A Preferred Stock at the rate per annum specified below, and no more, payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year for the applicable Dividend Period; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the immediately preceding Dividend Payment Date (or if there has been no prior full fiscal quarter, the applicable date of issuance of such Series A Preferred Stock) to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue daily on the Liquidation Preference Amount per share (as from the date on which a Holder acquires such share of Series A Preferred Stock until any redemption pursuant to Section 6 (each, a “Redemption Event”) at a rate per annum equal to 3.0% (three percent). If, on any Dividend Payment Date, the Company fails to pay dividends in respect of the Series A Preferred Stock equal to all dividends on the Series A Preferred Stock accrued but unpaid as of such date, the accrued but unpaid dividends on the Series A Preferred Stock shall nonetheless accumulate and compound (at a rate per annum equal to 3.0% (three percent)) on such Dividend Payment Date and shall remain accumulated, compounding dividends at such 3.0% rate, until paid pursuant hereto. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, or any duly authorized committee thereof, that is not more than thirty (30) nor less than ten (10) calendar days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30 day months.

(b) Priority of Dividends. Except as otherwise set forth in Section 6.3(d), neither the declaration nor the paying by the Company of, nor the failure by the Company to declare or pay, dividends to the Holders of the Series A Preferred Stock shall be a pre-condition to, prohibit or otherwise have any effect on, the declaration or payment of any dividend in respect of any Senior Stock, Junior Stock or Parity Stock or any other class or series of authorized stock of the Company.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up, if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets. For purposes of this Section 5, unless waived by Holders of a majority of the shares of Series A Preferred Stock and other than the Merger contemplated by the Merger Agreement, (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, and (ii) the merger, consolidation or any other business combination transaction of the Company into or with any other Person or the merger, consolidation or any other business combination transaction of any other Person into or with the Company shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors, or any duly authorized committee thereof, may, at any time, redeem out of funds legally available therefor, in whole or in part, the shares of Series A Preferred Stock at such time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon.

(b) Mandatory Redemption. Upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to Article VII thereof and (ii) July 23, 2018 (such earlier date, the “Redemption Date”), the Company shall redeem out of funds legally available therefor, at any time on or prior to the Redemption Deadline, all of the shares of Series A Preferred Stock at such time outstanding, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon (the “Redemption Price” and the aggregate Redemption Price for all outstanding shares of Series A Preferred Stock on the Redemption Date, the “Redemption Amount”). On the date of such redemption, the Company shall pay to each Holder of Series A Preferred Stock the Redemption Price with respect to each share of Series A Preferred Stock held by such Holder in cash to an account designated by such Holder.

(c) Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 6(a) shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least five (5) Business Days and not more than thirty (30) calendar days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state:

(i)	the redemption date;

(ii)	the number of shares of Series A Preferred Stock to be redeemed;

(iii)	the redemption price;

(iv)	the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v)	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(d) Failure to Redeem. In the event that the Company is required to redeem all of the outstanding shares of Series A Preferred Stock pursuant to Section 6(b) and the Company fails to redeem such shares or pay the Redemption Amount on or prior to the Redemption Deadline, the Company may not declare or pay any dividend in respect of any Senior Stock, Junior Stock or Parity Stock or any other class or series of authorized stock of the Company until such failure to redeem or pay the Redemption Amount has been remedied in full, together with any interest and expenses payable with respect thereto.

Section 7. Conversion Rights.

Series A Preferred Stock shall not be convertible into Senior Stock, Junior Stock or any other security, and does not have any conversion rights.

Section 8. Voting Rights.

(a) Except as otherwise provided in Section 8(b) hereof or as otherwise required by law, the holders of Series A Preferred Stock shall have no right or power to vote on any matter submitted to a vote of stockholders.

(b) The Company shall not (by amendment, merger, consolidation or otherwise), without the prior approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, (i) increase the authorized number of shares of Series A Preferred Stock, (ii) amend or repeal the Articles of Incorporation (including this Articles of Designation) in any manner which adversely affects the rights, preferences or voting powers of the Series A Preferred Stock or (iii) issue, authorize or create, or increase the issued or authorized amount of, any specific class or series of Senior Stock or Parity Stock, other than the issuance of Senior Stock or Parity Stock if the proceeds received therefrom are contemporaneously used by the Company to redeem all of the outstanding shares of Series A Preferred Stock pursuant to Section 6, except, in each case, the issuance of any capital stock of the Company as expressly permitted by Section 2.3(c) of the Subscription Agreement, dated as of January 25, 2017, by and between the Company and Parent, and the filing of any Articles of Designation with respect thereto, if applicable.

Section 9. Preemption.

The Holders shall not have any rights of preemption.

Section 10. Rank.

Notwithstanding anything set forth in the Articles of Incorporation or this Articles of Designation to the contrary (other than as set forth in Section 8 hereof), the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue shares of Junior Stock, Parity Stock or Senior Stock.

Section 11. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, or any other duly authorized committee thereof, may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent.

Section 12. Unissued or Reacquired Shares.

Shares of Series A Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 13. No Sinking Fund.

Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

Section 14. Transfer Agent, Registrar and Paying Agent.

The Company shall be the initial transfer agent, registrar and paying agent for the Series A Preferred Stock and may, at its discretion, appoint a substitute, transfer agent, registrar or paying agent, provided that the Company provides notice of such substitution by first-class mail, postage prepaid, to the Holders.

Section 15. Replacement Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 16. Transfer Taxes.

The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or certificates representing such shares. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Section 17. Notices.

Any notice or communication to any Party hereunder shall be in writing and shall be deemed to be given and received (a) upon receipt if delivered by hand or nationally recognized overnight courier service, or (b) two (2) Business Days after the date of mailing by registered or certified mail (return receipt requested), postage prepaid, to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder: (i) if to the Company, to its office at 101 Constitution Avenue, N.W., Washington, D.C. 20080 (Attention: Corporate Secretary) or other agent of the Company designated as permitted by these Articles of Designation or (ii) if to any Holder, to the address for such Holder on the Company’s records.

Section 18. Derivative Actions.

The shares of Series A Preferred Stock shall not confer upon its Holders any right to bring derivative actions against or on behalf of the Company.

Section 19. Restrictions On Transfer.

The Series A Preferred Stock is non-transferrable, except (a) the Holder may transfer any shares of Series A Preferred Stock to any of its direct or indirect wholly-owned Subsidiaries, provided it has provided notice to the Company of such transfer and the transferee in accordance with Section 17 hereof, or (b) as expressly permitted pursuant to the redemption provisions of Section 6. Except as set forth above, no Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

Section 20. Other Rights.

The shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than as specifically set forth herein or in the Articles of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Articles of Designation has been executed on behalf of the Company by its [●] this [●] day of [●], 201[●].

WGL HOLDINGS, INC.

By:
Name:
Title:

Exhibit A

FORM OF

SERIES A NON-VOTING NON-CONVERTIBLE PERPETUAL PREFERRED STOCK

FACE OF SECURITY

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER, THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.

THE SERIES A PREFERRED STOCK IS NON-TRANSFERRABLE, EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO SECTION 19 OF THE ARTICLES OF DESIGNATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. EXCEPT AS SET FORTH ABOVE, NO HOLDER MAY OFFER, REOFFER, SELL, ASSIGN TRANSFER, PLEDGE, ENCUMBER, HYPOTHECATE, GRANT OR OTHERWISE DISPOSE OF ANY OF THE SHARES OF SERIES A PREFERRED STOCK, AND NO HOLDER SHALL ENTER INTO ANY AGREEMENT TO DO ANY OF THE FOREGOING. ANY TRANSFER OR PURPORTED TRANSFER OF SERIES A PREFERRED STOCK IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL, VOID AND OF NO EFFECT.

Certificate Number	Number of Shares of Series A Preferred Stock

Series A Non-Voting Non-Convertible Perpetual Preferred Stock

(no par value)

(liquidation preference U.S. $10,000 per share)

of

WGL HOLDINGS, INC.

WGL Holdings, Inc., a Virginia corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable preferred shares of the Company designated the Series A Non-Voting Non-Convertible Perpetual Preferred Stock, no par value and a liquidation preference of U.S. $10,000 per share (the “Series A Preferred Stock”). The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to Section 19 of the Articles of Designation (as defined below). Except as set forth above, no Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Articles of Designation dated [●][●], 201[●] as the same may be amended from time to time (the “Articles of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Articles of Designation. The Company will provide a copy of the Articles of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Articles of Designation, which select provisions and the Articles of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Articles of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, this certificated has been executed on behalf of the Company by its [Title] this [    ] day of [            ], 201[    ].

WGL HOLDINGS, INC.

By:
Name:
Title:

REVERSE OF SECURITY

Dividends on each share of Series A Preferred Stock shall be payable at the rate provided in the Articles of Designation.

The shares of Series A Preferred Stock are not convertible into any other securities and bear no other conversion rights.

The shares of Series A Preferred Stock shall be redeemable at option of the Company in the manner and accordance with the terms set forth in the Articles of Designation.

The shares of Series A Preferred Stock are subject to mandatory redemption by the Company in the manner and accordance with the terms set forth in the Articles of Designation.

The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to Section 19 of the Articles of Designation. Except as set forth above, no Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

The shares of Series A Preferred Stock shall not have voting rights or consent rights on any matter except in each case as required by the laws of the Commonwealth of Virginia and as set forth in the Articles of Designation.

The shares of Series A Preferred Stock shall not confer upon its Holders any right to bring derivative actions against or on behalf of the Company.

The Company shall furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

WGL Holdings, Inc. 101 Constitution Avenue NW 3rd Floor Washington, DC 20080

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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WGL HOLDINGS, INC.

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.
					For	Against	Abstain
1. Proposal to approve the Agreement and Plan of Merger, dated January 25, 2017, by and among AltaGas Ltd., Wrangler Inc. and WGL Holdings, Inc., and the plan of merger set forth therein.					☐	☐	☐

2.     Proposal to approve a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

					☐	☐	☐

3.     Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and the plan of merger set forth therein.

					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign name(s) exactly as shown below. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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Please detach here

WGL HOLDINGS, INC. SPECIAL MEETING OF SHAREHOLDERS MAY 10, 2017 AT 10:00 AM, EASTERN TIME 101 CONSTITUTION AVENUE NW, 3RD FLOOR WASHINGTON, DC 20080
Revocable Proxy - Company Common Stock
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS

The shareholder(s) hereby appoint(s) Terry D. McCallister, Adrian P. Chapman and Vincent L. Ammann, Jr., or any of them as proxies, each with the power to appoint his substitute and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy and at their discretion on any matter that may properly come before the Special Meeting of Shareholders held on May 10, 2017 at 10:00 am, Eastern Time (the “Special Meeting”), all of the shares of common stock of WGL Holdings, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting and any adjournment(s) or postponement(s) thereof. This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:
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See reverse for voting instructions.